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SCHEDULE 14A
(RULE 14a-101)
 INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
SCHERER HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share (the "Common Stock").
(2)	Aggregate number of securities to which transaction applies: (a) 4,750,264 shares of Common Stock, which includes 360,000 shares underlying the outstanding "in-the-money" stock options of the Registrant, and (b) 17,666 shares of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee is determined based upon the sum of: (a) the product of 4,390,264 shares of Common Stock and the merger consideration of $8.57 per share; (b) the product of (i) 360,000 shares of Common Stock underlying the outstanding "in-the-money" stock options of the Registrant and (ii) $8.57 less the aggregate exercise price payable for all such options; and (c) the product of 17,666 shares of Preferred Stock and the merger consideration of $100.00 per share. In accordance with 14(g) of the 34 Act, the filing fee was determined by calculating a fee of $92 per $1,000,000 of the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $41,496,123
	(5)	Total fee paid: $3,818
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

SCHERER HEALTHCARE, INC.

120 Interstate North Parkway, S.E.
Suite 305
Atlanta, Georgia 30339

            , 2002

Dear Stockholder:

        You are cordially invited to attend a Special Meeting of Stockholders of Scherer Healthcare, Inc. to be held in the Princeton Hall Room at 4403 Northside Parkway, Atlanta, Georgia 30327, on                        ,            , 2003, at 10:00 a.m., local time.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of October 19, 2002, by and among Scherer Healthcare, Inc., Stericycle, Inc. and Stericycle's wholly-owned subsidiary, Sharps Acquisition Corporation. If the merger contemplated by the agreement and plan of merger is completed, we will become a wholly-owned subsidiary of Stericycle. At the effective time of the merger, the following will take place:

  (1)
  each outstanding share of our common stock will be converted into the right to receive $8.57 in cash; and

  (2)
  each outstanding share of our series A cumulative convertible preferred stock will be converted into the right to receive $100.00 in cash.

        In connection with the merger, our outstanding common stock options will be canceled, and each canceled option thereafter will represent the right to receive, at the effective time of the merger, cash equal to the product of (a) the number of shares of stock issuable upon exercise of the option multiplied by (b) the amount by which $8.57 exceeds the exercise price per share payable under the option.

        After careful consideration and based on the recommendation of a special committee comprised of independent and disinterested members of our board of directors, our board of directors has approved the agreement and plan of merger and has determined that the agreement and plan of merger and the transactions contemplated thereby are fair to, and in the best interests of, our stockholders. Our board of directors recommends that you vote "FOR" the proposal to approve the agreement and plan of merger and the transactions contemplated thereby.

        This proxy statement gives you detailed information about the special meeting, the agreement and plan of merger and the merger, and it includes the agreement and plan of merger as Annex A. We encourage you to read the proxy statement and the agreement and plan of merger carefully. In particular, please note that if the agreement and plan of merger is terminated under specified circumstances, we will be required to pay Stericycle a termination fee of $1.5 million.

        We cannot complete the merger unless holders of a majority of all of the outstanding shares of our common stock vote to adopt the agreement and plan of merger and the transactions contemplated thereby. Robert P. Scherer, Jr., our Chairman, President and Chief Executive Officer, individually holds or shares voting power over approximately 60.2% of the total number of outstanding shares of our common stock entitled to vote at the special meeting. As a condition to the signing of the agreement and plan of merger, Stericycle required Mr. Scherer to enter into a voting agreement with regard to the common stock over which he has voting power to vote such shares in favor of the agreement and plan of merger and the transactions contemplated thereby. As a result, stockholder approval of the agreement and plan of merger and the transactions contemplated thereby is assured. The voting agreement between Stericycle and Mr. Scherer automatically terminates upon the occurrence of certain events, including if we terminate the merger agreement or enter into a definitive agreement for a transaction financially superior to our stockholders than the merger with Stericycle. Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting. Please date, sign, and return your proxy card promptly in the enclosed envelope to assure that your shares will be represented and voted at the meeting, even if you cannot attend. If you attend the special meeting, you may vote your shares in person even though you have previously signed and returned your proxy card.

Sincerely,
/s/ Donald P. Zima Donald P. Zima Vice President and Chief Financial Officer

SCHERER HEALTHCARE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held                        , 2003

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Scherer Healthcare, Inc. will be held in the Princeton Hall Room at 4403 Northside Parkway, Atlanta, Georgia 30327, on            ,            , 2003, at 10:00 a.m., local time, for the purpose of considering and voting upon a proposal recommended by our board of directors to approve the agreement and plan of merger, dated October 19, 2002, by and among Scherer Healthcare, Inc., Stericycle, Inc. and Sharps Acquisition Corporation, a wholly-owned subsidiary of Stericycle, and the transactions contemplated thereby. Under the agreement and plan of merger, Sharps Acquisition will be merged with and into Scherer, and Scherer will become a wholly-owned subsidiary of Stericycle. At the effective time of the merger each share of our common stock outstanding immediately prior to the merger (other than shares held by stockholders who properly dissent from the merger) will be converted into the right to receive $8.57 in cash and each share of our series A cumulative convertible preferred stock (other than shares held by stockholders who properly dissent from the merger) will be converted into the right to receive $100.00 in cash. In connection with the merger, our outstanding common stock options will be canceled, and each canceled option thereafter will represent the right to receive, at the effective time of the merger, cash equal to the product of (a) the number of shares of stock issuable upon exercise of the option multiplied by (b) the amount by which $8.57 exceeds the exercise price per share payable under the option.

        Only the holders of record of our common stock at the close of business on November 29, 2002, are entitled to notice of and to vote at the special meeting and any adjournment thereof. The holders of record of our series A cumulative convertible preferred stock at the close of business on November 29, 2002, are entitled to notice of the special meeting; however, such holders are not entitled to vote at such meeting. A list of stockholders as of the close of business on November 29, 2002, will be available at the special meeting for examination by any stockholder.

        Under Delaware law, stockholders who do not vote in favor of the agreement and plan of merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the agreement and plan of merger and they comply with the other Delaware law procedures explained in the accompanying proxy statement. A copy of Section 262 of the Delaware General Corporation Law is attached as Annex D to the proxy statement.

        We urge you to read the accompanying proxy statement carefully as it contains details of the proposed merger and other important information related to the merger.

By Order of the Board of Directors,
/s/ DONALD P. ZIMA Donald P. Zima Vice President and Chief Financial Officer

Atlanta, Georgia
                        , 2002

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

SUMMARY TERM SHEET	1
QUESTIONS ABOUT THE MERGER	6
THE SPECIAL MEETING	10
General	10
Date, Time and Place	10
Matters to be Considered at the Special Meeting	10
Record Date	10
Quorum, Abstentions and Broker Non-Votes	10
Voting Rights; Votes Required for Approval	10
Proxies	11
How to Vote	11
Dissenters' Rights	12
THE COMPANIES	16
Scherer Healthcare, Inc.	16
Stericycle, Inc.	16
Merger Subsidiary	16
THE MERGER	17
Background of the Merger	17
Recommendations of the Special Committee and Our Board of Directors; Our Purpose and Reasons for the Merger	27
Opinion of Our Financial Advisor	29
Interests of Certain Persons in the Merger that Differ From Your Interests	34
Material Federal Income Tax Consequences	35
Anticipated Accounting Treatment of the Merger	36
Regulatory Approvals Relating to the Merger	36
Completion and Effectiveness of the Merger	36
Payment of Cash for Our Securities	37
Payment of Cash for Our Stock Options	37
Delisting of Our Common Stock After the Merger	38
Financing for the Merger	38
Past Contacts, Transactions or Negotiations	38
THE MERGER AGREEMENT	39
Structure	39
Effective Time of the Merger	39
Surrender and Exchange of Share Certificates	40
Treatment of Stock Options	40
Representations and Warranties	40
Conduct of Business Prior to the Merger	42
Access to Information	42
Notification of Developments	43
Agreement Not to Solicit Other Offers	43
Reasonable Efforts	43
Public Announcements	44
Employee Benefits	44

i

Conditions Precedent	44
Termination	45
Amendments	46
Extension and Waiver	46
Fees and Expenses	47
Voting Agreement	47
Noncompetition and Consulting Agreements	47
STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS	49
FORWARD-LOOKING STATEMENTS	51
FUTURE STOCKHOLDER PROPOSALS	52
WHERE YOU CAN FIND MORE INFORMATION	52
LIST OF ANNEXES
Annex A	Agreement and Plan of Merger, dated October 19, 2002, by and among Stericycle, Inc., Sharps Acquisition Corporation and Scherer Healthcare, Inc.
Annex B	Voting Agreement, dated October 19, 2002, by and among Stericycle, Inc., Sharps Acquisition Corporation and Robert P. Scherer, Jr.
Annex C	Fairness Opinion, dated October 19, 2002, issued by Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
Annex D	Section 262 of the Delaware General Corporation Law
Annex E	Noncompetition Agreement, dated October 19, 2002, by and between Stericycle, Inc. and Robert P. Scherer, Jr.
Annex F	Consulting Agreement, dated October 19, 2002, by and between Stericycle, Inc. and Robert P. Scherer, Jr.

ii

SCHERER HEALTHCARE, INC.
120 Interstate North Parkway, S.E.
Suite 305
Atlanta, Georgia 30339

 PROXY STATEMENT
FOR A SPECIAL MEETING OF STOCKHOLDERS
To Be Held                    , 2003

        A Special Meeting of Stockholders of Scherer Healthcare, Inc. will be held in the Princeton Hall Room at 4403 Northside Parkway, Atlanta, Georgia 30327, on                    , 2003, at 10:00 a.m., local time. Our board of directors is soliciting the enclosed proxy. It is anticipated that this proxy statement and the accompanying proxy card will first be mailed to holders of our common stock and series A cumulative convertible preferred stock (the "series A preferred stock") on or about                        .

        Except as otherwise specifically noted, "Scherer," "we," "our," "us" and similar words in this proxy statement refer to Scherer Healthcare, Inc. and its subsidiaries including, in some cases, after giving effect to the proposed merger.

SUMMARY TERM SHEET

        The following summary, together with the question and answer section that follows, provides an overview of the transaction discussed in this proxy statement and presented in the attached annexes. The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement. You should carefully read this entire proxy statement and the attached annexes in their entirety.

The Companies (page 16)

  Scherer Healthcare, Inc.

        We operate in two business segments through our subsidiaries. Our waste management services segment, which is operated by our BioWaste Systems, Inc. and Medical Waste Systems, Inc. subsidiaries, assists hospitals, clinics, doctors, and other healthcare facilities with the containment, control, collection and processing of sharp-edged medical waste such as needles, syringes, razors, scissors and scalpels. The consumer healthcare products segment, which is operated by our Scherer Laboratories, Inc. subsidiary, distributes brand name and generic over-the-counter healthcare products.

  Stericycle, Inc.

        Stericycle is the largest regulated medical waste management company in North America. It provides a broad range of medical waste services, including medical waste collection, transportation and treatment and related consulting, training and education services and products. Stericycle's treatment technologies include its proprietary electro-thermal-deactivation system as well as traditional methods such as autoclaving and incineration.

  Merger Subsidiary

        Sharps Acquisition Corporation is a Delaware corporation and wholly-owned subsidiary of Stericycle, incorporated by Stericycle in October 2002 solely for the purpose of merging into Scherer.

Overview of the Transaction (page 39)

        We have entered into a definitive agreement and plan of merger, dated October 19, 2002 (the "merger agreement"), by and among Stericycle, Inc., Sharps Acquisition Corporation, a wholly-owned subsidiary of Stericycle, and Scherer Healthcare, Inc. Under the agreement, Sharps Acquisition will be merged with and into Scherer and Stericycle will own all of our capital stock. We will be the surviving legal entity in the merger with Sharps Acquisition.

Recommendation of the Board of Directors (pages 27 through 29)

        Our board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger and the merger consideration, are fair to, and in the best interests of, us and our stockholders, and recommends that our stockholders vote FOR the merger agreement and the transactions contemplated thereby. To review the background and reasons for the transactions in detail, see "The Merger—Recommendations of the Special Committee and Our Board of Directors; Our Purpose and Reasons for the Merger" beginning on page 27.

Opinion of Our Financial Advisor (pages 29 through 34)

        When it approved the merger agreement and the transactions contemplated thereby, our special committee and board of directors received the oral opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), our financial advisor, which was later confirmed in writing that, as of the date of that opinion, and based upon and subject to the matters and various assumptions stated in that opinion, the $8.57 per share in cash to be received by our common stockholders pursuant to the merger agreement was fair to our common stockholders from a financial point of view.

        Houlihan Lokey provided its advisory services and its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Houlihan Lokey's opinion is not a recommendation as to how any stockholder should vote at the special meeting. The full text of Houlihan Lokey's written opinion is attached to this proxy statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Terms of the Merger Agreement (pages 39 through 47)

        The merger agreement is attached to this proxy statement as Annex A. You should read the merger agreement carefully. Our board of directors has approved the merger agreement, and it is the binding legal agreement that governs the terms of the merger.

  Structure

        Pursuant to the terms of the merger agreement, Sharps Acquisition will be merged with and into Scherer. Following the merger, the separate existence of Sharps Acquisition will cease and we will continue as the surviving corporation and will be a wholly-owned subsidiary of Stericycle.

        At the effective time of the merger, each issued and outstanding share of our common stock (other than shares held by stockholders who properly dissent from the merger) will be converted automatically into the right to receive in cash $8.57, and each issued and outstanding share of our series A preferred stock (other than shares held by stockholders who properly dissent from the merger) will be converted automatically into the right to receive in cash $100.00, plus an amount equal to the cumulative dividends accrued and unpaid on the share to the effective date of the merger. We have not accrued any dividends on the shares of our series A preferred stock. As a result, the holders of series A preferred stock will receive $100.00 per share in the merger.

        In connection with the merger, our outstanding options to purchase common stock will be canceled, and each canceled option thereafter will represent the right to receive, at the effective time of the merger, cash equal to the product of (a) the number of shares of stock issuable upon exercise of the option multiplied by (b) the amount by which $8.57 exceeds the exercise price per share payable under the option.

  Conditions Precedent

        The completion of the merger depends on the satisfaction of a number of conditions, including conditions relating to:

  •
  approval by a majority of our common stockholders;

  •
  the number of dissenting stockholders not to exceeding 5% of the outstanding shares of common stock;

  •
  absence of legal prohibitions to the completion of the merger and receipt of required consents;

  •
  accuracy of our and Stericycle's representations and warranties and compliance by both parties with their covenants; and

  •
  receipt of approval of the merger by the New York City Business Integrity Commission.

  Termination

        In addition to terminating upon mutual consent, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

  •
  by us, if (1) we enter into a definitive agreement for a transaction financially superior to our stockholders than the merger or (2) our common stockholders do not approve the merger;

  •
  by Stericycle, if (1) our board of directors or the special committee withdraws or modifies its approval of the merger agreement and the merger or its recommendations to our stockholders (other than as a result of (i) a breach by Stericycle or Sharps Acquisition of a material representation, warranty or obligation under the merger agreement or (ii) the failure of any of our conditions to complete the merger), (2) we enter into a definitive agreement with respect to an alternative business combination proposal, or (3) our common stockholders do not approve the merger;

  •
  by either party if the merger is not completed on or before the outside date of February 28, 2003 (but (i) a party may not terminate the merger agreement if its failure to fulfill any of its obligations under the merger agreement has been the cause of the merger not being completed by the outside date, and (ii) if all of the conditions to completing the merger other than approval of the merger by the New York City Business Integrity Commission have been satisfied or are capable of being satisfied on or before February 28, 2003, we, but not Stericycle, have the right to extend the outside date for completion of the merger one or more times to any date through May 29, 2003); or

  •
  by either party if any governmental authority has taken any action prohibiting the transactions contemplated by the merger agreement (but a party may not terminate the merger agreement unless it has used its best efforts to oppose the action taken by the governmental authority).

        We must pay a termination fee of $1.5 million to Stericycle if:

  •
  Stericycle terminates the merger agreement pursuant to its right to do so if (1) our board of directors or the special committee withdraws or modifies its approval of the merger agreement and the merger or its recommendations to our stockholders (other than as a result of (i) a breach by Stericycle or Sharps Acquisition of a material representation, warranty or obligation under the merger agreement or (ii) the failure of any of our conditions to complete the merger), or (2) we enter into a definitive agreement with respect to an alternative business combination proposal; or

  •
  we terminate the merger agreement pursuant to our right to do so if we enter into a definitive agreement for a transaction financially superior to our stockholders than the merger.

        Stericycle must pay us a termination fee of $1.5 million if we terminate the merger pursuant to our right to do so if the merger has not been completed on or before the outside date of February 28, 2003, as we may extend the outside date, and (i) all of the conditions to Stericycle and Sharps Acquisition completing the merger have been satisfied or are capable of being satisfied on or before the outside date, as it may have been extended, or (ii) the failure to satisfy those conditions was a result of the failure of Stericycle or Sharps Acquisition to fulfill any of its obligations under the merger agreement.

  Survival of Representations and Warranties

        None of our or Stericycle's representations, warranties and indemnities made in the merger agreement will survive the closing of the merger.

  Agreement Not to Solicit Other Offers

        We have agreed not to solicit, initiate, knowingly encourage or facilitate any inquiries or proposals with respect to any recapitalization, merger, consolidation, or other business combination; provided, however, that if we receive a bona fide written proposal or offer that our board of directors and the special committee determine in good faith is or would reasonably be expected to result in a third party making a superior proposal, we may (A) furnish information with respect to our company to the person or entity making the proposal or offer (subject to the execution of a confidentiality agreement), and (B) participate in discussions or negotiations with such person or entity regarding such proposal or offer.

        If we receive a superior transaction proposal, the merger agreement does not prevent our board of directors, the special committee or an authorized officer from executing or entering into an agreement relating to such proposal and recommending it to our stockholders, if our board of directors and the special committee determine in good faith that it is appropriate to do so. In such case, our board of directors may withdraw or modify its recommendation of the merger, and we may refrain from holding the special meeting and may terminate the merger agreement. If we do, however, we must pay Stericycle a termination fee of $1.5 million.

Voting Agreement (page 47)

        Robert P. Scherer, Jr., our Chairman, President and Chief Executive Officer who controls the voting power over a majority of the shares of our common stock, is a party to a voting agreement, dated October 19, 2002, pursuant to which he has agreed, subject to the terms and conditions of the voting agreement, to vote the shares of our common stock over which he has voting power in favor of the merger agreement and the merger. The shares subject to the voting agreement consist of 2,280,958 shares, representing approximately 52.0% of the outstanding voting power of the common stock entitled to vote at the special meeting, over which Mr. Scherer has sole voting power, and 340,212 shares, representing approximately 7.7% of the outstanding voting power of the common stock entitled to vote at the special meeting, over which Mr. Scherer shares voting power with SunTrust Bank, which is not a party to or bound by the voting agreement. The voting agreement between Stericycle and Mr. Scherer automatically terminates upon the occurrence of certain events, including if we terminate the merger agreement or enter into a definitive agreement for a transaction financially superior to our stockholders than the merger with Stericycle. A copy of the voting agreement is included in this proxy statement as Annex B.

Interests of Certain Persons in the Merger (page 34 through 35)

        Some members of our board of directors and certain of our key employees have interests in the merger that may differ from your interests as a holder of our common stock, and that may present, or appear to present, a conflict of interest. For example, certain of our key employees will receive consulting agreements with Stericycle, severance arrangements and "stay bonuses" upon completion of the merger.

Material Federal Income Tax Consequences (page 35)

        The merger will be a taxable transaction to our stockholders. For United States federal income tax purposes, our stockholders will generally recognize gain or loss in the merger in an amount determined by the difference between the cash they receive for their shares of our stock and their tax basis in our stock. Because determining the tax consequences of the merger can be complicated, we advise that our stockholders should consult their own tax advisors in order to understand fully how the merger will affect them.

Anticipated Accounting Treatment (pages 36)

        The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values.

Regulatory Approvals (page 36)

        We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the merger, other than (1) approval of the merger by the New York City Business Integrity Commission, (2) filing of a certificate of merger with the Secretary of State of the State of Delaware, and (3) filing of this proxy statement with the Securities and Exchange Commission (the "SEC"). On November 18, 2002, the New York City Business Integrity Commission granted Stericycle and us permission to proceed with the merger, conditioned upon (a) delivery to the New York City Business Integrity Commission of: (1) certain closing and payment information; (2) affidavits by us and Stericycle that all taxes had been paid by the respective parties at the time of closing; (3) the fees assessed for the review of the merger; and (b) delivery to all of our customers whose contracts are being acquired by Stericycle a notice, in the form presented by the New York City Business Integrity Commission, setting forth their rights under applicable law with regard to the merger.

Dissenters' Rights (pages 12 through 15)

        Our stockholders are legally entitled to have the value of their shares judicially determined in lieu of receipt of the merger consideration. To exercise such appraisal rights, dissenting stockholders must follow certain procedures under Delaware law. If such dissenting stockholders do not follow these procedures exactly, they will lose their dissenters' appraisal rights.

QUESTIONS ABOUT THE MERGER

Why am I receiving this proxy statement and proxy card?

        You are receiving a proxy statement and proxy card because you own shares of common stock of Scherer Healthcare, Inc. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. Although the holders of our series A preferred stock are not entitled to vote on any of the matters to be voted on at the special meeting, and thus are not being mailed a proxy card, we are providing such holders with a copy of this proxy statement in accordance with Section 251(c) of the Delaware General Corporation Law.

What am I voting on?

        You are being asked to consider and vote to approve the merger agreement we entered into with Stericycle and Sharps Acquisition to combine the companies. As a result of the merger, Sharps Acquisition will be merged with and into Scherer, Stericycle will own all of our capital stock and our common stock will no longer be traded on The Nasdaq National Market System or registered under the Securities Exchange Act of 1934, as amended.

What will I received for my shares of Scherer common stock if the merger is completed?

        You will receive $8.57 in cash, without interest, for each share of our common stock that you own immediately before the merger.

What will I receive for my shares of Scherer series A preferred stock if the merger is completed?

        The merger agreement provides that each share of our series A preferred stock issued and outstanding immediately prior to the merger will be converted into the right to receive, in cash, without interest, $100.00 plus an amount equal to the cumulative dividends accrued and unpaid on the share to the effective date of the merger.

        The certificate of designation for the series A preferred stock provides that, after Marquest Medical Products, Inc. (our former majority owned subsidiary) generates an operating income in excess of $750,000 during any six month fiscal period, dividends will accrue and be cumulative on the series A preferred stock in the amount of 5% per year. We sold our interest in Marquest on July 27, 1997. At that time, Marquest had not generated sufficient operating income as to require the accrual of dividends. Therefore, we have not accrued any dividends on the shares of our series A preferred stock and, as a result, the holders of series A preferred stock will receive $100.00 per share in the merger.

        The certificate of designation for the series A preferred stock also provides that if we are consolidated with or merged into or sell all or substantially all of our assets to another corporation, we will ensure that the transaction agreement provides that the holders of the series A preferred stock will receive equivalent preferred stock in the surviving corporation and will be entitled to conversion rights with respect to securities of the surviving corporation substantially equal to the conversion rights contained in our certificate of designation. However, our certificate of designation further provides that, in the event of such an acquisition transaction, if the series A preferred stock is not converted into preferred stock of the surviving corporation, the transaction will be considered a "deemed liquidation" of us entitling the shares of series A preferred to the liquidation value described in the certificate of designation. In the event of a deemed liquidation, each share of series A preferred is entitled to the fixed amount of $100.00, together with an amount equal to the cumulative dividends accrued and unpaid on such share.

What will I receive for my stock options if the merger is completed?

        In connection with the merger, our outstanding common stock options will be canceled, and each canceled option thereafter will represent the right to receive, at the effective time of the merger, cash equal to the product of (a) the number of shares of stock issuable upon exercise of the option multiplied by (b) the amount by which $8.57 exceeds the exercise price per share payable under the option to the effective date of the merger.

What vote is required to approve the merger?

        For the merger to occur the merger agreement must be adopted and the merger approved by the holders of a majority of the outstanding shares of our common stock entitled to vote on the merger. The holders of our series A preferred stock are not entitled to vote on the merger. Robert P. Scherer, Jr., our Chairman, President and Chief Executive Officer, individually holds or shares voting power over approximately 60.2% of our outstanding common stock. As a condition to the signing of the merger agreement, Stericycle required Mr. Scherer to enter into a voting agreement with regard to the common stock over which he has voting power to vote such shares in favor of adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. Therefore, you should expect that the merger will be approved at the special meeting regardless of the votes of any other stockholders. The voting agreement between Stericycle and Mr. Scherer automatically terminates upon the occurrence of certain events, including if we terminate the merger agreement or enter into a definitive agreement for a transaction financially superior to our stockholders than the merger with Stericycle. For additional information regarding the voting agreement, please see page 47.

When do you expect the merger to be completed?

        We plan to complete the merger as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transactions, which are described in this proxy statement. We cannot predict when, or if, these conditions will be satisfied or waived.

What are the U.S. federal income tax consequences of the merger?

        Your receipt of cash in exchange for your shares of our capital stock will be a taxable transaction to you. We urge you to consult your own tax advisors to determine the effect of the merger on you under federal law, and under your own state and local tax laws.

Why is the board of directors recommending approval of the merger?

        A special committee consisting of two independent members of our board of directors considered the merger agreement and the merger. Following its consideration of a number of factors, including the opinion of Houlihan Lokey as to the fairness of the merger, from a financial point of view, to our common stockholders, the special committee unanimously recommended that our board of directors approve the merger agreement and the transactions contemplated thereby. The board of directors also considered the various factors considered by our special committee and determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of our stockholders, and therefore recommends that you vote "FOR" approval and adoption of the merger agreement and the transactions contemplated thereby.

Why was the special committee formed?

        Because Robert P. Scherer, Jr., the Chairman of our board of directors, also is the President and Chief Executive Officer of Scherer and holds or shares voting power over a majority of our common stock, our board of directors formed the special committee of two independent directors to represent the interests of our stockholders in evaluating and negotiating the merger agreement. The members of the special committee are Stephen L. Lukas, Sr. and Joel M. Segal. These directors are neither our employees nor affiliated with Stericycle. The special committee independently selected and retained legal and financial advisors to assist it in its consideration of the proposed merger and the merger agreement.

Does Stericycle have the financial resources to pay for the common stock?

        The aggregate consideration payable to our stockholders in the merger is approximately $41.5 million, (exclusive of $1.2 million to be paid to Mr. Scherer by Stericycle under a noncompetition agreement and consulting agreement with Mr. Scherer that will each become effective upon completion of the merger). Stericycle has advised us that it has the resources to fund the consideration to be paid to the holders of common and preferred stock and holders of stock options in the merger. There is no financing condition to the consummation of the merger.

What can I do if I am not satisfied with the payment I will receive for my shares?

        Under Delaware law, if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares judicially determined. Any consideration that you receive for your shares of capital stock pursuant to such judicial valuation could be more or less than you would have received pursuant to the merger. To exercise your dissenters' appraisal rights, you must follow certain procedures under Delaware law. If you do not follow these procedures exactly, you will lose your dissenters' appraisal rights.

How do I vote?

        You may cast your vote in either of the following ways:

  •
  by completing the accompanying proxy card and returning it in the enclosed envelope; or

  •
  by appearing and voting in person at the special meeting.

        If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

May I change my vote?

        You may change your vote by following any of these procedures. If you are a stockholder "of record," meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must do one of the following before the vote is taken at the special meeting:

  •
  send written notice revoking your proxy to our Corporate Secretary at 120 Interstate North Parkway, S.E., Suite 305, Atlanta, Georgia 30339;

  •
  sign and return another proxy with a later date; or

  •
  vote in person at the special meeting.

        If you are not a holder of record but you are a "beneficial holder," meaning that your shares are registered in another name (for example, in "street name"), you must follow the procedures required by the holder of record, which is usually a brokerage firm, bank or other financial institutions, to revoke a proxy. You should contact the holder of record directly for more information on these procedures. In any event, you may not change your vote or revoke your proxy after the vote is taken at the special meeting.

How do I vote in person?

        If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in "street name," you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on November 29, 2002, the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting, in order to be admitted to the special meeting. In addition, if you want to vote your shares that are held in street name, you must obtain a "legal proxy" from the holder of record and present it at the special meeting.

Should I send in my stock certificates now?

        No, you should not send us your stock certificates prior to the merger. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Who can help answer my questions about the transactions?

        If you have additional questions about these transactions, you should contact Donald P. Zima, our Vice President and Chief Financial Officer, at (770) 933-1800, extension 222.

THE SPECIAL MEETING

General

        This proxy statement is furnished in connection with the solicitation of proxies from the holders of our common stock by our board of directors for use at a special meeting of our stockholders and any adjournment or postponement of that meeting.

        This proxy statement is first being mailed to our stockholders on or about            , 2002.

Date, Time and Place

        Our special meeting will be held in the Princeton Hall Room at 4403 Northside Parkway, Atlanta, Georgia 30327, on                        ,            , 2003, at 10:00 a.m., local time.

Matters to be Considered at the Special Meeting

        At the special meeting, the holders of our common stock will be asked to consider and vote upon a proposal recommended by our board of directors to adopt the agreement and plan of merger, dated October 19, 2002, by and among Scherer, Stericycle, and Sharps Acquisition.

Record Date

        The special committee of our board of directors has fixed the close of business on November 29, 2002, as the record date for the special meeting. Only persons who are stockholders as of the record date are entitled to vote. As of the record date, 4,390,264 shares of common stock were issued, outstanding, and entitled to vote at the special meeting.

Quorum, Abstentions and Broker Non-Votes

        A majority of our outstanding shares of common stock as of the record date, equal to 2,199,523 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are also considered part of the quorum.

Voting Rights; Votes Required for Approval

        Each share of our common stock is entitled to one vote on each matter considered at the meeting. The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As a result, abstentions and broker non-votes will have the same affect as a vote against the merger agreement and the transactions contemplated thereby. The holders of our series A preferred stock are not entitled to vote at the meeting.

        Robert P. Scherer, Jr., who controls the voting power over a majority of the shares of our common stock, is a party to a voting agreement, dated October 19, 2002, pursuant to which he has agreed, subject to the terms and conditions of the voting agreement, to vote all of the shares of common stock over which he has voting power in favor of the merger agreement and the merger. The shares of common stock subject to the voting agreement consist of 2,280,958 shares, representing approximately 52.0% of the outstanding voting power of the common stock entitled to vote at the special meeting, over which Mr. Scherer has sole voting power, and 340,212 shares, representing approximately 7.7% of the outstanding voting power of the common stock entitled to vote at the special meeting, over which Mr. Scherer shares voting power with SunTrust Bank, which is not a party to or bound by the voting agreement. The voting agreement automatically terminates upon the occurrence of certain events, including if we terminate the merger agreement or enter into a definitive agreement for a transaction financially superior to our stockholders than the merger with Stericycle. As a result of the voting agreement, stockholder approval of the agreement and plan of merger and the transactions contemplated thereby is assured. A copy of the voting agreement is included in this proxy statement as Annex B.

Proxies

        We request that our stockholders complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

        If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain "routine" matters, such as the election of directors, but do not include other matters, including approval of the merger agreement and the transactions contemplated thereby. Accordingly, it is important that you provide voting instructions to your broker if your shares are held in street name. Brokers will provide instructions to beneficial owners on how to direct the broker to vote the shares. Broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are counted for purposes of establishing a quorum but will not be deemed to be a vote cast for purposes of determining the number of votes cast for or against the proposal.

        All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated (other than broker non-votes), your proxy will be voted FOR the proposal described in this proxy statement. Our board of directors does not currently intend to bring any other business before the special meeting and our board of directors is not aware of any other matters to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

        You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

  •
  sending written notice revoking your proxy to our Corporate Secretary at 120 Interstate North Parkway, S.E., Suite 305, Atlanta, Georgia 30339;

  •
  signing and returning another proxy with a later date; or

  •
  voting in person at the special meeting.

How to Vote

        You may vote by mail.    You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the merger proposal. A properly executed proxy marked "ABSTAIN" will not be voted, although it will be counted for purposes of determining whether there is a quorum. If you just sign your proxy card with no further instructions, your shares will be counted as a vote "FOR" the merger proposal.

        You may vote in person at the special meeting.    Written ballots will be passed out to stockholders who wish to vote at the meeting. If you hold your shares in "street name" (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

Dissenters' Rights

        Scherer is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") under some circumstances to stockholders of a Delaware corporation that is involved in a merger.

        Record holders of our common stock and/or our series A preferred stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.

        THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS DOCUMENT. ALL REFERENCES IN SECTION 262 AND IN THIS DISCUSSION TO A "STOCKHOLDER" OR "RECORD HOLDER" ARE TO THE HOLDERS OF RECORD OF OUR COMMON STOCK AND SERIES A PREFERRED STOCK IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

        Eligible Stockholders. If the merger proposal is approved by the required vote of our stockholders and the merger agreement is not abandoned or terminated, stockholders who did not vote in favor of the merger agreement may, by complying with Section 262 of the Delaware General Corporation Law, be entitled to appraisal rights as described in Section 262. Failure to vote against the merger will not constitute a waiver of your appraisal rights. If a stockholder has a beneficial interest in shares of common stock or series A preferred stock that are held of record in the name of another person, such as a broker or nominee, and the beneficial stockholder desires to perfect whatever appraisal rights the stockholder may have, the beneficial stockholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below. A VOTE IN FAVOR OF THE MERGER BY A STOCKHOLDER WILL RESULT IN A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS WITH RESPECT TO THE SHARES OF COMMON STOCK AND, IF APPLICABLE, SHARES OF SERIES A PREFERRED STOCK HELD BY SUCH STOCKHOLDER.

        Exercising Procedures. Under the Delaware General Corporation Law, record holders of our common stock and series A preferred stock that follow the procedures set forth in Section 262 and that have neither voted in favor of the approval and adoption of the merger agreement, nor consented to it in writing, will be entitled to have their shares of common stock or series A preferred stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

        Under Section 262, where a merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting of our stockholders, not less than 20 days prior to the meeting, we must notify each of our stockholders as of the record date who are entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. THIS DOCUMENT CONSTITUTES SUCH NOTICE TO OUR STOCKHOLDERS. Any stockholder who wishes to exercise appraisal rights or wishes to preserve the holder's right to do so should review the following discussion and Annex D carefully. Failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the Delaware General Corporation Law.

        A stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the merger agreement at the special meeting, a written demand for appraisal of the stockholder's common stock or series A preferred stock, which must reasonably inform us of the identity of the holder of record, as well as the intention of the holder to demand an appraisal of the fair value of the shares held. In addition, a stockholder wishing to exercise appraisal rights or wishing to preserve the stockholder's right to do so must hold of record the shares on the date the written demand for appraisal is made, must continue to hold the shares through the effective time of the merger, and must either vote against or abstain from voting for the approval and adoption of the merger agreement.

        Only a record holder of our common stock or series A preferred stock is entitled to assert appraisal rights for the common stock or series A preferred stock registered in the holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the holder intends to demand appraisal of the holder's shares of our common stock or series A preferred stock. A PROXY OR VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL.

        If the shares of our common stock or series A preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the shares of common stock or series A preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder, such as a broker who holds our common stock or series A preferred stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock or series A preferred stock held for one or more beneficial owners while not exercising appraisal rights with respect to the shares of common stock or series A preferred stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of common stock or series A preferred stock as to which appraisal is sought. If no number of shares of common stock or series A preferred stock is expressly mentioned, the demand will be presumed to cover all common stock or series A preferred stock held in the name of the record holder. Holders of our common stock or series A preferred stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        All written demands for appraisal of our common stock or series A preferred stock should be mailed or delivered to us at 120 Interstate North Parkway, S.E., Suite 305, Atlanta, Georgia 30339, Attention: Corporate Secretary, so as to be received before the vote on the approval and adoption of the merger agreement at the special meeting. The method of delivery, including any risk of delay or loss of the notice, is borne solely by you.

        Within ten days after the effective time of the merger, we, as the surviving corporation in the merger, must send a notice of the effective date of the merger to each person that satisfied the appropriate provisions of Section 262. Within 120 days after the effective time of the merger, but not after that date, we, or any stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of all such shares. We are not under any obligation, and have no present intention, to file a petition with respect to the appraisal of the fair value of our common stock or series A preferred stock. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect the stockholder's appraisal rights within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any record holder of our common stock or series A preferred stock that has complied with the requirements for exercise of appraisal rights will be entitled to request in writing a statement from us, setting forth the aggregate number of shares of our common stock or series A preferred stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The statement must be mailed within ten days after the written request has been received by us, or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

        If a holder of our common stock or series A preferred stock timely files a petition for appraisal and serves a copy of the petition upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to our stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders that have complied with Section 262 and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares of our common stock or series A preferred stock that demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        Fair Value Determination. After determining the holders of our common stock or series A preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of common stock or series A preferred stock, as the case may be, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Our stockholders considering seeking appraisal should be aware that the fair value of their common stock as determined under Section 262 could be more than, the same as or less than the value of the merger consideration, and that investment banking opinions as to fairness from a financial point of view are not opinions as to fair value under Delaware law.

        The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures "that which has been taken from the stockholder, viz., his proportionate interest in a going concern." In the appraisal process the corporation is valued "as an entity," not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised.

        The certificate of designation of our series A preferred stock establishes the consideration to which the holders of the series A preferred stock are entitled to in the event of a merger. The Delaware Court of Chancery has held that when a certificate of designation does so, the amount so fixed constitutes the fair value of the stock for the purposes of appraisal rights under Section 262. The certificate of designation of the series A preferred stock further provides that if we consolidate with or merge into any other corporation and, as a result of such transaction, the holders of series A preferred stock do not receive equivalent preferred stock in the surviving corporation, the holders of the series A preferred stock will be entitled to receive $100.00 per share of series A preferred stock, together with an amount equal to the cumulative dividends accrued and unpaid thereon to the date of such transaction.

        Costs. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock or series A preferred stock entitled to appraisal.

        Voting Rights; Dividends. Any stockholder that has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote the stockholder's shares of our common stock or series A preferred stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares.

        Withdrawal; Loss of Appraisal Rights. If any stockholder that demands appraisal of shares of our common stock or series A preferred stock under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the Delaware General Corporation Law, the common stock or series A preferred stock of the stockholder will be converted into the merger consideration in accordance with the merger agreement without interest. A stockholder will fail to perfect, or will effectively lose, the right to appraisal, if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the terms of the merger. Any attempt to withdraw made more than 60 days after the effective time of the merger will, however, require our written approval. Further, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT THE HOLDER OF OUR COMMON STOCK OR SERIES A PREFERRED STOCK WILL BE ENTITLED TO RECEIVE ONLY THE CONSIDERATION SET FORTH IN THE MERGER AGREEMENT FOR EACH SHARE OF COMMON STOCK OR SERIES A PREFERRED STOCK ISSUED AND OUTSTANDING IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER OWNED BY THE STOCKHOLDER.

THE COMPANIES

Scherer Healthcare, Inc.

        Scherer Healthcare, Inc., through our subsidiaries, operates in two business segments. Our waste management services segment assists hospitals, clinics, doctors, and other healthcare facilities with the containment, control, collection and processing of sharp-edged medical waste such as needles, syringes, razors, scissors and scalpels. The consumer healthcare products segment distributes brand name and generic over-the-counter healthcare products.

        We operate our waste management services segment through two wholly-owned subsidiaries, Bio Waste Systems, Inc. and Medical Waste Systems, Inc. (collectively, "Bio Systems"). Bio Systems provides special waste handling and logistical services to hospitals, doctors' offices, clinics and other healthcare facilities including the biotechnology industry. These services are principally focused on assisting these facilities with the proper containment, control, collection and processing of sharp-edged medical waste. Bio Systems provides its services in ten Northeastern and Mid-Atlantic states plus the District of Columbia. Bio Systems also provides medical waste management services designed for medical clinics, physicians' offices and other facilities that generate relatively small quantities of regulated medical waste. This service includes pick-up, removal and disposal of the medical waste.

        Our subsidiary, Scherer Laboratories, Inc. ("Scherer Labs"), a Texas corporation incorporated in 1903, distributes its own brand name, over-the-counter, healthcare products. These products are primarily used for treatment of colds and coughs, eye and ear irritations and insect bites. Scherer Labs' products are manufactured by third party contractors using Scherer Labs' formulas.

        Scherer Healthcare, Inc. is a Delaware corporation and was incorporated on December 18, 1981, as the successor to Aloe Creme Laboratories, Inc., incorporated on February 7, 1953. The mailing address of our principal executive offices is 120 Interstate North Parkway, S.E., Suite 305, Atlanta, Georgia 30339; telephone: (770) 933-1800.

Stericycle, Inc.

        Stericycle, Inc. is the largest regulated medical waste management company in North America, serving over 279,000 customers throughout the United States, Canada, Puerto Rico and Mexico. Stericycle has the only fully integrated, national medical waste management network. Its network includes 39 treatment/collection centers and 97 additional transfer and collection sites. Stericycle uses this network to provide a broad range of services, including medical waste collection, transportation and treatment and related consulting, training and education services and products. Stericycle's treatment technologies include its proprietary electro-thermal-deactivation system as well as traditional methods such as autoclaving and incineration.

        Stericycle benefits from significant customer diversification, with no single customer accounting for more than 1% of revenues, and its top ten customers accounting for less than 4% of revenues. Stericycle's two principal groups of customers include over 274,000 small medical waste generators such as outpatient clinics, medical and dental offices and long-term and sub-acute care facilities and over 4,700 large medical waste generators such as hospitals, blood banks and pharmaceutical manufacturers.

        Stericycle, Inc. is a Delaware corporation incorporated in March 1989. The mailing address of Stericycle's principal executive offices is 28161 North Keith Drive, Lake Forest, Illinois 60045; telephone: (847) 367-5910.

Merger Subsidiary

        Sharps Acquisition Corporation is a Delaware corporation and wholly-owned subsidiary of Stericycle, which was incorporated in October 2002 solely for the purpose of merging into Scherer. The mailing address of Sharps Acquisition's principal executive offices is c/o Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045; telephone: (847) 367-5910.

THE MERGER

Background of the Merger

        In the fall and winter of 2000, Stericycle expressed interest in making a proposal to acquire us. In order to facilitate Stericycle's consideration of a proposal and to protect the confidential information to be discussed and reviewed, we entered into a mutual confidentiality agreement with Stericycle on December 14, 2000.

        After performing a limited amount of due diligence during late December 2000, Stericycle proposed to purchase all of our issued and outstanding shares of common stock for a purchase price equal to $6.00 per share. Other than the price per share, no additional terms were proposed by Stericycle at that time and the proposal was subject to a number of conditions. We were not satisfied with their proposal and did not proceed further.

        Following termination of discussions with Stericycle, during 2001, our representatives contacted other parties regarding their interest in acquiring us but none of these contacts resulted in any definitive proposals.

        During January 2002, certain members of our management discussed with Robert P. Scherer, Jr. the possibility of a management led acquisition of us. Mr. Scherer authorized them to engage in discussions with third parties regarding the structure and funding of such a transaction.

        In late January 2002, Stericycle proposed an aggregate equity valuation for us of between $32.0 million and $32.7 million. The acquisition consideration would be comprised of approximately $22.0 million of Stericycle's common stock and $10.0 million in cash. The proposal also provided for Mr. Scherer to enter into a non-compete agreement and a consulting agreement in connection with the proposed acquisition. Following receipt of Stericycle's proposal, we developed a counter proposal for discussion with Stericycle and sought clarification of the impact of the proposed non-compete and consulting arrangements on the consideration to be paid to our stockholders. The material terms we provided in our counter proposal included a tender offer for our common stock at a purchase price of $6.91 per share and a termination fee equal to 2% of the aggregate purchase price payable by us to Stericycle if we were to terminate the definitive acquisition agreement and accept a superior proposal.

        On February 27, 2002, our representatives spoke with Stericycle's legal counsel regarding Stericycle's acquisition proposal and our counter proposal. At that time, Stericycle's legal counsel advised us that the aggregate acquisition consideration offered included the amount to be paid to Mr. Scherer for his non-compete and consulting agreements.

        On March 8, 2002, our representatives met with an executive officer of Stericycle and Stericycle's legal counsel to discuss the terms of a further revised proposal from Stericycle. Stericycle delivered a written term sheet to our legal counsel shortly before the beginning of the meeting. That term sheet provided for Stericycle to acquire all of our issued and outstanding common and series A preferred stock for $6.90 per share in a merger, of which $4.48 would be payable in cash and $2.42 would be payable in shares of Stericycle common stock. The treatment of our series A preferred stock in the merger was "to be determined." The proposal also provided that the stock portion of the consideration would be subject to an unspecified "collar" mechanism to limit the aggregate number of shares issuable by Stericycle in the transaction, the details of which would be determined at a later date. Stericycle later advised us that the "collar" would function such that if the price of its common stock dropped below a certain threshold, Stericycle could elect to terminate the transaction or proceed with the transaction at a specified maximum conversion ratio plus an additional amount of cash sufficient to render the per share consideration received by our stockholders equal to $6.90. This proposal also included a break-up fee equal to 5% of the transaction's aggregate consideration. The proposal further required that Mr. Scherer enter into (1) an irrevocable voting agreement with respect to shares of our common stock over which he exercised voting control (approximately 60% of our outstanding voting shares), (2) an irrevocable option granting Stericycle the right to acquire all of the shares of our common stock owned by Mr. Scherer at a price equal to the merger consideration in the event of a competitive proposal by a third party for us, (3) a non-compete agreement, and (4) a consulting agreement. Stericycle's legal counsel also advised us that Stericycle's proposed $6.90 per share purchase price included between $2.0 million and $3.0 million that might be payable to Mr. Scherer for his non-compete and consulting agreements.

        On March 14, 2002, our board of directors met with attorneys from Latham & Watkins to discuss Stericycle's acquisition proposal. Counsel reviewed for our board of directors the nature and scope of their fiduciary duties in the circumstances. Our board of directors determined that, due to possible conflicts of interest arising out of the proposed non-compete and consulting arrangements and in light of Mr. Scherer's controlling voting interest, it was advisable to form a special committee comprised of two independent and disinterested directors, Stephen L. Lukas, Sr. and Joel M. Segal. The purpose of the special committee was to:

  •
  review and evaluate the terms and conditions of Stericycle's proposal and determine the advisability of any change of control transaction;

  •
  negotiate the terms of any such transaction;

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  determine whether any such transaction was fair to and in the best interests of our stockholders;

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  recommend to the full board of directors what action, if any, should be taken by us with respect to any change of control transaction; and

  •
  take such other action as the special committee deemed necessary, appropriate or advisable with respect to any such transaction, including, without limitation, the solicitation of alternative transactions.

        Following this meeting of our board of directors, Mr. Scherer was again contacted by members of our management with respect to their interest in submitting a separate proposal to acquire us. Mr. Scherer instructed those members of management to submit any proposal promptly to the special committee.

        The special committee held its first meeting on March 21, 2002. Our legal counsel advised the special committee of the nature and scope of its fiduciary duties and other responsibilities under Delaware law in the circumstances, including utilizing independent and experienced outside advisors. The special committee engaged in discussions regarding the retention of an independent financial advisor, and determined, after consideration of other potential advisors, to explore the engagement of Houlihan Lokey as financial advisor to the special committee based upon Houlihan Lokey's familiarity and experience with the healthcare and waste removal industries and its expertise in mergers and acquisitions. The special committee also considered the retention of legal counsel for the committee, and after being advised of our recent engagement of Latham & Watkins to review Stericycle's acquisition proposal and in light of the absence of any prior relationship between Latham & Watkins and us or Mr. Scherer, decided to retain Latham & Watkins as counsel to the special committee. Latham & Watkins' engagement was subsequently changed to reflect this representation of the special committee with regard to the special committee's delegated authority with respect to an acquisition, extraordinary disposition or business combination involving us. The special committee also resolved to retain Richards, Layton & Finger, P.A. as special Delaware counsel. The special committee then discussed the indication of interest to acquire us received from members of management and agreed that such proposal, if any, should be submitted to the special committee. Subsequently, the special committee engaged Houlihan Lokey at its financial advisor.

        On April 2, 2002, the members of the management group met with Donald Zima, our Vice President and Chief Financial Officer, and advised him that they did not intend, at that time, to pursue a proposal to acquire us. However, at that meeting, the management group delivered to us a presentation describing a proposed aquisition of us at an equity valuation of between $32.0 million and $35.0 million. The presentation also described a financing contingency because the management group would require the support of private investors if they elected to pursue an acquisition of us. The presentation further indicated that the management group had not yet identified such private investors or other financing sources.

        On April 8, 2002, the special committee met with its legal counsel and Houlihan Lokey. Houlihan Lokey reported to the special committee that, based on its preliminary analyses, the price per share proposed by Stericycle was at the low end of the range of possible valuations of us. After considering Houlihan Lokey's presentation and the possibility of receiving a future proposal from the management group, the special committee resolved to enter into a short-term exclusive negotiating agreement with Stericycle through April 19, 2002. The special committee then communicated to the members of management who had considered making a proposal to acquire us that, if they had an acquisition proposal, they would need to promptly present it to the special committee for consideration. Subsequently, we entered into the exclusive negotiating agreement with Stericycle.

        On April 16, 2002, the special committee met with its legal counsel and Houlihan Lokey to discuss the terms of management's presentation and its contingencies. During the review of management's presentation, the special committee and Houlihan Lokey noted the differences in the financial projections used in the presentation as compared to the financial projections we had provided to Stericycle. The special committee instructed Houlihan Lokey to work with Mr. Zima to resolve these discrepancies and to provide updated financial information to the respective parties. This process was completed in late July 2002. At this meeting, Houlihan Lokey reconfirmed that, based on its additional analyses, the price per share proposed by Stericycle was at the low end of the ranges of possible valuations of us. Based on this information and management's presentation, the special committee determined that it would make a counter proposal to Stericycle and that the special committee would not accept any arrangement that would preclude the special committee's ability to consider, pursue or accept other indications of interest or offers. Specifically, the special committee determined that it would not negotiate or approve any transaction that included Mr. Scherer entering into an irrevocable voting or similar agreement with respect to shares of our common stock.

        On April 17, 2002, the special committee responded to Stericycle's March 8, 2002 term sheet with a proposal that included the following material terms:

  •
  Stericycle's acquisition of all of the shares of our issued and outstanding common stock for $7.40 per share, of which $4.29 would be payable in cash and $3.11 would be payable in shares of Stericycle common stock;

  •
  the stock portion of the consideration to be expressed as a fixed price exchange ratio based on the recent average trading price of Stericycle's common stock as of the closing date of the transaction;

  •
  Stericycle's acquisition of all of our series A preferred stock on an "as-converted" basis (that is, as if immediately prior to the merger our series A preferred stock were converted into our common stock at the conversion price set forth in our series A preferred stock's certificate of designations);

  •
  a termination fee of $1.0 million payable by Stericycle to us if all of Stericycle's conditions to closing the transaction were satisfied and Stericycle failed to close the transaction;

  •
  a termination fee equal to 2% of the merger consideration, or approximately $700,000, payable by us to Stericycle if we entered into an agreement for an alternative transaction prior to the termination of our agreement with Stericycle and we were to consummate such transaction; and

  •
  a proposal that, if we accepted a higher offer than Stericycle's following execution of a definitive agreement, Mr. Scherer would pay to Stericycle 66 2/3% of the amount by which the consideration received by Mr. Scherer for his common shares exceeded the consideration to be paid for such shares by Stericycle.

        In response to our counter proposal, Stericycle requested an extension of the exclusive negotiation period through April 26, 2002 in which to consider our proposal.

        On April 18, 2002, the special committee met with its legal counsel and Houlihan Lokey. The committee received a report on recent discussions between its legal counsel and Stericycle. Based upon this report, the special committee determined that it would grant Stericycle's request to extend the exclusive negotiation period.

        On April 22, 2002, a private equity sponsor faxed a written indication of interest to us stating that it wished to discuss with us a potential acquisition valued at approximately $7.50 per share for our common stock. Mr. Scherer promptly provided a copy of this indication of interest to the special committee.

        On April 23, 2002, Stericycle's legal counsel advised the special committee that Stericycle desired to confirm that the special committee understood that any increase in the acquisition consideration to be paid to our stockholders would be deducted from the amount that Stericycle would be willing to pay to Mr. Scherer for his consulting and non-compete agreements. Consistent with prior direction from the special committee, legal counsel to the special committee informed Stericycle's legal counsel that Stericycle should focus exclusively on maximizing shareholder value in responding to the special committee's proposal.

        At a meeting on April 25, 2002, the special committee's legal counsel reported to the special committee on the April 23, 2002 telephone call with Stericycle's legal counsel, including a discussion of any consulting or non-compete agreements between Mr. Scherer and Stericycle.

        After conclusion of the meeting, Mr. Segal spoke with Frank ten Brink, Stericycle's Chief Financial Officer, who advised Mr. Segal that Stericycle required until at least May 2, 2002 to respond to the special committee's April 17, 2002 counterproposal. Mr. ten Brink also requested a further extension of the exclusivity period beyond May 2, 2002. Mr. Segal advised Mr. ten Brink that the special committee was not willing to extend the exclusivity period, and, as a result, the exclusivity period with Stericycle lapsed on April 26, 2002.

        On April 26, 2002, Mr. Lukas spoke with the private equity sponsor regarding its acquisition proposal and personal meetings between our executive officers and such party were scheduled for later that week.

        On April 29, 2002, Stericycle submitted a revised acquisition proposal to the special committee with the following material changes:

  •
  Stericycle's acquisition of all of our outstanding common stock for $7.00 per share, of which $4.06 would be payable in cash and $2.94 would be payable in Stericycle common stock;

  •
  Stericycle's requirement that all of our series A preferred stock be retired in the transaction, based upon such shares' liquidation preference;

  •
  a termination fee of $750,000 payable by Stericycle to us if all of Stericycle's conditions to closing the transaction were satisfied and Stericycle failed to close the transaction;

  •
  a termination fee equal to 4% of the merger consideration payable by us to Stericycle under certain circumstances;

  •
  a proposal that, if we accepted a higher offer than Stericycle's following execution of a definitive agreement, Mr. Scherer would pay to Stericycle 100% of the amount by which the consideration received by Mr. Scherer for his common shares exceeded the consideration to be paid for such shares by Stericycle;

  •
  an irrevocable voting agreement by Mr. Scherer with respect to shares of our common stock over which he exercised voting control; and

  •
  a collar mechanism providing that if the price of Stericycle's common stock dropped below a certain threshold, Stericycle could elect to terminate the transaction or proceed with the transaction at a specified maximum conversion ratio plus an additional amount of cash sufficient to render the per share consideration paid to our common stockholders equal to $7.00.

        The certificate of designation for our series A preferred stock does not include provisions permitting us to convert or redeem that stock and, as a result, Stericycle informed us that as a condition to entering into an acquisition agreement with us, it would require that our series A preferred stock be extinguished at or before the closing of any transaction. Because we do not have the ability to force either the conversion or redemption of our series A preferred stock, or otherwise treat it on an "as converted" basis, Stericycle proposed that the holders of our series A preferred stock be paid an amount equal to the stock's liquidation value, as contemplated in the certificate of designation.

        In early May 2002, principals of the private equity sponsor that had previously contacted us met with Messrs. Segal, Scherer and Zima, and, on May 4, 2002, we and such party executed a confidentiality agreement and preliminary discussions and due diligence began.

        In June 2002, we were contacted by a second private equity sponsor, which expressed its interest in a potential acquisition of us. After we executed a reciprocal non-disclosure agreement with this second private equity sponsor on June 23, 2002, preliminary acquisition discussions and due diligence commenced.

        Throughout June, July and August 2002, the special committee, with the assistance of Messrs. Scherer and Zima, negotiated with each of Stericycle and both private equity sponsors to improve the financial and other terms of each of their respective proposals, resulting in improved offers from each party.

        On July 11, 2002, the first private equity sponsor submitted to the special committee its proposed terms for the acquisition of us. The term sheet included the following material terms:

  •
  a purchase price based on an enterprise valuation of $38.0 million, payable in cash at closing;

  •
  the retirement of all of our series A preferred stock on an "as-converted" basis; and

  •
  the requirement that Mr. Scherer enter into a non-compete agreement in consideration for a cash payment to him to be determined after the negotiation of such agreement with Mr. Scherer, and which amount would be payable out of the $38.0 million aggregate valuation.

        The first private equity sponsor also advised the special committee that the execution of a definitive agreement and closing of the transaction was dependent upon execution of definitive agreements for the acquisition of other unrelated companies and the closing of those transactions.

        On July 24, 2002, the first private equity sponsor submitted to the special committee a revised term sheet in which its proposed aggregate enterprise valuation was increased from $38.0 million to $40.0 million.

        On August 8, 2002, Stericycle submitted a further revised acquisition proposal to the special committee with the following material changes:

  •
  Stericycle's acquisition of all of our outstanding common stock based upon an enterprise valuation of between $39.0 million and $40.0 million, payable in cash and subject to a purchase price adjustment;

  •
  our series A preferred stock would be retired at its liquidation preference of $100.00 per share with the "as-converted" portion of such amount to be paid out of the $39.0 million to $40.0 million consideration and the balance of the cost of retiring our series A preferred stock to be borne by Stericycle;

  •
  amounts paid by Stericycle to Mr. Scherer for the non-compete and consulting agreements required by Stericycle would be paid out of the $39.0 million to $40.0 million valuation with such amount to be determined by the special committee after the negotiation of those agreements with Mr. Scherer;

  •
  a termination fee of $2.5 million payable by Stericycle to us if all of Stericycle's conditions to closing the transaction were satisfied and Stericycle failed to close the transaction; and

  •
  a termination fee of $2.5 million payable by us to Stericycle under certain circumstances.

        Also on August 8, 2002, the second private equity sponsor submitted to the special committee its proposal to acquire us upon the following material terms:

  •
  a purchase price based upon an enterprise valuation of between $40.5 million and $42.0 million, payable in cash and subject to a purchase price adjustment and completion of the second private equity sponsor's due diligence;

  •
  a termination fee of $1.5 million payable by us to the second private equity sponsor under certain circumstances; and

  •
  a closing condition requiring the second private equity sponsor's receipt of approval of the transaction from its senior lenders.

        The second private equity sponsor's proposal provided no guidance as to the treatment of our series A preferred stock or whether it would require any ancillary agreements from Mr. Scherer (other than a voting agreement).

        On August 28, 2002, in response to further discussions and requests for clarification, each of Stericycle and the private equity sponsors submitted to the special committee further written proposals to acquire us.

        On August 29, 2002, the special committee and its legal counsel met to discuss the three proposals which contained the following material changes:

  •
  Stericycle:
—	an increased purchase price based upon an enterprise value of $42.0 million, payable in cash and subject to a purchase price adjustment based upon working capital and certain other assets and liabilities at September 30, 2002;
—	a termination fee of $1.5 million payable by Stericycle to us if all of Stericycle's conditions to closing the transaction were satisfied and Stericycle failed to close the transaction;
—	a termination fee of $1.5 million payable by us to Stericycle under certain circumstances;
—	Stericycle's payment of our transaction costs, including legal and financial advisor expenses;
—
a request that Mr. Scherer agree to vote all of the shares of our common stock over which he holds or shares voting power in favor of the transaction, provided that such agreement would terminate if our board of directors or the special committee withdrew or modified its approval of the transaction or its recommendation to our stockholders or recommended any other acquisition transaction; and
—
an exclusive negotiating agreement period to complete documentation, but which would permit our board of directors and the special committee to respond to unsolicited bona fide written acquisition proposals from third parties during such period in order for our board of directors to comply with its fiduciary duties to our stockholders.
  •
  The first private equity sponsor:
—	a purchase price based upon an enterprise value of $42.1 million payable in cash;
—	undetermined termination fees payable by each of us and the first private equity sponsor if the other was unable to close the transaction; and
—
a condition that the execution of a definitive agreement and closing of the transaction was dependent upon execution of definitive agreements for the acquisition of an unspecified number of unrelated other companies and the closing of those transactions.
  •
  The second private equity sponsor:
—	a purchase price based upon an enterprise value of $42.3 million payable in cash.

        The special committee discussed each of the three proposals at length, noting the improvement of the terms of Stericycle's proposal, and the contingencies and uncertainties associated with the proposals from the private equity sponsors.

        After considering the flexibility to entertain other or improved offers provided by the proposed terms of Stericycle's exclusive negotiating agreement, the special committee authorized us to enter into Stericycle's exclusive negotiating agreement, but only after Mr. Zima contacted each of the private equity sponsors to advise them that in order for us to entertain any future higher offers from either of them, each would need to submit its revised offers to the special committee in writing.

        On September 3, 2002, Stericycle's legal counsel provided a draft agreement and plan of merger to the special committee, its legal counsel and us. The special committee instructed its legal counsel and our officers to review and comment on the draft merger agreement and to advise the special committee of their concerns and recommendations on the draft. Over approximately the next three weeks, the special committee, its advisors and our officers discussed the draft merger agreement on numerous occasions.

        On September 23, 2002, the special committee, Messrs. Scherer and Zima and the special committee's legal counsel met telephonically to discuss the status of the negotiations with Stericycle.

After our officers, including Mr. Scherer, ended their participation in the meeting, the special committee and its legal counsel discussed the economic terms of Mr. Scherer's proposed non-compete and consulting agreements. The special committee noted that Stericycle was requiring each of these agreements from Mr. Scherer in connection with its acquisition proposal. After again reviewing their fiduciary duties to our stockholders and concluding it was desirable to maximize the overall value received by our stockholders, the special committee determined that it would require valuation and other information regarding non-compete arrangements and other data in order to negotiate the financial terms of such arrangements with Mr. Scherer. The special committee also instructed its legal counsel to deliver a revised draft of the merger agreement to Stericycle and its legal counsel reflecting the special committee's and its advisors' comments on the draft to date.

        On September 24, 2002, legal counsel for the special committee and Stericycle met to discuss the special committee's comments and proposed revisions to the draft merger agreement.

        On October 1, 2002, Stericycle's legal counsel delivered a revised draft of the merger agreement to the special committee's legal counsel. The special committee instructed its legal counsel and our officers to review and comment on the revised merger agreement and to advise the special committee of their concerns and recommendations on the draft. Over the next eight days, the special committee, its advisors and our officers discussed the draft merger agreement on numerous occasions.

        On October 4, 2002, the special committee met telephonically with its legal counsel and Messrs. Scherer and Zima to discuss the status of the negotiations with Stericycle. After our officers, including Mr. Scherer, ended their participation in the meeting, Houlihan Lokey joined the call. The special committee and its advisors then discussed the economic terms of Mr. Scherer's proposed non-compete and consulting agreements and options for negotiating those agreements with Mr. Scherer. The special committee noted that, based on the valuation information and other data provided to it by its advisors, that the amounts requested by Mr. Scherer were consistent with the value to Stericycle of such arrangements, but that Mr. Lukas should nonetheless seek to reduce those amounts in negotiations with Mr. Scherer.

        On October 9, 2002, legal counsel for the special committee and Stericycle met again to negotiate the terms of the merger agreement. During this meeting, Stericycle's legal counsel confirmed that Stericycle required Mr. Scherer to enter into non-compete and consulting agreements as a condition to Stericycle entering into the merger agreement.

        On October 10, 2002, the special committee agreed to extend the exclusivity agreement with Stericycle until October 18, 2002 and Stericycle's legal counsel delivered a revised draft of the merger agreement to the special committee's legal counsel. Over the next week, the legal counsel for the special committee and Stericycle negotiated the remaining open issues in the merger agreement.

        On October 14, 2002, a third private equity sponsor contacted Mr. Segal. This third private equity sponsor indicated its desire to speak with Mr. Segal or our board of directors regarding its proposed acquisition of us. Mr. Segal advised the third private equity sponsor that we were unable to hold such discussions at that time and that it should submit a written acquisition proposal if it wished to proceed with possible acquisition discussions.

        On October 15, 2002, we and Stericycle concluded our review of the purchase price adjustment calculations, and determined that after such adjustment (based upon working capital and certain assets and liabilities) the aggregate enterprise value which was to be the basis of the transaction was $41.6 million.

        After several discussions with Mr. Lukas regarding the compensation for the non-compete and consulting arrangements, on October 15, 2002, Mr. Scherer advised the special committee that he believed fair compensation for his agreements with Stericycle would be $975,000 for the non-compete covenant and $225,000 for the consulting commitment, and as a consequence he would not otherwise enter into such agreements on lesser terms. The special committee held further discussions regarding Mr. Scherer's position and conducted further negotiations with Mr. Scherer in an effort to modify his proposed terms for the benefit of the stockholders.

        On the evening of October 17, 2002, Mr. Segal received a written acquisition proposal from the third private equity sponsor. The third private equity sponsor offered to acquire all of the shares of our outstanding capital stock based on an enterprise value of between $42 million and $47 million payable in cash. The proposal also contained a number of conditions to closing any transaction, including, but not limited to: (1) completion of the third private equity sponsor's due diligence; (2) the third private equity sponsor's receipt of debt financing of its acquisition of us on terms satisfactory to it; and (3) the third private equity sponsor's receipt of regulatory approvals.

        On October 18, 2002, the special committee met with its legal counsel. The meeting had been previously scheduled to consider approval of the merger agreement with Stericycle and the proposed terms of Mr. Scherer's arrangements. In light of the third private equity sponsor's acquisition proposal, the special committee instead discussed such proposal. After this discussion with its legal counsel, the special committee concluded that, in order to comply with its fiduciary duties to our stockholders and in light of the limited time available before the scheduled meeting of our full board of directors, it should conduct further negotiations with the third private equity sponsor. The special committee then contacted the third private equity sponsor to discuss its acquisition proposal. In response to questions from the special committee and its legal counsel, the third private equity sponsor advised the special committee of the following material information:

  •
  the third private equity sponsor had not had an opportunity to perform due diligence beyond a review of our publicly available documents;

  •
  the third private equity sponsor did not yet have financing commitments for its proposed acquisition nor had it discussed the proposed transaction with any lender, but the third private equity sponsor expressed confidence it would obtain financing for the transaction;

  •
  the third private equity sponsor would expect our series A preferred stock to be retired in the transaction, and deduct the cost of retiring such preferred stock from our enterprise value in determining the consideration payable to our common stockholders;

  •
  the third private equity sponsor would likely require a non-compete agreement from Mr. Scherer;

  •
  the third private equity sponsor could not yet determine whether our transaction expenses and any amount paid to Mr. Scherer for his non-compete agreement would be deducted from the enterprise value in determining the consideration payable to our common stockholders;

  •
  the third private equity sponsor was not yet subject to regulation by and was not registered with the regulatory bodies governing our operations, including the New York City Business Integrity Commission (which the special committee believed could make obtaining approvals from such bodies more difficult and time consuming);

  •
  due to its limited due diligence performed to date, the third private equity sponsor could not yet commit to an enterprise value greater than $42 million; and

  •
  the third private equity sponsor would not be deterred from pursuing an acquisition of us if we were to enter into an acquisition agreement with another party that provided for a termination fee of $1.5 million.

        Immediately following the conclusion of the special committee's meeting with the third private equity sponsor, our full board of directors convened and the special committee and its legal counsel apprised them of the acquisition proposal from the third private equity sponsor. Our board of directors determined, after consultation with legal counsel that, in order to comply with its fiduciary duties to our stockholders, we should conduct further discussions with the third private equity sponsor. The board of directors also ratified the special committee's actions with respect to the proposal from the third private equity sponsor. Based upon the recommendation of the special committee, our board of directors concluded that it would seek to defer adopting any merger agreement with Stericycle in order to allow for time to analyze its negotiating options based on the proposal of an alternative transaction with the third private equity sponsor, but would offer to extend its exclusive negotiating agreement with Stericycle during such period. The special committee and our board of directors also determined to advise Stericycle to reconsider the financial terms of its proposal in light of the value proposed by the third private equity sponsor. After the conclusion of the meeting of our board of directors, as required by the terms of our exclusivity agreement with Stericycle the special committee and its legal counsel informed Stericycle's legal counsel of its receipt and terms of the third private equity sponsor's acquisition proposal and our board of directors' determinations with regard to such proposal, including our request for additional time to consider the third private equity sponsor's acquisition proposal and our desire for Stericycle to reconsider its value of us in light of that proposal.

        Later on the afternoon of October 18, 2002, Stericycle's legal counsel advised the special committee that they had spoken with Stericycle's President and certain members of Stericycle's board of directors, and that Stericycle would discontinue its interest in pursing an acquisition of us and withdraw its merger proposal unless the merger agreement was finalized, approved and executed by the end of that day.

        Upon being advised of Stericycle's response, the special committee determined to reconvene its meeting. Once the special committee reconvened, its legal counsel again reiterated the nature and scope of the fiduciary duties owed by the special committee to our stockholders. The special committee then reviewed the transaction history to date, including the status of the interest of the first and second private equity sponsors, neither of which had been in contact with us since submission of their August 28, 2002 proposals. The special committee then considered Mr. Scherer's non-compete and consulting arrangements, and Mr. Scherer's continued position that he would not enter into such agreements other than on the terms he had previously proposed. The special committee again reviewed the valuation information and other data received and determined that the $975,000 consideration for the non-compete covenant and the $225,000 for the consulting commitment was reasonable compensation under the circumstances. The special committee also noted that such arrangements were an essential element of any transaction for Stericycle and that Mr. Scherer had, after extensive negotiations with the special committee, declined to accept less than such amounts for his non-compete and consulting arrangements. As a consequence, the special committee determined that it was in the best interests of our stockholders to agree to Mr. Scherer's requests rather than jeopardize the overall value to our stockholders of the Stericycle transaction.

        Houlihan Lokey then provided a detailed financial evaluation of us and Stericycle's pending proposal to the special committee and advised the special committee that, in its opinion, the consideration to be received by the holders of our common stock in the merger was fair to such holders from a financial point of view. A discussion with and questions to Houlihan Lokey by the special committee followed Houlihan Lokey's presentation.

        After further discussion and consideration, the special committee concluded that, due to the uncertainties with regard to the third private equity sponsor's proposal as to closing contingencies, certainty of closing, timing and valuation, the special committee's belief that Stericycle likely would withdraw its acquisition proposal if approval was delayed, and, in light of the third private equity sponsor's confirmation that a $1.5 million termination fee would not deter it from pursuing an acquisition of us after announcement of any transaction, it was in the best interests of our stockholders to comply with Stericycle's demands and enter into the merger agreement that afternoon. After further discussion of Stericycle's proposal, the merger agreement and other ancillary agreements, the special committee unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommended to our board of directors that it also approve and adopt the merger agreement and the transactions contemplated thereby and recommend that our stockholders adopt the merger agreement and the transactions contemplated thereby at a special meeting of our stockholders.

        Our board of directors (other than Kenneth H. Robertson) then reconvened to further discuss the negotiations with regard to the acquisition of us. After further presentations by our outside advisors, including Houlihan Lokey's summary of its fairness analysis and opinion, legal counsel to the special committee's review of our board of directors' fiduciary duties, discussions regarding the merger agreement and the transactions contemplated thereby, and the special committee's recommendations, as well as other matters relevant to our board of directors' consideration of Stericycle's proposal, our board of directors reviewed the draft resolutions relating to the proposed transaction with Stericycle.

        Following further discussion, there was a motion to adopt the proposed resolutions approving the merger agreement and the transactions contemplated thereby. The four members of our board of directors participating in the telephonic meeting, which included Mr. Scherer, unanimously adopted those resolutions, subject to the special committee's receipt of Houlihan Lokey's written fairness opinion confirming the opinions expressed to the special committee and our board of directors.

        On October 19, 2002, Houlihan Lokey delivered its written opinion to the special committee that the consideration to be received by our common stockholders was fair to such stockholders from a financial perspective. Later that day, we executed the merger agreement with Stericycle and Mr. Scherer and Stericycle executed Mr. Scherer's noncompetition agreement, consulting agreement and voting agreement.

        On the morning of October 21, 2002, we issued a joint press release with Stericycle announcing the merger.

Recommendations of the Special Committee and Our Board of Directors; Our Purpose and Reasons for the Merger

        In reaching their determination to approve the merger agreement and recommend that our common stockholders vote to adopt the merger agreement and approve the merger, the special committee and our board of directors consulted with financial and legal advisors and with our senior management and considered a number of factors, including without limitation, the following material factors:

1.
the belief by the special committee that $8.57 per common share was the highest price that Stericycle would agree to pay or that could be obtained from any other source reasonably capable of consummating a transaction at the present time, basing its belief on a number of factors, including the fact that (a) intense negotiations had taken place between Stericycle on the one hand, and the special committee, on the other hand, with respect to the merger consideration; (b) the special committee and its representatives had previously negotiated with other potential purchasers and Stericycle equaled or bettered those proposals each time; (c) the only other proposal equaling or exceeding Stericycle's offer, that of the third private equity sponsor, was preliminary and contingent, and that the third private equity sponsor had confirmed that it would not be deterred from pursuing an acquisition of us if we were to enter into an agreement with another person that provided for a termination fee of $1.5 million; and (d) the offer of $8.57 per common share in cash and $100.00 per preferred share in cash, plus accrued and unpaid cumulative dividends, was the best overall offer received;

2.
the merger consideration to be received by our common stockholders in the merger represents a premium of approximately 129% over our $3.74 per share closing price on October 18, 2002, the last full trading day before our public announcement of the signing of the merger agreement; and the merger consideration represents a premium, during the preceding year, ranging from approximately 205% when our common stock traded at $2.81 per share on September 20, 2002, to approximately 70%, when our common stock traded at $5.05 per share on April 17, 2002;

3.
the merger consideration to be received by the holders of our series A preferred stock (which is not redeemable at the option of the holders or mandatorily redeemable by us at any specific date or dates) substantially exceeds the "as converted" value of such shares at the current conversion ratio of our series A preferred stock (based upon the merger consideration to be received by the holders of our common stock) and equals the amount that series A preferred stock holders would receive in a liquidation or dissolution of us; and thus, in negotiating the total merger consideration to be paid to our stockholders, the special committee and the board of directors did not deem the "as converted" value of our series A preferred stock to be relevant to the analysis of the consideration payable to our common stockholders due to the fact that the merger would be a "deemed liquidation" pursuant to the certificate of designation for the series A preferred stock requiring payment to the preferred stockholders of an amount in excess of the "as converted" value;

4.
the volumes at which our common stock has traded in recent periods; in particular, the fact that between October 19, 2001 and October 18, 2002 (the trading day immediately preceding the announcement of the signing of the merger agreement) the trading volume of our common stock exceeded 2,500 shares on only 35 days, and the average trading volume during such period was approximately 2,200 shares per day; due to the small trading volume of our common stock, it is reasonable to assume that any effort by a stockholder to dispose of a significant number of shares would adversely affect the market price of our common stock;

5.
the terms and conditions of the merger agreement, including provisions relating to or resulting in (a) the exclusion from the calculation of the per share price to be received by our common stockholders all of our expenses incurred in connection with a successful transaction, (b) the absorption of the majority of the cost of retirement of our series A preferred stock by Stericycle and (c) our ability, under certain circumstances, to provide information to, and enter into negotiations with, third parties with respect to certain unsolicited offers to acquire us, and to terminate the merger agreement in order to enter into an agreement with a person making an unsolicited offer which is more favorable to our stockholders from a financial point of view than the merger after paying the termination fee to Stericycle;

6.
the ability of Stericycle to pay the merger consideration pursuant to the merger agreement, without any outside financing requirements;

7.
expressions of interest from each of the three private equity sponsors that were subject to greater levels of uncertainty and required one or more of: (a) consummation of other transactions contemporaneous with the closing of an acquisition of us; (b) approval of financing to fund the transaction; and (c) approvals by regulatory bodies which are not currently regulating any of the private equity sponsors, and the uncertainty as to such matters during the pendency of an announced transaction that might materially and adversely affect our employee and customer relationships, particularly if the transaction were not consummated;

8.
the written opinion of Houlihan Lokey to the special committee, dated October 19, 2002, to the effect that, subject to the assumptions, matters considered and limitations contained in the opinion, as of that date, the consideration to be received by the holders our common stock in the merger is fair to such holders from a financial point of view, and the financial presentation made to the special committee by Houlihan Lokey in connection with the delivery of the opinion. The full text of the opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey in connection with the opinion, is attached as Annex C and our stockholders are encouraged to read the opinion in its entirety; and

9.
the availability of appraisal rights under Section 262 of the General Corporation Law of the State of Delaware to holders of our common and preferred stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

        The special committee and our board of directors also considered the following potentially negative factors in their deliberations concerning the merger agreement and the transactions contemplated thereby, which factors are not listed in any relative order of importance:

1.
following the merger, our stockholders will cease to participate in any future earnings growth or increase in our value;

2.
the actual or potential conflicts of interest that certain of our officers and directors have in connection with the merger, including the consideration to be received by Mr. Scherer under his non-compete and consulting arrangements. See "The Merger—Interests of Certain Persons in the Merger that Differ From Your Interests"; and

3.
the possibility that the merger will not be consummated and the resulting effects to us and to our stockholders.

        The foregoing discussion of the factors considered by the special committee and our board of directors in making the decision to approve the merger agreement and the transactions contemplated thereby and to recommend that our stockholders vote to adopt the merger agreement and the transactions contemplated thereby is not meant to be exhaustive, but includes the material factors considered by the special committee and our board of directors to support their respective recommendations. In light of the number and variety of factors the special committee and our board of directors considered in connection with their evaluation of the merger agreement and the transactions contemplated thereby, neither our board of directors nor the special committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither our board of directors nor the special committee did so. Rather, the special committee and our board of directors based their recommendations on the totality of the information presented to and considered by them. In addition, individual members of the special committee and our board of directors may have given different weight to different factors.

        THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, OUR STOCKHOLDERS. EACH OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Opinion of Our Financial Advisor

        Under an engagement letter, dated April 5, 2002, the special committee of our board of directors retained Houlihan Lokey to act as its financial advisor in connection with the merger and related matters based on Houlihan Lokey's qualifications, expertise and reputation. Houlihan Lokey was not retained as an advisor or agent to the stockholders of Scherer or any other person. Houlihan Lokey is a leading middle market investment bank, consistently ranking among the nation's top 20 merger and acquisition advisors. As part of its investment banking business, Houlihan Lokey is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. Houlihan Lokey was selected as financial advisor to the special committee after consideration of other investment firms capable of providing services in connection with a sale of a company like us.

        On October 19, 2002, Houlihan Lokey delivered its opinion to the special committee and our board of directors that, as of that date, the consideration to be received in the merger by the holders of our common stock was fair to such holders from a financial point of view. Houlihan Lokey did not render an opinion regarding the consideration to be received in the merger by the holders of our series A preferred stock. Attached to this proxy statement as Annex C and incorporated herein by reference is a copy of the opinion, which describes the procedures followed, assumptions made, other matters considered and limits on the review undertaken in connection with the opinion. Our common stockholders are urged to read the opinion carefully in its entirety. The summary of Houlihan Lokey's opinion included in this document is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering its opinion, Houlihan Lokey, undertook the following material actions:

  •
  a review of our annual reports on Form 10-K for the fiscal years ended March 31, 2000, 2001 and 2002 and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, as well as our unaudited consolidated balance sheet as of September 30, 2002, which as of the date of Houlihan Lokey's opinion, our management had identified as being the most current financial statements available;

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  a review of the terms and conditions of the merger agreement, our certificate of incorporation, including the certificate of designation of preferred stock designated "series A cumulative convertible preferred stock", and the voting agreement;

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  a review of our Notice of Annual Meeting and Proxy Statement for our 2002 annual meeting of stockholders held on September 18, 2002;

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  discussions with certain members of our senior management to discuss our operations, financial condition, future prospects and projected operations and performance, and met with representatives of our independent accounting firm, investment bankers and counsel to discuss certain matters;

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  a review of forecasts and projections prepared by our management with respect to the years ending March 31, 2003 through 2007;

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  a review of the historical market prices and trading volume for our common stock;

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  a review of certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to us, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the merger;

  •
  a review of certain documents to be delivered at the signing or closing of the merger including a non-compete agreement and a consulting agreement to be entered into by Mr. Scherer; and

  •
  conduction of such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

        No limitations were imposed by the special committee upon Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its opinion. Houlihan Lokey has not been requested and does not intend to update, revise, or reaffirm its fairness opinion in connection with the merger, including to reflect any circumstances or events that have occurred since October 19, 2002. You should understand that the opinion speaks only as of its date. Events that could affect the fairness of the merger to the holders of our common stock, from a financial point of view, include adverse changes in industry performance or market conditions and changes to our business, financial condition, and results of operations.

        Stericycle and we determined the merger consideration in arm's length negotiations. Houlihan Lokey was not retained to determine or recommend, and did not determine or recommend, the amount of the consideration to be received by our stockholders in the merger. The opinion relates only to the fairness, from a financial point view, of the consideration to be received in the merger by the holders of our common stock and does not address any other aspect of the merger, including the consideration to be received in the merger by the holders of our series A preferred stock, nor does it constitute a recommendation to you as to how to vote at the meeting. Houlihan Lokey's opinion also does not address the relative merits of the merger, the merger agreement or the other business strategies considered by the special committee or our board of directors, or our board of directors' underlying business decision to effect the merger. Houlihan Lokey was not asked to opine on and does not express any opinion as to the tax consequences of the merger or the fairness of any aspect of the merger not expressly addressed in its fairness opinion. Further, the opinion of Houlihan Lokey was delivered only to the special committee and our board of directors.

        In rendering its opinion, Houlihan Lokey relied upon the accuracy and completeness of the financial and other information that it reviewed for the purposes of its opinion and assumed no responsibility for any independent verification of this information. With respect to financial forecasts, Houlihan Lokey assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Houlihan Lokey assumed no responsibility for and expressed no view as to these forecasts and projections or the assumptions on which they were based. In addition, factors such as industry performance, general business, economic, regulatory, market, and financial conditions, as well as changes to our business, financial condition or results of operations may cause management's projections or the underlying assumptions to be inaccurate. Houlihan Lokey did not make or obtain any independent evaluation or appraisal of our assets and liabilities or any of our subsidiaries, and Houlihan Lokey was not furnished with any such evaluation or appraisal.

        The opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. In rendering its opinion, Houlihan Lokey assumed that the merger would be consummated on the terms described in the merger agreement, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on us.

        Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by our common stockholders in the merger, and reviewed and confirmed the appropriateness of such methodologies. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger and its confirmation of such opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex C to this proxy statement. Houlihan Lokey utilized each of the following analyses based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given our trading volume relative to total shares outstanding, the accessibility of information regarding comparable publicly traded companies, the available financial forecasts from our management, and available information regarding similar transactions in the medical waste management industry. Each analysis provides an indication of our per share equity value in order to assess the fairness of the consideration to be received by the holders of our common stock in the merger. No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the methodologies discussed below in arriving at its conclusions. Houlihan Lokey selected a number of public companies that it considered comparable to us to perform its analysis. Houlihan Lokey deemed the selected companies, all of which operate in the medical waste management industry, to be reasonably comparable to us based on the industry in which we operate and our principle competitors.

        Houlihan Lokey's analyses included the calculation and comparison of the following: (i) an analysis of our stock price as determined by the public market; (ii) an analysis of our stock price as determined by Houlihan Lokey; and (iii) an analysis of the proposed transaction pricing compared to other, similar transactions.

        Houlihan Lokey performed the following analyses in order to determine the current value of our common stock:

        Public Market Pricing.    Houlihan Lokey reviewed the historical market prices and trading volume for our publicly held common stock prior to the announcement of the $8.57 per share proposal from Stericycle, and reviewed publicly available news articles and press releases relating to us. Houlihan Lokey analyzed our closing stock price as of October 15, 2002, which was within five trading days prior to the announcement of the $8.57 per share proposal from Stericycle. In addition, Houlihan Lokey reviewed our closing stock price on a 30-day, 60-day, 90-day, 180-day, 360-day, and 720-day average basis as of October 15, 2002. The resulting per share indications, as reviewed by Houlihan Lokey, ranged from $3.42 to $3.64.

        Market Multiple Methodology.    Houlihan Lokey reviewed certain financial information of publicly traded comparable medical waste management companies selected by Houlihan Lokey. Houlihan Lokey deemed the selected companies, all of which operate in the medical waste management industry, to be reasonably comparable to us based on the industry in which we operate and our principle competitors. The comparable medical waste management companies included: Stericycle, Inc., 3CI Complete Compliance Corporation, Allied Waste Industries, Inc. and Waste Connections. Based on the most recent publicly available information, Houlihan Lokey calculated certain financial ratios for the comparable medical waste management companies. These financial ratios include the multiples of: (i) enterprise value (the equity value of us plus all interest-bearing debt less all cash and cash equivalents) to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (ii) enterprise value to latest twelve months earnings before interest and taxes ("EBIT").

        Based on the above market multiple analyses, the resulting indications of the enterprise value of our operations ranged from approximately $20.7 million to $23.6 million. To arrive at an indicated per share value, certain adjustments were made, including adding our current holdings of cash and cash equivalents and subtracting debt obligations, the present value of the consulting and non-compete agreements with Mr. Scherer, as well as considering the impact from the exercise of "in-the-money" options and consideration to be paid for our shares of series A preferred stock as applicable for each valuation indication. The resulting indicated range of value from the Market Multiple Methodology was $7.18 to $7.86 per share of our common stock.

        Discounted Cash Flow Methodology.    Houlihan Lokey utilized certain financial projections prepared by our management with respect to fiscal years 2003 through 2007. Houlihan Lokey determined our enterprise value by first deriving adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting free cash flow to the present value. Houlihan Lokey applied a risk-adjusted discount rate of 15% to the projected adjusted free cash flow. To determine our value at the end of the projection period, Houlihan Lokey considered the projected EBITDA in the last year of the projection period and applied a terminal multiple of 4.5. This terminal value was then discounted to the present value at the same discount rate of 15%. Houlihan Lokey's selection of the discount rate was based upon the weighted average cost of capital evidenced by certain similar public companies, including Stericycle, Inc., 3CI Complete Compliance Corporation, Allied Waste Industries, Inc. and Waste Connections. Similarly, Houlihan Lokey's selection of the EBITDA multiple to apply to the projected EBITDA in the last year of the projection period was based on the EBITDA multiples exhibited by similar publicly traded companies and our relative performance compared to such similar public companies. Based on the financial projections and this analysis, Houlihan Lokey calculated indications of the range of our enterprise value between $22.7 million and $25.7 million. To arrive at an indicated per share value, certain adjustments were made, including adding our current holdings of cash and cash equivalents and subtracting debt obligations, the present value of the consulting and non-compete agreements with Mr. Scherer, as well as considering the impact from the exercise of "in-the-money" options and consideration to be paid for our shares of series A preferred stock as applicable for each valuation indication. The resulting indicated range of value from the Discounted Cash Flow Methodology was $7.64 to $8.33 per share of our common stock.

        Determination of Equity Value.    After determining the enterprise value of our operations based on (i) the market multiple approach and (ii) the discounted cash flow approach, Houlihan Lokey made certain adjustments to the resulting enterprise values to determine equity value. Such adjustments included adding our current holdings of cash and cash equivalents and subtracting debt obligations, the present value of the consulting and non-compete agreements with Mr. Scherer, as well as considering the impact from the exercise of "in-the-money" options and consideration to be paid for our shares of series A preferred stock as applicable for each valuation indication. After consideration of such adjustments, and considering the public market price of our common stock, Houlihan Lokey estimated the equity value, in the context of a change of control, to be in the range of $7.18 per share to $8.33 per share of our common stock.

        Comparable Transaction Methodology.    Houlihan Lokey reviewed the multiples in certain announced change of control acquisitions of selected publicly traded medical waste management companies for which purchase price multiples were available and which Houlihan Lokey deemed relevant based upon similarity of standard industrial classification within the medical waste management industry. Houlihan Lokey identified announced change of control acquisitions of the following publicly traded companies: Waste Management, Inc., Futureco Environmental, Stericycle, Allied Waste Industries and Casella Waste Systems. The analysis showed that the multiples exhibited in the change of control transactions were as follows: (i) enterprise value to latest twelve months EBITDA mean and median multiples of 6.4 and 6.8, respectively; and (ii) enterprise value to latest twelve months EBIT mean and median multiples of 9.8 and 10.0, respectively. The transaction multiple of enterprise value to latest twelve months EBITDA implied by our merger with Stericycle is 9.1, representing a premium of approximately 34% percent over the median of observed comparable transactions, while the transaction multiple of enterprise value to latest twelve months EBIT implied by our merger with Stericycle is 19.4, representing a premium of approximately 95% over the median of observed comparable transactions. The offering price of $8.57 for each share of our common stock in the merger represents (a) a premium of approximately 128% over the closing sale price of $3.76 for our common stock on October 15, 2002, and (b) a premium of in excess of 98% over the average closing sale price of $4.33 for the 30 trading days prior to October 15, 2002.

        In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analyses described above was directly comparable to us. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of EBITDA and EBIT paid for companies in the medical waste management industry. Houlihan Lokey noted that the multiples indicated by the merger are above the range of multiples exhibited in comparable transactions in the medical waste management industry.

        After determining our equity value, and after consideration of multiples paid in comparable transactions, Houlihan Lokey noted that the consideration of $8.57 per share of our common stock as provided for in the merger agreement exceeds the indications of value that are the result of Houlihan Lokey's analyses. Similarly, Houlihan Lokey noted that the implied multiples exhibited by the merger are above the range of multiples exhibited in comparable transactions.

        No company or transaction used in any of the analyses performed by Houlihan Lokey is identical to us or the merger. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of certain aspects of such analyses and various factors. Houlihan Lokey also made certain assumptions with respect to us, the effect of the merger, industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty.

        Finally, as described above, Houlihan Lokey's opinion was one of many factors taken into consideration by the special committee and our board of directors in appraising the merger and the consideration to be received by the holders of our common stock.

        Under the engagement letter, we have agreed to pay Houlihan Lokey fees totaling $150,000. In addition, we have agreed, among other things, to reimburse Houlihan Lokey for all reasonable out-of-pocket expenses incurred in connection with the services provided by Houlihan Lokey, and to indemnify and hold harmless Houlihan Lokey and other related parties from and against various liabilities and expenses, which may include liabilities under the federal securities laws, in connection with its engagement. Houlihan Lokey has no other material relationship with us or any of our affiliates, and has no material relationship with Stericycle.

Interests of Certain Persons in the Merger that Differ From Your Interests

        In considering the recommendations of our special committee and board of directors with respect to the merger, our stockholders should be aware that certain members of our board of directors and management may have interests in the merger agreement and the transactions contemplated thereby that are in addition to the interests of our stockholders generally. These interests include the following:

  •
  Directors' and Officers' Indemnification.    Stericycle has agreed that, for a period of six years from the closing of the merger, it will not to amend, repeal or otherwise modify the indemnification rights of the individuals who were our directors, officers, employees or agents at the time of the merger, as such rights are described in our certificate of incorporation and bylaws.

  •
  Maintenance of Directors' and Officers' Insurance.    Prior to the closing of the merger, we will purchase policies or extensions of current policies of directors' and officers' liability insurance (a) providing coverage and amounts and containing terms and conditions which are, in the aggregate, materially no less advantageous to the insured than those policies currently maintained by us, (b) which shall not result in any gaps or lapses in coverage with respect to matters occurring prior to that date, and (c) providing coverage for a six year period after that date with respect to claims arising from acts, facts, errors, omissions or events that occurred on or before that date including, without limitation, in respect of the merger agreement and the transactions contemplated thereby.

  •
  Noncompetition Agreement.    Mr. Scherer has agreed with Stericycle that for a period of five years from the closing of the merger that he will not compete with Stericycle. Mr. Scherer will receive $195,000 per year for each of the next five years for his agreement to not compete with Stericycle. For a more detailed description of this agreement, please see "The Merger Agreement—Noncompetition and Consulting Agreements."

  •
  Consulting Agreement.    Mr. Scherer has agreed with Stericycle that for a period of three (3) years from the closing of the merger that he will provide consulting services to Stericycle at its request. Mr. Scherer will receive $225,000 in the aggregate at the closing of the merger for his agreement to provide these services and such amount is subject to repayment in the event he does not perform or otherwise breaches the terms of his consulting agreement. For a more detailed description of this agreement, please see "The Merger Agreement—Noncompetition and Consulting Agreements."

  •
  Transaction and Retention Agreement.    We have agreed to pay Donald Zima, our Vice President and Chief Financial Officer, $210,000 as a special transaction bonus, subject to and conditioned upon the consummation of the merger, in recognition of his special efforts and assistance regarding the negotiation of the merger, alternative transactions and the transactions contemplated by the merger agreement. We have also agreed to pay Mr. Zima a retention bonus of $50,000 immediately following the closing of the merger to encourage him to remain in our employ for three months following the consummation of the merger in order to assist with transition matters. If Mr. Zima voluntarily terminates his employment without good reason (as defined in the transaction and retention agreement) or is terminated by us for cause before the end of the third month after the consummation of the merger, he is required to repay the $50,000 retention bonus.

Material Federal Income Tax Consequences

        This section summarizes the material United States federal income tax consequences of the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does it address all aspects of federal income taxation that may be relevant in light of particular circumstances. We encourage our stockholders to consult their own tax advisor about the specific tax consequences of the proposed merger, including the application and effect of state, local, foreign and other tax laws, changes in tax laws and tax return reporting requirements. Special tax consequences not described in this proxy statement may apply to particular classes of taxpayers, such as financial institutions, insurance companies, broker-dealers, individuals and entities who are not citizens or residents of the United States, tax-exempt entities, persons holding our stock as part of an integrated investment composed of our stock and one or more other positions, and stockholders who acquired our common stock through the exercise of an employee stock option or otherwise as compensation. In addition, this discussion is limited to holders of our common stock and series A preferred stock who hold their shares a capital assets.

        The receipt of cash in exchange for shares of our common stock and series A preferred stock will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and also may be a taxable transaction under applicable state, local, foreign and other laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash that the stockholder receives in the merger and his adjusted basis in the shares of our common stock or series A preferred stock, as applicable, that he surrenders in the merger. For federal income tax purposes, any gain or loss will be capital gain or loss to the stockholder if his common stock or series A preferred stock, as applicable, was held as a capital asset. It will be long-term capital gain or loss if the stockholder held his shares of our stock for more than one year.

        Payments to a stockholder in connection with the merger may be subject to 30% "backup withholding" unless the stockholder provides a taxpayer identification number or social security number and certifies that the number is correct or properly certifies that the stockholder has applied for and is waiting for a number. Certain holders (including all corporations and certain foreign individuals) are not subject to these backup withholding requirements. If backup withholding applies to a stockholder, Stericycle will be required to withhold 30% of any payments made in the merger to that stockholder. Backup withholding is not an additional tax; it is an advance tax payment and is subject to refund if it results in an overpayment of tax.

        This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Department regulations, judicial authority and current administrative ruling and practice, all as in effect as of the date of this proxy statement. Future legislative, judicial or administrative changes or interpretations could change the statements and conclusions above, and could have retroactive effect. We disclaim any obligation to update this discussion as a result of these changes or interpretations.

Anticipated Accounting Treatment of the Merger

        The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. This means that Stericycle will record as goodwill the excess of the purchase price of Scherer over the fair value of our identifiable assets, including intangible assets and liabilities. Upon closing of the merger, Stericycle will be treated as the continuing reporting entity, and Stericycle's historical results of operations will become those of the continuing combined company.

Regulatory Approvals Relating to the Merger

        We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) approval by the New York City Business Integrity Commission, (2) filing of a certificate of merger with the Secretary of State of the State of Delaware, and (3) filing this proxy statement with the SEC. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the merger.

        The New York City Business Integrity Commission (formerly known as the New York City Trade Waste Commission) was created to control the influence of organized crime on the waste hauling industry in New York City. The Business Integrity Commission has established rules for licensing and regulating the operations of the commercial and industrial waste industry in New York City. Its rules prohibit the collection, disposal or transfer of commercial and industrial waste without a license issued by the Business Integrity Commission. Its rules also require the Business Integrity Commission's approval of all acquisitions or other business combinations in New York City proposed by all licensees. Each such acquisition or sale transaction generally must be submitted for review by the Business Integrity Commission at least 30 days before the transaction takes effect, although the amount of time required for review depends on the complexity of the transaction and the need to investigate the background of the principals involved. We and Stericycle have submitted to the Business Integrity Commission a confidential application for permission to proceed with the merger. Each of Stericycle and us is currently licensed by the Business Integrity Commission. The Business Integrity Commission's approval of the merger is required in order for Stericycle and us to consummate the merger.

        On November 18, 2002, the New York City Business Integrity Commission granted Stericycle and us permission to proceed with the merger, conditioned upon (a) delivery to the New York City Business Integrity Commission of: (1) certain closing and payment information; (2) affidavits by us and Stericycle that all taxes had been paid by the respective parties at the time of closing; (3) the fees assessed for the review of the merger; and (b) delivery to all of our customers whose contracts are being acquired by Stericycle a notice, in the form prescribed by the New York City Business Integrity Commission, setting forth their rights under applicable law with regard to the merger.

Completion and Effectiveness of the Merger

        Completion of the merger will occur as soon as practicable after all of the conditions to the merger are satisfied or waived. The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. Scherer and Stericycle are working toward completing the merger as quickly as possible and hope to complete the merger shortly after the special meeting. However, as discussed in "Conditions to the Merger," there are several conditions that must be satisfied or waived before the merger can occur. We cannot assure our stockholders that the merger will occur.

Payment of Cash for Our Securities

        Upon completion of the merger, each share of our common stock outstanding immediately before the merger (except shares held by those asserting dissenters' rights) will automatically be converted into the right to receive $8.57 in cash, without interest and each share of our series A preferred stock outstanding immediately before the merger (except shares held by those asserting dissenters' rights) will automatically be converted into the right to receive $100.00 in cash, without interest, plus accrued and unpaid cumulative dividends.

        The certificate of designation for the series A preferred stock provides that, after Marquest Medical Products, Inc. (our former majority owned subsidiary) generates an operating income in excess of $750,000 during any six month fiscal period, dividends will accrue and be cumulative on the series A preferred stock in the amount of 5% per year. We sold our interest in Marquest on July 27, 1997. At that time, Marquest had not generated sufficient operating income as to require the accrual of dividends. Therefore, we have not accrued any dividends on the shares of our series A preferred stock and, as a result, the holders of series A preferred stock will receive $100.00 per share in the merger.

        If stockholders sell their common stock or series A preferred stock prior to the merger, the right to receive the cash merger consideration will pass to the person to whom the stockholder transferred the shares. Promptly after the merger is completed, our transfer agent will mail to each stockholder of record as of the completion of the merger a letter of transmittal and instructions for surrendering our stock certificates in exchange for cash. Each holder of a certificate representing shares of our stock will no longer have any rights with respect to the shares of stock, except the right to receive the applicable merger consideration. When a stockholder surrenders such stock certificates to the exchange agent, together with a properly completed letter of transmittal and any other required documents, the stock certificates will be canceled and the stockholder will receive $8.57 in cash, without interest, for each share of common stock and $100.00 in cash, without interest, for each share of series A preferred stock owned as of the effective time of the merger.

        After completion of the merger, there will be no more transfers on our records of certificates representing shares of common stock or series A preferred stock. If certificates are presented to us or our transfer agent for transfer, the certificates will be canceled and in exchange the holder will receive the cash merger consideration, without interest, for each share of common stock or series A preferred stock represented by the certificate. Until surrendered, each certificate formerly representing shares of common stock or series A preferred stock will be deemed after completion of the merger to represent only the right to receive the cash merger consideration, without interest, upon surrender of the certificate. No interest or other payment will be paid or will accrue on the cash payment.

        Stockholders should not send their stock certificates to the transfer agent until they have received transmittal forms. Stockholders should not return their stock certificates with the enclosed proxy card.

Payment of Cash for Our Stock Options

        Immediately prior to the effective time of the merger, all options to purchase our common stock, whether or not vested or exercisable, will be terminated and have no further force and effect. As consideration for such cancellation, each of our cancelled options will thereafter represent the right to receive an amount in cash equal to the product of (i) the number of shares of our common stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of $8.57 per share over the exercise price per share payable under the option, less any required withholding taxes.

Delisting of Our Common Stock After the Merger

        Our common stock is currently listed on The Nasdaq Stock Market. Because all of the shares of our common stock outstanding immediately before the merger will be cancelled in exchange for the right to receive cash, our common stock will be delisted from Nasdaq if the merger is completed.

        Our common stock is currently registered under the Securities Exchange Act of 1934, as amended. Stericycle intends to terminate the registration of our common stock promptly after the merger. The termination of the registration of our common stock under the Securities Exchange Act will mean that we will no longer be required to file various reports, such as Forms 10-K and 10-Q, with the SEC.

Financing for the Merger

        The funds to pay the total amount of the merger consideration to our stockholders will come from Stericycle's available cash resources.

Past Contacts, Transactions or Negotiations

        Other than as described in the "Background of the Merger," we and Stericycle have not had any past contacts, transactions or negotiations.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the merger agreement because it, and not this summary, is the legal document that governs the merger.

Structure

        The merger agreement provides that, subject to the satisfaction or waiver of certain conditions, Sharps Acquisition will be merged with and into us, and that following the merger, the separate existence of Sharps Acquisition will cease and we will continue as the surviving corporation and a wholly-owned subsidiary of Stericycle. When the merger occurs, each share of our issued and outstanding common stock will be converted into the right to receive, in cash, without interest, $8.57, and each share of our issued and outstanding series A preferred stock will be converted into the right to receive, in cash, without interest, $100.00, together with an amount equal to cumulative dividends accrued and unpaid on such share to the effective time of the merger. Because we have not accrued any dividends on the shares of our series A preferred stock, the holders of our series A preferred stock will receive $100.00 per share in the merger. In the aggregate, our issued and outstanding shares of common stock will be converted into the right to receive approximately $37.6 million, and our issued and outstanding series A preferred stock will be converted into the right to receive approximately $1.8 million.

        In addition, in connection with the merger, all options to purchase our common stock will be canceled, and each canceled option will thereafter represent the right to receive, in cash, an amount equal to the product of (i) the number of shares of our common stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of $8.57 per share over the exercise price per share payable under the option, less any required withholding taxes.

        Our stockholders are legally entitled to exercise their dissenters' rights and to have the value of their shares judicially determined in lieu of receipt of the merger consideration.

Effective Time of the Merger

        The merger agreement provides that the closing of the merger will take place on the second business day following the satisfaction or waiver of all of the conditions contained in the merger agreement (except for those that by their nature are to be satisfied at closing), or at such other time as the parties agree. Concurrently with the closing, we and Stericycle will file a certificate of merger and all other necessary documents with the Secretary of State of the State of Delaware to complete the merger. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State, or at another time as the parties may specify in the certificate.

        Completion of the merger could be delayed if there is a delay in satisfying the conditions to the merger. There can be no assurances as to whether, or when, the conditions to completing the merger will be satisfied or that the parties will complete the merger. If the merger is not completed on or before the outside date of February 28, 2003, either Stericycle or we may terminate the merger agreement (but a party may not terminate the merger agreement if its failure to fulfill any of its obligations under the merger agreement has been the cause of the merger not being completed by the outside date). Alternatively, if all of the conditions to completing the merger, other than approval of the merger by the New York City Business Integrity Commission, have been satisfied or are capable of being satisfied on or before the outside date of February 28, 2003, we, but not Stericycle, have the right to extend the outside date for completion of the merger one or more times to any date through May 29, 2003.

        As of the effective time of the merger, our certificate of incorporation shall be amended in its entirety, specifically to reduce the number of shares of authorized common stock and eliminate our authorized shares of preferred stock, including the series A preferred stock. As of the effective time of the merger, the bylaws, directors and officers of Sharps Acquisition immediately prior to such effective time shall become our bylaws, directors and officers.

Surrender and Exchange of Share Certificates

        Commencing on the tenth calendar day prior to the date of the special meeting, the paying agent will send transmittal materials containing instructions for use in effecting the exchange of stock certificates for the merger consideration to each person who holds our capital stock from whom our agent receives a written request therefor prior to the date of the special meeting. Otherwise, as soon as reasonably practicable after the effective time of the merger, the paying agent will send to persons who held our capital stock immediately before the merger became effective transmittal materials containing instructions for use in effecting the exchange of their stock certificates for the merger consideration payable to them.

        Each holder of our capital stock immediately prior to the effective time of the merger, upon surrender to the paying agent of their stock certificate or certificates and the acceptance of such certificate or certificates by the paying agent in accordance with the instructions to be provided by the paying agent, will be paid the merger consideration owed to such holder pursuant to the merger agreement. Until so surrendered, each certificate evidencing our capital stock that, prior to the effective time of the merger, represented shares of our capital stock will be deemed from and after the effective time of the merger, for all corporate purposes, to represent solely the right to receive the applicable merger consideration upon surrender of the certificate. No interest shall be paid or will accrue on any cash payable to holders of certificates of our capital stock.

        To request transmittal materials from the paying agent please contact:

LaSalle Bank National Association 135 South LaSalle Street Chicago, Illinois 60603 Phone: (312) 904-2458 Facsimile: (312) 904-2312 Attention: Arlene M. Kaminski, Trust Officer

Treatment of Stock Options

        Immediately prior to the effective time of the merger, all options to purchase our common stock, whether or not vested or exercisable, will be terminated and have no further force and effect. As consideration for such cancellation, each of our cancelled options will thereafter represent the right to receive, in cash, an amount equal to the product of (i) the number of shares of our common stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of $8.57 per share over the exercise price per share payable under the option, less any required withholding taxes.

Representations and Warranties

  Our Representations and Warranties

        The merger agreement contains representations and warranties made by us to Stericycle, including representations and warranties relating to:

  •
  due organization, corporate power and standing, and other corporate matters;

  •
  authorization, execution, delivery and enforceability of the merger agreement;

  •
  our capital structure;

  •
  our significant subsidiaries and equity interests;

  •
  absence of a material conflict with our certificate of incorporation or bylaws or any agreement, law or governmental order applicable to us;

  •
  regulatory filings, consents or approvals required to complete the merger;

  •
  reports and financial statements we filed with the SEC and the accuracy of the information in those documents;

  •
  ownership of equipment;

  •
  material contracts;

  •
  ownership of real property;

  •
  permits to conduct our business;

  •
  intellectual property;

  •
  undisclosed liabilities;

  •
  tax matters;

  •
  circumstances having a material adverse effect on our business;

  •
  matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other compliance and compensation matters (including retirement and other employee benefit plans);

  •
  insurance;

  •
  compliance with applicable laws;

  •
  litigation;

  •
  the absence of certain events, including events that were not in the ordinary course of business;

  •
  environmental matters;

  •
  employees and labor relations;

  •
  brokers' and finders' fees with respect to the merger;

  •
  applicability of any anti-takeover statutes;

  •
  accuracy of information we supplied for inclusion in this proxy statement;

  •
  the required vote for approval; and

  •
  the fairness opinion.

  Stericycle and Sharps Acquisition Representations and Warranties

        The merger agreement also contains representations and warranties made by Stericycle and Sharps Acquisition to us, including representations and warranties relating to:

  •
  due organization, corporate power and other corporate matters;

  •
  authorization, execution, delivery and enforceability of the merger agreement;

  •
  absence of a material conflict with the certificate of incorporation or bylaws of Stericycle or Sharps Acquisition or any agreement, law or governmental order applicable to either of them;

  •
  regulatory filings, consents or approvals required to complete the merger;

  •
  reports and financial statements filed with the SEC and the accuracy of the information in those documents;

  •
  brokers' and finders' fees with respect to the merger;

  •
  Sharps Acquisition's formation;

  •
  accuracy of information Stericycle supplied for inclusion in this proxy statement;

  •
  approval of the merger by Sharps Acquisition's board of directors;

  •
  the required vote for approval;

  •
  compliance with applicable laws and regulatory matters;

  •
  no ownership of our common stock by Stericycle or Sharps Acquisition; and

  •
  financing.

        The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or termination of the merger agreement.

Conduct of Business Prior to the Merger

        We have agreed, in respect of the period from the date of the merger agreement through the effective time of the merger:

  •
  to carry on our business in the ordinary course of business with no less diligence and effort than would be applied in the absence of the merger agreement; and

  •
  not to take any affirmative action that would result in the occurrence of certain specified events, including events that are not in the ordinary course of business, or fail to take any reasonable action within our control that would avoid the occurrence of such specified events.

        These specified events include:

  •
  selling any of our assets with a book value of more than $1,000 except in the ordinary course of business;

  •
  entering into or terminating any material contract except in the ordinary course of business;

  •
  amending our Certificate of Incorporation or bylaws;

  •
  issuing, redeeming or repurchasing, or effecting any split, combination or reclassification of, shares of our capital stock;

  •
  declaring or paying any dividends; and

  •
  making capital expenditures in excess of $25,000 in the aggregate that are not already provided for in our capital budgets.

Access to Information

        The merger agreement provides that pending the merger we will, and will cause our subsidiaries to:

  •
  give Stericycle and its representatives access during normal business hours to our officers, employees properties, contracts, books and records, and other documents and data;

  •
  furnish Stericycle and its representatives with all information and copies of all contracts, books and records, and other existing documents and data as it may reasonably request; and

  •
  furnish Stericycle, at the earliest time they are available, the monthly and quarterly financial statements and data as we routinely prepare.

Notification of Developments

        The merger agreement provides that, pending the effectiveness of the merger, the parties shall promptly advise each other of:

  •
  any fact or circumstance of which a party becomes aware that causes or constitutes an inaccuracy in any representation or warranty made by such party in the merger agreement that would reasonably be expected to result in a failure to satisfy any of the closing conditions for the merger;

  •
  any breach of or default of any party's obligations that would reasonably be expected to result in a failure to satisfy any of the closing conditions for the merger; or

  •
  the occurrence of any event that may make satisfaction of any of the closing conditions impossible or unlikely.

Agreement Not to Solicit Other Offers

        We have agreed that we, our subsidiaries and our representatives will not solicit, initiate, encourage or facilitate any inquiries or proposals with respect to any recapitalization, merger, consolidation, or other business combination. If, however, we receive a bona fide written proposal or offer that our board of directors and the special committee determine in good faith is or would reasonably be expected to result in a third party making a superior proposal, we may (A) furnish information with respect to our company to the person or entity making the proposal or offer (subject to the execution of a confidentiality agreement), and (B) participate in discussions or negotiations with such person or entity regarding such proposal or offer.

        Our board of directors has agreed that it will not approve or recommend to our stockholders any alternative business combination. However, if we receive a superior transaction proposal, the merger agreement does not prevent our board of directors, the special committee or an authorized officer from executing or entering into an agreement relating to such proposal and recommending it to our stockholders, if our board of directors and the special committee determine in good faith that it is appropriate to do so. In such case, our board of directors may withdraw or modify its recommendation of the merger, and we may refrain from holding the special meeting and may terminate the merger agreement; provided, however, we must pay Stericycle a termination fee of $1.5 million upon our termination of the merger agreement in such circumstances. See "The Merger Agreement—Termination."

Reasonable Efforts

        We and Stericycle have agreed to cooperate with one another and to use reasonable efforts to take all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement, including the following:

  •
  satisfying, but not waiving, our respective conditions to closing; and

  •
  obtaining all necessary consents and approvals from governmental authorities and third parties, making all necessary registrations and filings, and taking all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority.

Public Announcements

        We and Stericycle will consult with each other before issuing any press release or otherwise making any public statements in respect of the merger agreement or the merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as required by law or the rules of The Nasdaq Stock Market.

Employee Benefits

        Stericycle will not amend or terminate any of our employee benefit plan prior to the first anniversary of the effective date of the merger unless the employee benefit plans of Stericycle provide for benefits which, in the aggregate, are substantially equal to or greater than those provided by our benefit plans. After the merger, our employees will be eligible to participate in Stericycle's employee benefit plans in accordance with their respective terms, and at Stericycle's sole discretion, such employees may become employees of Stericycle. Service with us or any of our subsidiaries will be counted for purposes of determining periods of eligibility to participate or to vest in benefits under any applicable employee benefit plans of Stericycle.

Conditions Precedent

  Conditions to Our Obligations

        Our obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  Stericycle's and Sharps Acquisition's representations and warranties that are qualified by reference to a material adverse effect shall be true and correct, as of the closing date, as if made at and as of such time, and Stericycle's and Sharps Acquisition's representations and warranties that are not so qualified shall be true and correct, as of the closing date, as if made at and as of such time, except for representations and warranties the breach of which has not had, and reasonably could not be expected to have, a material adverse effect on Stericycle;

  •
  Stericycle and Sharps Acquisition have complied with all of their covenants contained in the merger agreement;

  •
  the merger must have been approved by the New York City Business Integrity Commission;

  •
  the merger agreement and the merger must have been approved by our stockholders in accordance with our certificate of incorporation and the Delaware General Corporation Law;

  •
  no temporary restraining order, injunction or other order issued by a court or other governmental authority shall be in effect and have the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

  •
  we must have received from Stericycle and Sharps Acquisition a certificate executed by an executive officer of each to the effect that the closing conditions of Stericycle have been either satisfied or waived.

  Conditions to Stericycle's Obligations

        Stericycle's obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  our representations and warranties that are qualified by reference to a material adverse effect shall be true and correct, as of the closing date, as if made at and as of such time, and our representations and warranties that are not so qualified shall be true and correct, as of the closing date, as if made at and as of such time, except for representations and warranties the breach of which has not had, and reasonably could not be expected to have, a material adverse effect on us;

  •
  we have complied with all of our covenants contained in the merger agreement;

  •
  the merger must have been approved by the New York City Business Integrity Commission;

  •
  the merger agreement and the merger must have been approved by our stockholders in accordance with our certificate of incorporation and the Delaware General Corporation Law;

  •
  holders of our common stock representing no more than 5% of the outstanding shares have exercised the rights of a dissenting stockholder under Section 262 of the Delaware General Corporation Law with respect to their capital stock;

  •
  no temporary restraining order, injunction or other order issued by a court or other governmental authority shall be in effect and have the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

  •
  we delivered to Stericycle a certificate executed by an executive officer to the effect that our closing conditions have been either satisfied or waived.

        The term "material adverse effect" is defined in the merger agreement as any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse (1) to a party's business, operations, assets, liabilities, financial condition or results of operations, taken as a whole, or (2) to a party's ability to consummate the transactions contemplated by the merger agreement. However, with respect to us and our subsidiaries, the term "material adverse effect" does not include (i) any change, circumstance, event or effect that relates to or results primarily from the announcement or consummation of the merger or (ii) changes in general economic conditions, financial markets (including fluctuations in the price of shares of our common stock or shares of the capital stock of Stericycle) or conditions generally affecting the medical waste management, health-care product distribution or related industries.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

  •
  by us, if (1) we enter into a definitive agreement for a transaction financially superior to our stockholders than the merger, or (2) our common stockholders do not approve the merger;

  •
  by Stericycle, if (1) our board of directors or the special committee withdraws or modifies its approval of the merger agreement and the merger or its recommendations to our stockholders (other than as a result of (i) a breach by Stericycle or Sharps Acquisition of a material representation, warranty or obligation under the merger agreement or (ii) the failure of any of our conditions to complete the merger), (2) we enter into a definitive agreement with respect to an alternative business combination proposal, or (3) our common stockholders do not approve the merger;

  •
  by either party if the merger is not completed on or before the outside date of February 28, 2003 (but (i) a party may not terminate the merger agreement if its failure to fulfill any of its obligations under the merger agreement has been the cause of the merger not being completed by the outside date, and (ii) if all of the conditions to completing the merger other than approval of the merger by the New York City Business Integrity Commission have been satisfied or are capable of being satisfied on or before February 28, 2003, we, but not Stericycle, have the right to extend the outside date for completion of the merger one or more times to any date through May 29, 2003);

  •
  by either party if any governmental authority has taken any action prohibiting the transactions contemplated by the merger agreement (but a party may not terminate the merger agreement unless it has used its best efforts to oppose the action taken by the governmental authority); or

  •
  by mutual written consent of the parties by action of their respective boards of directors any time prior to the effective time of the merger.

        In the event of the termination of the merger agreement, the merger shall be abandoned and the merger agreement (other than with regard to the termination fee, public announcements and confidentiality) shall become void and of no effect.

        We must pay a termination fee of $1.5 million to Stericycle if:

  •
  Stericycle terminates the merger agreement pursuant to its right to do so if (1) our board of directors or the special committee withdraws or modifies its approval of the merger agreement and the merger or its recommendations to our stockholders (other than as a result of (i) a breach by Stericycle or Sharps Acquisition of a material representation, warranty or obligation under the merger agreement or (ii) the failure of any of our conditions to complete the merger), or (2) we enter into a definitive agreement with respect to an alternative business combination proposal; or

  •
  we terminate the merger agreement pursuant to our right to do so if we enter into a definitive agreement for a transaction financially superior to our stockholders than the merger.

        Stericycle must pay us a termination fee of $1.5 million if we terminate the merger pursuant to our right to do so if the merger has not been completed on or before the outside date of February 28, 2003, as we may extend the outside date, and (i) all of the conditions to Stericycle and Sharps Acquisition completing the merger have been satisfied or are capable of being satisfied on or before the outside date, as it may have been extended, or (ii) the failure to satisfy those conditions was a result of the failure of Stericycle or Sharps Acquisition to fulfill any of its obligations under the merger agreement.

Amendments

        The merger agreement may be amended by action of the parties at any time before or after approval by our stockholders and prior to the effective time of the merger; provided, however, that after the approval by our stockholders, no amendment may be made which by law or in accordance with the rules of the Nasdaq Stock Market requires further approval by our stockholders without such further approval. The merger agreement may only be amended by written instrument signed on behalf of each of the parties.

Extension and Waiver

        At any time prior to the effective time of the merger, each party may, to the extent legally allowed:

  •
  extend the time for the performance of any of the obligations or other acts of the other party;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

        To be effective against a party, any extension or waiver must be in writing and signed on behalf such party.

Fees and Expenses

        The parties will pay their respective expenses incurred in connection with the merger agreement, including all fees and expenses of agents, representatives, counsel and accountants.

Voting Agreement

        Robert P. Scherer, Jr., who controls the voting power over a majority of the shares of our common stock, is a party to a voting agreement, dated October 19, 2002, pursuant to which he has agreed, subject to the terms and conditions of the voting agreement, to vote the shares of common stock over which he has voting power in favor of the merger. The shares subject to the voting agreement consist of 2,280,958 shares, representing approximately 52.0% of the outstanding voting power of the common stock entitled to vote at the special meeting, over which Mr. Scherer has sole voting power, and 340,212 shares, representing approximately 7.7% of the outstanding voting power of the common stock entitled to vote at the special meeting, over which Mr. Scherer shares voting power with SunTrust Bank, which is not a party to or bound by the voting agreement. See "Common Stock Ownership by Management and Principal Stockholders." The voting agreement terminates automatically upon the occurrence of certain events, including:

  •
  if the merger agreement is terminated;

  •
  if we enter into a definitive agreement for a transaction financially superior to our stockholders than the merger;

  •
  if (1) our board of directors or the special committee withdraws or modifies its approval of the merger agreement and the merger or its recommendations to our stockholders (other than as a result of (i) a breach by Stericycle or Sharps Acquisition of a material representation, warranty or obligation under the merger agreement or (ii) the failure of any of our conditions to complete the merger) or (2) we enter into a definitive agreement with respect to an alternative business combination proposal; or

  •
  if Stericycle or Sharps Acquisition breaches a material representation, warranty or obligation under the merger agreement and our board of directors or the special committee withdraws or, materially and adversely to Stericycle, modifies its approval of the merger agreement and the merger or its recommendations to our stockholders.

Noncompetition and Consulting Agreements

        As a condition of Stericycle's entering into the merger agreement, Stericycle and Mr. Scherer entered into a five-year noncompetition agreement and a three-year consulting agreement, which will become effective upon completion of the merger.

        The noncompetition agreement restricts Mr. Scherer from directly or indirectly competing with Stericycle or its subsidiaries (for example, by working for, advising or investing in a competing business), from soliciting for a competing business any customer or accounts of ours with which we did business during the three-year period ending on the effective time of the merger, and from soliciting any of our employees for employment by a competing business. In consideration of Mr. Scherer's agreeing to such restrictions, Stericycle will pay Mr. Scherer $975,000 in five annual installments of $195,000, with the first payment due at the effective time of the merger and the remaining installments due on each of the next four anniversaries of that date. If Mr. Scherer violates his agreement not to compete and does not cease doing so within 30 days after Stericycle gives him notice of such violation,

Stericycle is not required to make any further payments to Mr. Scherer. The form of the noncompetition agreement is included as Annex E to this proxy statement.

        The consulting agreement requires Mr. Scherer to provide consulting services to Stericycle at its request relating to the operation and expansion of our sharps container business and our over-the-counter healthcare products business. In consideration of these services, Stericycle will pay Mr. Scherer a consulting fee of $225,000 at the effective time of the merger. The consulting agreement will terminate automatically if, among other things, Mr. Scherer violates his noncompetition agreement, and in this event, Mr. Scherer will be required to repay a pro rata portion of his consulting fee to Stericycle. The form of the consulting agreement is included as Annex F to this proxy statement.

        The special committee took into account Stericycle's payments to Mr. Scherer under the noncompetition agreement and consulting agreement as one of the factors that it considered in recommending that our board of directors approve the merger agreement and the transactions contemplated thereby.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

 STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of November     , 2002, by (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each member of our board of directors, (iii) our executive officers, and (iv) all current directors and executive officers as a group, based in each case on information furnished to us by such persons or entities. We believe that each of the named individuals has sole voting and investment power with regard to the shares shown except as otherwise noted. To our knowledge, no shares of series A preferred stock are held by our management, members of our board of directors or affiliates of any party to the merger.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Owned
Robert P. Scherer, Jr.(2)	2,657,835	60.3%
RPS Investments, Inc.(2)	1,244,234.5	28.3
Settlement Voting Trust(2)(3)	562,738.5	12.8
SunTrust Bank(4)	340,212	7.7
Stephen L. Lukas, Sr.(5)	3,000	*
Kenneth H. Robertson(6)	3,000	*
Joel M. Segal(7)	129,210	2.9
William J. Thompson(8)	75,000	1.7
All current directors and executive officers as a group (6 persons)(9)	2,881,379	64.1%

*
Indicates beneficial ownership of less than one percent.

(1)
Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and, as a result, certain outstanding shares are deemed to be beneficially owned by more than one person or entity.

(2)
The shares shown as owned by Mr. Scherer include 1,244,234.5 shares owned by RPS Investments, Inc. As chairman and sole stockholder of RPS Investments, Inc., Mr. Scherer is deemed to be the beneficial owner of the shares. The shares shown also include 562,738.5 shares held by a Settlement Voting Trust for the benefit of Mr. Scherer's four adult children. Mr. Scherer is the trustee of the Settlement Voting Trust and entitled to vote the shares. The shares shown also include 340,212 shares that Mr. Scherer holds as co-trustee with SunTrust Bank of a residuary trust for the benefit of his family. Mr. Scherer and SunTrust Bank share voting and investment power with regard to such shares. The shares shown as owned by Mr. Scherer includes 16,667 shares issuable upon exercise of options that will be exercisable within 60 days of November     , 2002. The address for Mr. Scherer, RPS Investments, Inc., and the Settlement Voting Trust is 4403 Northside Parkway, Suite 1103, Atlanta, Georgia 30327.

(3)
The shares shown are held in a Settlement Voting Trust for the benefit of Mr. Scherer's four adult children with Mr. Scherer as trustee. Mr. Scherer is entitled to vote the shares held in the Settlement Voting Trust. See Note (2) above.

(4)
The shares shown are beneficially owned by SunTrust Bank as co-trustee with Mr. Scherer of a residuary trust for the benefit of Mr. Scherer's family and voting and investment power is shared with Mr. Scherer, co-trustee of the residuary trust. See Note (2) above. SunTrust Bank's address is 25 Park Place, N.E., Atlanta, Georgia 30303.

(5)
The business address for Mr. Lukas is c/o Omnipharm, 50 Rue de Rhone, 1204 Geneva, Switzerland.

(6)
The business address for Mr. Robertson is c/o Robertson & Partners, 855 S. Federal Highway, Suite 206, Boca Raton, Florida 33432.

(7)
The business address for Mr. Segal is 1040 Park Ave., New York, New York 10028.

(8)
The business address for Mr. Thompson is 9122 E. Mohawk Lane, Scottsdale, AZ 85255. The shares shown as owned by Mr. Thompson are issuable upon exercise of options that will be exercisable within 60 days.

(9)
The shares shown include 2,147,185 shares with respect to which voting or investment power is shared and 105,001 shares issuable upon exercise of options that will be exercisable within 60 days. See Notes above.

FORWARD-LOOKING STATEMENTS

        The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may", "will", "should", "estimates", "predicts", "potential", "continue", "strategy", "believes", "anticipates", "plans", "expects", "intends" and similar expressions. The forward-looking statements in this proxy statement regarding us and Stericycle, including the combined company following the merger, relate to:

  •
  general economic conditions;

  •
  changes in applicable laws and regulations;

  •
  industry trends;

  •
  dependence upon and/or loss of key employees;

  •
  reliance on union employees and ability to negotiate acceptable collective bargaining agreements with the labor unions;

  •
  vendors or customers;

  •
  loss of strategic product shipping relationships;

  •
  customer demand;

  •
  product availability;

  •
  competition (including pricing and availability);

  •
  operating efficiencies or synergies;

  •
  concentrations of credit risks;

  •
  distribution efficiencies;

  •
  capacity constraints; and

  •
  technological difficulties.

        You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. These statements are based upon current expectations. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. All forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Important factors that might cause or contribute to such a discrepancy include, but are not limited to:

  •
  the extent of Stericycle's ability to integrate our operations with theirs;

  •
  the effects of vigorous competition with larger and better-established companies in the markets in which we and Stericycle operate;

  •
  the impact of technological change on our business and that of Stericycle, and new entrants and alternative technologies in our respective markets and businesses;

  •
  the effect of any unknown liabilities of ours or Stericycle that materialize after the transaction;

  •
  the impact of the change in management following the closing of the transaction; and

  •
  other risks referenced from time to time in our filings with the SEC, including our annual report on Form 10-K for our fiscal year ended March 31, 2002.

FUTURE STOCKHOLDER PROPOSALS

        We intend to hold an annual meeting in 2003 only if the merger is not completed. Proposals of stockholders, including nominations for our board of directors, intended to be represented at the 2003 annual meeting of stockholders, in the event that it is held, should be submitted by certified mail, return receipt requested, and must be received at our executive offices on or before April 17, 2003, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

        Stericycle and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed with the SEC file at the SEC's public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, at prescribed rates. Public filings with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

        We have supplied all information in this proxy statement relating to Scherer Healthcare, Inc. and its subsidiaries. Stericycle has supplied all information in this proxy statement relating to Stericycle, Inc. and Sharps Acquisition. Houlihan Lokey has supplied the information regarding its fairness opinion.

By Order of the Board of Directors,
/s/ Donald P. Zima Donald P. Zima Vice President and Chief Financial Officer

Atlanta, Georgia
                        , 2002

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of October 19, 2002

entered into by

Stericycle, Inc.,

Sharps Acquisition Corporation

and

Scherer Healthcare, Inc.

Article 1 Definitions		5
Article 2 The Transaction
2.1	Merger	5
2.2	Closing	5
2.3	Closing Events	5
	(a) Certificate of Merger	5
	(b) Deliveries by Company	6
	(c) Deliveries by Parent and Merger Sub	6
2.4	Effects of Merger	6
	(a) General	6
	(b) Corporate Organization	6
	(c) Conversion of Company Shares	6
	(d) Company Treasury Shares	6
	(e) Conversion of MergerSub's Stock	7
2.5	Exchange Fund Procedures	7
	(a) Exchange Fund	7
	(b) Exchange Procedures	7
	(c) No Further Ownership Rights	8
	(d) Termination of Exchange Fund	8
	(e) No Liability	8
	(f) Lost Certificates	8
	(g) Stock Transfer Books	8
	(h) Appraisal Rights	8
	(i) Stock Options	9
Article 3 Representations and Warranties of Company
3.1	Organization	10
3.2	Authority	10
3.3	Enforceability	10
3.4	Capital Stock	10
3.5	No Violation	11
3.6	No Consent Required	12
3.7	SEC Reports and Financial Statements	12
3.8	Equipment	12
3.9	Contracts	12
3.10	Real Property	14
3.11	Permits	14
3.12	Intellectual Property	15
3.13	Undisclosed Liabilities	15
3.14	Taxes	15
3.15	No Material Adverse Change	16
3.16	Employee Benefits	16
3.17	Insurance	16
3.18	Compliance	17

3.19	Legal Proceedings	17
3.20	Absence of Certain Events	17
3.21	Environmental Matters	18
3.22	Employees	19
3.23	Labor Relations	19
3.24	Broker's Fee	19
3.25	Takeover Statutes	19
3.26	Proxy Statement	19
3.27	Vote Required	20
3.28	Opinion of Financial Advisor	20
Article 4 Representations and Warranties of Parent and MergerSub
4.1	Organization	20
4.2	Authority	20
4.3	Enforceability	20
4.4	No Violation	21
4.5	No Consent Required	21
4.6	SEC Reports and Financial Statements	21
4.7	Broker's Fee	21
4.8	MergerSub Formation	21
4.9	Proxy Statement	22
4.10	Board Approval	22
4.11	Vote Required	22
4.12	Compliance with Applicable Laws; Regulatory Matters	22
4.13	Ownership of Company Shares	22
4.14	Financing	22
Article 5 Events Prior to Closing
5.1	General	23
5.2	Conduct of Business by Company	23
5.3	Stockholders Meeting	23
5.4	Approvals and Consents; Cooperation	24
5.5	Access to Information	24
5.6	Notice of Developments	24
5.7	Acquisition Proposals	25
5.8	Public Announcements	26
5.9	Employee Matters	26
5.10	Fees and Expenses	26
Article 6 Conditions to Closing
6.1	Conditions of Parent and MergerSub	26
6.2	Conditions of Company	27
Article 7 Non-Survival of Representations, Warranties and Agreements No Other Representations and Warranties		28

Article 8 Termination, Amendment and Waiver
8.1	Termination by Company or Parent	28
8.2	Termination by Company	29
8.3	Termination by Parent	29
8.4	Effect of Termination	29
8.5	Amendment	30
8.6	Extension and Waiver	30
Article 9 Events Following Merger
9.1	Continuing Indemnification	30
9.2	Certain Records	31
9.3	Performance by MergerSub	31
Article 10 Miscellaneous
10.1	Confidentiality	32
10.2	Notices	32
10.3	Entire Agreement	33
10.4	Assignment	33
10.5	No Third Party Beneficiaries	33
10.6	Severability	33
10.7	Captions	33
10.8	Construction	33
10.9	Counterparts	33
10.10	Governing Law; Jurisdiction; Waiver of Jury Trial	34
10.11	Binding Effect	34
Annex I Definitions		A-I-1
Exhibits
Form of Amendment and Restatement of Company's Certificate of Incorporation		A-A-1

Agreement and Plan of Merger

        This Agreement and Plan of Merger (this "Agreement") is entered into as of October 19, 2002 by Stericycle, Inc., a Delaware corporation ("Parent"), Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MergerSub"), and Scherer Healthcare, Inc., a Delaware corporation ("Company").

        WHEREAS, this Agreement contemplates a transaction in which Parent will acquire all of the outstanding capital stock of Company for cash through a reverse merger of MergerSub with and into Company.

        WHEREAS, the respective boards of directors of Parent, MergerSub and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, this Agreement and the merger of MergerSub with and into Company pursuant to this Agreement.

        WHEREAS, the board of directors of Company, based upon the unanimous recommendation of a special committee of the board of directors (the "Special Committee"), has resolved to recommend that the stockholders of Company adopt this Agreement and approve the consummation of the merger of Company with MergerSub pursuant to this Agreement.

        NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

Article 1
Definitions

        Certain capitalized terms used in this Agreement are defined in Annex I.

Article 2
The Transaction

        2.1    Merger

        Upon the terms and subject to the conditions of this Agreement, MergerSub shall merge with and into Company (the "Merger") at the Effective Time. The separate corporate existence of MergerSub shall cease, and Company shall be the corporation surviving the Merger (the "Surviving Corporation"), and shall succeed to and assume all of the rights and obligations of MergerSub in accordance with the DGCL.

        2.2    Closing

        Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of [name of law firm] at 10:00 a.m. on the second business day following the satisfaction or waiver of all of the Parent Closing Conditions and all of the Company Closing Conditions (except for those that by their nature are to be satisfied at Closing), or at such other place, time and date as shall be agreed in writing by the Parties (the "Closing Date").

        2.3    Closing Events

        At Closing, the following events shall take place, all of which shall be considered to take place concurrently:

          (a)  Certificate of Merger

          The Company shall execute and acknowledge a certificate of merger consistent with the terms of this Agreement and otherwise in form and substance reasonably satisfactory to the Parties (the

  "Certificate of Merger"), and shall file the Certificate of Merger in the office of the Secretary of State of the State of Delaware, as provided in the DGCL.

          (b)  Deliveries by Company

          Company shall deliver to Parent and MergerSub an Officer's Certificate certifying that all of the Company Closing Conditions have been either satisfied or waived.

          (c)  Deliveries by Parent and MergerSub

          Parent and MergerSub shall make or cause the following deliveries to Company:

            (1)  Parent and MergerSub shall have deposited the Merger Consideration with the Paying Agent in accordance with Section 2.5; and

            (2)  Parent and MergerSub shall deliver an Officer's Certificate certifying that all of the Parent Closing Conditions have been either satisfied or waived.

        2.4    Effect of Merger

          (a)  General

          The Merger shall become effective at the time (the "Effective Time") that the Certificate of Merger is duly filed in the office of the Secretary of State of the State of Delaware or at such later time as the parties hereto may agree and is provided in the Certificate of Merger. The Merger shall have the effects described in Section 259 of the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Company or MergerSub in order to carry out and give effect to the Merger.

          (b)  Corporate Organization

          As of the Effective Time, Company's certificate of incorporation as in effect immediately prior to the Effective Time shall be amended in its entirety as attached hereto as Exhibit A, and as so amended, shall be the certificate of incorporation of the Surviving Corporation. As of the Effective Time, the bylaws, directors and officers of MergerSub immediately prior to the Effective Time shall be the bylaws, directors and officers of the Surviving Corporation.

          (c)  Conversion of Company Shares

          At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of capital stock of Parent or MergerSub, each Company Share shall be converted into the right to receive an amount (the "Merger Consideration"), payable upon surrender of the Company Stock Certificate representing the share pursuant to Section 2.5(b), as follows:

            (1)  each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share or a share held in treasury by Company) shall be converted into the right to receive, in cash (without interest), an amount per share equal to the Preferred Stock Merger Consideration, and all such shares of Company Preferred Stock shall automatically be canceled and cease to exist; and

            (2)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share or a share held in treasury by Company) shall be converted into the right to receive, in cash (without interest), an amount per share equal to the Common Stock Merger Consideration, and all such shares of Company Common Stock shall automatically be canceled and cease to exist.

          (d)  Company Treasury Shares

          At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of capital stock of Parent or MergerSub, each share of Company Common Stock and Company Preferred Stock held in treasury by Company shall be automatically canceled and cease to exist, and no payment of Merger Consideration shall be made in respect of the share.

          (e)  Conversion of MergerSub's Stock

          At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of capital stock of Parent or MergerSub, each share of MergerSub's common stock, par value $.01 per share, shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

        2.5    Exchange Fund and Procedures

          (a)  Exchange Fund

          Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to Company to act as the paying agent (the "Paying Agent") for the purpose of exchanging Company Shares for Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of holders of Company Shares and Company Stock Options, cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration payable pursuant to Section 2.4(c) and any amounts payable pursuable to Section 2.5(i) (net of any required withholding of taxes). This deposit shall be invested by the Paying Agent as directed by Parent, and any interest or other income resulting from the investment shall be Parent's sole and exclusive property and shall be paid to Parent upon demand. No part of such interest or income shall accrue to the benefit of holders of Company Shares.

          (b)  Exchange Procedures

          The Surviving Corporation shall cause the Paying Agent, as soon as reasonably practicable after the Effective Time, to mail to each registered holder of Company Shares immediately prior to the Effective Time (i) a letter of transmittal in customary form and containing such other provisions as Parent reasonably may require (a "Letter of Transmittal") and (ii) instructions for surrendering the stock certificate or certificates representing the holder's Company Shares (each a "Company Stock Certificate") in exchange for the Merger Consideration payable in respect of the holder's certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares which were converted into the right to receive the Merger Consideration. The Proxy Statement shall provide that, in lieu of delivery following the Effective Time as aforesaid, and commencing on the tenth (10th) calendar day prior to the date of the Stockholders Meeting, the Letter of Transmittal and instructions for use will be promptly delivered by the Paying Agent to each prior holder of Company Shares from whom the Paying Agent receives a written request therefor prior to the date of the Stockholders Meeting, and that each such prior holder of Company Shares shall be entitled thereafter to surrender its Company Stock Certificate in accordance with the procedures described herein, in the Letter of Transmittal and in the accompanying instructions, and Parent shall cause the Paying Agent to comply with the foregoing. Upon surrender of a Company Stock Certificate to the Paying Agent for cancellation, together with a Letter of Transmittal duly executed and completed in accordance with its instructions and such other documents as the Paying Agent reasonably may require, the Paying Agent shall pay to the holder of the surrendered certificate, as promptly as practicable after the Effective Time, the Merger Consideration payable in respect of the Company Shares represented by the certificate, and the Company Stock Certificate so surrendered shall be canceled. The Letter of Transmittal shall provide that such payment shall, at the holder's election and upon delivery of wire transfer instructions, be by wire transfer at the Company's expense for payments exceeding $1,000,000. If any portion of the Merger Consideration payable in respect of any Company Shares is to be paid to a Person other than the registered holder of those shares, it shall be a condition to making such payment that the Company Stock Certificate representing those shares is surrendered properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall (i) pay any transfer or other Taxes required as a result of payment to a Person other than the registered holder or (ii) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. At and after the Effective Time and until surrendered as contemplated by this Section 2.5(b), each Company Stock Certificate (other than Company Stock Certificates representing Dissenting Shares or shares of Company Common Stock or Company Preferred Stock held in treasury to be canceled pursuant to Section 2.4(d) shall be deemed to represent for all purposes only the right to receive the Merger Consideration payable upon such surrender.

          (c)  No Further Ownership Rights

          From and after the Effective Time, holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights in respect of those shares, except as otherwise provided for in this Agreement or by applicable Law. The Merger Consideration issued and paid upon conversion of Company Shares in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights in respect of those shares.

          (d)  Termination of Exchange Fund

          Any portion of the Exchange Fund remaining undistributed nine (9) months after the Effective Time shall be delivered to the Surviving Corporation or as the Surviving Corporation directs, and thereafter any holder of Company Shares who did not comply with this Article 2 prior to such delivery shall look, solely to the Surviving Corporation for the Merger Consideration payable in respect of those shares (subject to abandoned property, escheat and similar Laws).

          (e)  No Liability

          None of Parent, MergerSub, the Company or the Paying Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or other distributions respect thereto), or cash from the Exchange Fund, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)    Lost Certificates

          Upon delivery to the Paying Agent of a "lost certificate" affidavit in customary form to the effect that a Company Stock Certificate has been lost, stolen or destroyed, and, if reasonably required by the Surviving Corporation, delivery of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation in respect of the certificate, the Paying Agent shall deliver to the Person claiming ownership of the lost, stolen or destroyed Company Stock Certificate the Merger Consideration payable in respect of the Company Shares previously represented by the certificate.

          (g)  Stock Transfer Books

          Company's stock transfer books shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Company Shares on Company's stock transfer records.

          (h)  Appraisal Rights

          Notwithstanding anything in this Agreement to the contrary, a Dissenting Share shall not be converted into the right to receive Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL, unless and until the Dissenting Stockholder fails to perfect or effectively withdraws or loses those rights. At the Effective Time, each Dissenting Share shall be canceled and cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of the shares is accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if a Dissenting Stockholder fails to perfect or effectively withdraws or otherwise forfeits the right to appraisal under Section 262, the right of such Dissenting Stockholder to be paid the fair value of such holder's Dissenting Shares shall cease to exist and such Dissenting Stockholder's Dissenting Shares shall be deemed to have converted into and represent for all purposes only the right to receive the Merger Consideration payable upon surrender of the Company Stock Certificate representing those shares pursuant to Section 2.5(b). Company shall give Parent (i) prompt notice of any written demand for appraisal of any Company Shares, any attempted withdrawal of any such demand, and any other instrument served on the Company pursuant to the DGCL relating to rights of appraisal and (ii) the opportunity to consult with respect to all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not voluntarily make any payment in respect of, or settle or offer to settle, any demand for appraisal without Parent's prior written consent, which shall not be unreasonably withheld.

          (i)    Stock Options

          Company shall take all action necessary so that each outstanding Company Stock Option, whether or not it is then vested or exercisable, shall be canceled immediately prior to the Effective Time, and shall thereafter represent (whether or not previously vested) only the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter, in consideration for the option's cancellation, an amount in cash equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share payable under the option, (with the amount payable subject to reduction for required withholding of taxes). Promptly following the execution of this Agreement, Company shall mail to each person who is a holder of an outstanding Company Stock Option (whether or not then vested or exercisable) a letter in a form acceptable to Parent describing the treatment of and payment for Company Stock Options pursuant to this Section 2.5(i) and providing instructions to use to obtain payment for the holder's Company Stock Options under this Agreement. These instructions shall require, inter alia, that as a condition of payment, the holder shall be required to deliver a release, in a form acceptable to Parent, by which the holder effectively relinquishes all rights in respect of the holder's Company Stock Options upon payment in accordance with this Section 2.5(i). The Surviving Corporation shall cause the Paying Agent, at the Effective Time or as soon as reasonably practicable thereafter, to deliver to such holder the amount of cash provided for in the first sentence of this Section 2.5(i). Company shall take all actions necessary to cause all stock option, stock grant and stock purchase plans, and any other plan, program or arrangement with respect to equity securities of Company or any Subsidiary, to be terminated effective as of the Effective Time and to ensure that no Person shall have any rights thereunder to acquire equity securities of Company, any Subsidiary, Parent or the Surviving Corporation after such time.

Article 3
Representations and Warranties of Company

        Except as set forth in (i) the Company disclosure schedule delivered by Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule") (provided that the listing of an item in one schedule of the Company Disclosure Schedule shall be deemed to be a listing in each schedule of the Company Disclosure Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule or representation and warranty) or (ii) the Company SEC Reports, Company represents and warrants to Parent and MergerSub as follows:

        3.1    Organization

        Each Target Company is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts. Each Target Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which qualification is required by Law (except where the failure to be qualified and in good standing would not reasonably be expected to have a Material Adverse Effect).

        3.2    Authority

        Company has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. By necessary corporate action, based upon the unanimous recommendation of the Special Committee, the board of directors of Company has duly and validly authorized the execution and delivery of this Agreement and approved this Agreement and the consummation of the Merger and declared it advisable, and has resolved to recommend that the stockholders of Company approve this Agreement and the consummation of the merger of Company with MergerSub pursuant to this Agreement. Company's execution and delivery of this Agreement and, subject to receipt of Stockholder Approval, consummation of the Merger, have been duly authorized by all necessary action required by Company's Organizational Documents and the DGCL.

        3.3    Enforceability

        This Agreement constitutes a legally valid and binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        3.4    Capital Stock

          (a)  Company's authorized capital stock consists of 12,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock.

          (b)  Company had 4,390,264 shares of Company Common Stock issued and outstanding as of September 30, 2002. All of these shares are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of or subject to any preemptive rights. As of the date of this Agreement, Company holds 391,029 shares of Company Common Stock in treasury, and no shares of Company Common Stock are held by any Subsidiary.

          (c)  Company had 17,666 shares of Company Preferred Stock issued and outstanding as of October 11, 2002. All of these shares are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of or subject to any preemptive rights. As of the date of this Agreement, Company holds no shares of Company Preferred Stock in treasury, and no shares of Company Preferred Stock are held by any Subsidiary.

          (d)  As of October 11, 2002, there were outstanding Company Stock Options to purchase a total of 385,000 shares of Company Common Stock, as listed in Section 3.4(d) of the Company Disclosure Schedule. Section 3.4(d) of the Company Disclosure Schedule also provides, for each stock option listed, the name of the holder, the number of underlying shares, the date of grant, the applicable vesting schedule and the exercise price.

          (e)  As of the date of this Agreement: (i) except as described in Sections 3.4(b) and 3.4(c), there are no other classes of outstanding shares of capital stock or other classes of equity securities of Company or any other class of equity equivalents; and (ii) except as described in Sections 3.4(c) and 3.4(d), there are no other classes of securities of Company convertible into or exchangeable for shares of capital stock or other classes of equity securities of Company or options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which Company is party or by which it is bound providing for Company's issuance of any Company Shares or other equity securities.

          (f)    Except for the Voting Agreement or as provided in Company's certificate of incorporation, as amended to the date of this Agreement, there are no stockholders agreements, buy-sell agreements, voting trusts or other Contracts to which Company or any Subsidiary is a party or by which it is bound relating to the voting or disposition of any Company Shares or creating any obligation of Company or any Subsidiary to repurchase, redeem or otherwise acquire or retire any Company Shares or any Company Stock Options or warrants.

          (g)  Section 3.4(g) of the Company Disclosure Schedule lists for each Subsidiary, its name and jurisdiction of incorporation and the number of authorized shares of each class of its capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of any preemptive rights.

          (h)  Company holds of record and owns beneficially all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of any Liens (other than restrictions on transfer under the Securities Act and state securities Laws) and there are no other outstanding equity securities or equity equivalents of any Subsidiary.

          (i)    There are no securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other equity securities of the Subsidiary or options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which any Subsidiary is party or by which it is bound providing for its issuance of any shares of its capital stock or any other equity securities.

          (j)    There are no stockholders agreements, buy-sell agreements, voting trusts or other Contracts to which any Subsidiary is a party or by which it is bound relating to the voting or disposition of any shares of the Subsidiary's capital stock or creating any obligation of the Subsidiary to repurchase, redeem or otherwise acquire or retire any shares of its capital stock or any stock options or warrants.

          (k)  Except for the Subsidiaries or as described in the Company SEC Reports, Company does not own any shares of capital stock of or other equity interest in any corporation or other Person.

        3.5    No Violation

        Subject only to obtaining Stockholder Approval, Company's execution, delivery and performance of this Agreement will not, either directly or indirectly (and with or without Notice or the passage of time or both):

          (a)  violate or conflict with its Organizational Documents or those of any Subsidiary;

          (b)  except as would not reasonably be expected to have a Material Adverse Effect, result in a breach of or default under any Contract to which it or any Subsidiary is a party or by which it is bound;

          (c)  except as would not reasonably be expected to have a Material Adverse Effect, result in the imposition or creation of any Lien (other than a Permitted Lien) upon any of its assets or any of the assets of any Subsidiary; or

          (d)  except as would not reasonably be expected to have a Material Adverse Effect, violate or conflict with, or give any Governmental Authority the right to challenge the Merger or to obtain any other relief under, any Law or Order to which it or any Subsidiary is subject.

        3.6    No Consent Required

        Except (i) as required by the Securities Act, the Exchange Act, The Nasdaq National Market, Inc. or applicable Takeover Statutes or (ii) where Company's failure to give, file or obtain any Notice, Permit or Consent would not reasonably be expected to have a Material Adverse Effect, and except for (iii) filing and recordation of appropriate documents for the Merger as required by the DGCL, Company's execution, delivery and performance of this Agreement do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

        3.7    SEC Reports and Financial Statements

        Company has filed with the SEC all forms, reports, schedules, exhibits and other documents that it has been required to file (collectively, including all exhibits thereto, the "Company SEC Reports"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the related SEC rules and regulations in effect on the date that it was filed with the SEC. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference in the Company SEC Reports, contained, as of their respective dates of filing (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any forms, reports or other documents with the SEC.

        The consolidated financial statements of Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the relevant published rules and regulations of the SEC and present fairly, in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein), the consolidated financial position of Company and its consolidated Subsidiaries as of the dates indicated and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and to the lack of footnotes and other presentation items).

        3.8    Equipment

        Schedule 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all of the Equipment of the Target Companies as of the date of this Agreement having a purchase price of more than $10,000 per piece of Equipment (grouping the Equipment listed by Target Company, and identifying each piece of Equipment by Equipment description).

        3.9    Contracts

          (a)  Section 3.9(a) of the Company Disclosure Schedule consists of 12 subschedules which contain complete and accurate lists of the following Contracts of the Target Companies as of the date of this Agreement (grouping the Contracts listed on each subschedule by Target Company, and listing each Contract only once if more than one listing otherwise would be required):

            (1)  a list of the top 20 Customer Contracts (by revenues for the twelve (12) month period ended August 31, 2002) identifying each Customer Contract by name of customer, billing address and contract term (Section 3.9(a)(1) of the Company Disclosure Schedule);

            (2)  all Equipment Leases involving monthly payments of more than $1,000, identifying each Equipment Lease by (i) vendor and Equipment description, and (ii) lessor, lessee and term of lease (Section 3.9(a)(2) of the Company Disclosure Schedule);

            (3)  all Facility Leases and Former Facility Leases, identifying each Facility Lease and Former Facility Lease by (i) name, location and use of the Facility in question, and (ii) for each Facility Lease, lessor, lessee and term of lease (Section 3.9(a)(3) of the Company Disclosure Schedule);

            (4)  all Contracts (or series of related Contracts) for the purchase or sale of raw materials, parts, supplies, products or other personal property, or for the receipt of services, the performance of which will extend over a period of more than six months or involve payments in an amount exceeding $25,000 (Section 3.9(a)(4) of the Company Disclosure Schedule);

            (5)  all Contracts with lenders evidencing or securing any indebtedness for borrowed money (Section 3.9(a)(5) of the Company Disclosure Schedule);

            (6)  all Contracts with distributors and sales representatives (Section 3.9(a)(6) of the Company Disclosure Schedule);

            (7)  all Contracts guaranteeing the contractual performance of or any payment by another Person (other than a Target Company) (Section 3.9(a)(7) of the Company Disclosure Schedule) where the Target Companies' liability exceeds $25,000;

            (8)  all Contracts creating a partnership or joint venture with another Person (Section 3.9(a)(8) of the Company Disclosure Schedule);

            (9)  all Contracts restricting or purporting to restrict a Target Company's geographical area or scope of business activities or limiting or purporting to limit the freedom to engage in any line of business or to compete with any Person (Section 3.9(a)(9) of the Company Disclosure Schedule), except for arrangements entered into in the Ordinary Course of Business;

            (10) all Contracts granting a right of first refusal or first negotiation with respect to any material asset of a Target Company (Section 3.9(a)(10) of the Company Disclosure Schedule);

            (11) all Contracts (other than Employee Benefit Plan) relating to employee compensation, employment, termination of employment or consulting services, involving annual payments of in excess of $25,000 including any such Contract that would result in any benefit payable to any Person following consummation of the Merger of at least $25,000 (Section 3.9(a)(11) of the Company Disclosure Schedule); and

            (12) all Contracts (or series of related Contracts) entered into outside of the Ordinary Course of Business and involving the expenditure or receipt by any party of an amount exceeding $25,000 (Section 3.9(a)(12) of the Company Disclosure Schedule).

          (b)  Each Material Contract of the Target Companies is a legally valid and binding obligation of the subject Target Company and, to the Knowledge of the Company, the other parties thereto (except where the failure to be legally valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other Contracts).

          (c)  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) no Target Company is in Default under any Material Contract, and to Company's Knowledge, no other party to a Material Contract is in Default in any material respect under the Contract; and (ii) no event has occurred or circumstance exists that (with or without Notice or the passage of time, or both) would result in a Default by a Target Company under a Material Contract or would give any party to a Material Contract the right to exercise any remedy under the Contract or to cancel, terminate or modify the Material Contract.

          (d)  Except as would not reasonably be expected to result in a Material Adverse Effect, no Target Company has given Notice to or received Notice from any other Person relating to an alleged, possible or potential Default under any Material Contract.

          (e)  For each Facility Lease listed in Section 3.9(a)(3) of the Company Disclosure Schedule, the Target Company party to the Facility Lease has a good and valid leasehold interest in the Facility Lease free and clear of all Liens, except for (i) Taxes and general and special assessments not in default and payable without penalty and interest, (ii) easements, covenants and other encumbrances or restrictions that do not materially impair the current use, occupancy, value or marketability of the Target Company's interest, (iii) any landlord's or other statutory lien incidental to the Ordinary Course of Business and (iv) Permitted Liens.

        3.10    Real Property

        Section 3.10 of the Company Disclosure Schedule contains a complete and accurate list of all material Real Property owned by the Target Companies as of the date of this Agreement (identified by Target Company and common name). For each item of Real Property listed in Section 3.10 of the Company Disclosure Schedule, title to the parcel is free and clear of all Liens, except for (i) Taxes and general and special assessments not in default and payable without penalty and interest, (ii) easements, covenants and other encumbrances or restrictions that do not materially impair the current use, occupancy, value or marketability of the property, (iii) statutory liens incidental to the Ordinary Course of Business and (iv) Permitted Liens.

        3.11    Permits

          (a)  Except as would not reasonably be expected to have a Material Adverse Effect, in the case of each Permit held by the Target Companies:

            (1)  the Permit is valid and in full force and effect;

            (2)  the holder of the Permit has complied with the terms of the Permit in all material respects;

            (3)  to Company's Knowledge, no event has occurred or circumstance exists that (with or without Notice or the passage of time or both) would constitute or result in the holder's violation of or failure to comply with the Permit or result in the revocation, withdrawal, suspension, cancellation, termination or material modification of the Permit;

            (4)  the holder of the Permit has not received any written Notice from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with the Permit or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of the Permit; and

            (5)  the holder of the Permit has duly filed on a timely basis all applications that were required to be filed for the renewal of the Permit and has duly made on a timely basis all other filings, if any, required to have been made in respect of the Permit.

          (b)  The Target Companies hold all Permits required for the lawful conduct of the Business as it is currently conducted (except for any Permits the failure to obtain which would not reasonably be expected to have a Material Adverse Effect);

        3.12    Intellectual Property

        The Target Companies have rights to all Intellectual Property of any kind or character necessary for the conduct and operation of the Business as it is currently conducted, except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect.

        3.13    Undisclosed Liabilities

        The Target Companies do not have any Liabilities except for (i) Liabilities disclosed in the financial statements included in the Company's SEC Reports, (ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2002 and (iii) Liabilities which would not reasonably be expected to have a Material Adverse Effect.

        3.14    Taxes

          (a)  Except as would not reasonably be expected to have a Material Adverse Effect, each Target Company has filed all Tax Returns that it was required to file prior to the date of this Agreement. All of the Tax Returns filed were correct and complete in all respects except as would not reasonably be expected to have a Material Adverse Effect, and all material amounts of Taxes due in connection with these Tax Returns have been paid (other than (i) Taxes for which adequate reserves have been established as reflected on the June 30 Balance Sheet, as such amounts have changed and may change since June 30, 2002), and (ii) Taxes which are being contested in good faith the nonpayment of which would not reasonably be expected to have a Material Adverse Effect).

          (b)  No federal or state income Tax Return that any Target Company filed prior to the date of this Agreement is currently under audit or examination by a Governmental Authority, and no Target Company has received Notice from any Governmental Authority that (i) any federal or state income Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for a material amount of additional Taxes in respect of any Tax Return or for the payment of a material amount of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

          (c)  Except as would not reasonably be expected to have a Material Adverse Effect, no Target Company had any amount of delinquent Taxes as of June 30, 2002.

          (d)  No Target Company has extended the time in which to file any Tax Return or extended or waived the statute of limitations for the assessment of any Tax.

          (e)  No Target Company has filed a consent under § 341(f) of the Internal Revenue Code (relating to collapsible corporations) or made any payments, or is or could become obligated under an existing Contract (including a stock option) to make any payments, that are not deductible under § 280G of the Internal Revenue Code (relating to "golden parachute" payments).

          (f)    Section 3.14(f) of the Company Disclosure Schedule lists all federal and all material other income Tax Returns that the Target Companies have filed since January 1, 1998. No Target Company is a party to any agreement providing for the allocation or sharing of Taxes.

          (g)  Company has not been at any time during the applicable period specified in § 897(c)(1)(A)(ii) of the Internal Revenue Code, a "United States real property holding corporation" within the meaning of § 897(c) of the Internal Revenue Code.

          (h)  No Target Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of § 355(a)(1)(A) of the Internal Revenue Code) in a distribution of stock qualifying for tax-free treatment under § 355 of the Internal Revenue Code in the two years prior to the date of this Agreement.

        3.15    No Material Adverse Change

        Since June 30, 2002, (i) there has not been any change in Company's consolidated financial position, results of operations or assets, and (ii) no event has occurred or circumstance exists relating to Company or any Subsidiary that, individually or in the aggregate, has had a Material Adverse Effect.

        3.16    Employee Benefits

          (a)  Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans under which any Target Company has any obligation or Liability whether contingent or otherwise (grouping the Employee Benefit Plans by Target Company).

          (b)  Except as would not reasonably be expected to result in a Material Adverse Effect, in the case of each Employee Benefit Plan listed in Section 3.16(a) of the Company Disclosure Schedule:

            (1)  the plan has been maintained and operated in material compliance with the applicable requirements of ERISA, the Internal Revenue Code and any other Law;

            (2)  all required contributions to or premiums or other payments in respect of the plan have been timely paid;

            (3)  there have been no "prohibited transactions" (as defined in § 406 of ERISA and § 4975 of the Internal Revenue Code) in respect of the plan which could reasonably result in Liability to a Target Company; and

            (4)  no Suit in respect of the administration or operation of the plan or the investment of plan assets is pending or, to Company's Knowledge, Threatened, and to Company's Knowledge, there is no basis for any such Suit.

          (c)  Except to the extent required by § 4980B of the Internal Revenue Code or any similar state law, no Target Company provides health or other welfare benefits to any retired or former employee or is obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

          (d)  No Target Company maintains or in the past six (6) years has maintained an Employee Benefit Plan that is or was subject to the "minimum funding standards" of § 302 of ERISA or Title IV of ERISA.

          (e)  No Target Company contributes to or in the past six (6) years has been required to contribute to any "multiemployer plan" (as defined in § 3(37) of ERISA).

          (f)    Each Employee Benefit Plan listed in Section 3.16(a) of the Company Disclosure Schedule and any related trust intended to qualify under § 401(a) of the Internal Revenue Code has received a determination from the Internal Revenue Service that it so qualifies.

          (g)  Except as contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the Merger will result in an increase in benefits under any Employee Benefit Plan listed in Section 3.16(a) of the Company Disclosure Schedule or any Contract with any current, former or retired employee of the Company or an acceleration of the time of payment or vesting of any benefits.

        3.17    Insurance

          (a)  Section 3.17(a) of the Company Disclosure Schedule consists of three subschedules and lists:

            (1)  all insurance policies in effect on the date of this Agreement under which any Target Company or any director or officer of a Target Company (in his or her capacity as a director or officer) is insured at any time since January 1, 1998 (Section 3.17(a)(1) of the Company Disclosure Schedule);

            (2)  all self-insurance arrangements by any Target Company since January 1, 1998 (Section 3.17(a)(2) of the Company Disclosure Schedule); and

            (3)  all obligations of any Target Company to provide insurance coverage to any Person other than an employee (Section 3.17(a)(3) of the Company Disclosure Schedule).

          (b)  Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each insurance policy listed in Section 3.17(a)(1) of the Company Disclosure Schedule under which a Target Company is currently insured:

            (1)  the policy is valid and in full force and effect, and will continue in full force and effect following consummation of the Merger; and

            (2)  with respect to all pending claims, the Target Company has not received (i) any refusal of coverage, (ii) any Notice that a defense will be afforded with a reservation of rights, or (iii) any Notice of cancellation or any other indication that the policy is no longer in full force or effect or will not be renewed or that the insurance company is unwilling or unable to perform its obligations.

        3.18    Compliance

          (a)  Since January 1, 1998, each Target Company has complied with, and is currently in compliance with, each Law and Order that is or was applicable to it or to the conduct of the Business (except for non-compliance that would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other non-compliance).

          (b)  Except as would not reasonably be expected to have a Material Adverse Effect, no Target Company has received any written Notice which has not been resolved from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any applicable Law or Order or (ii) any actual, alleged or potential obligation to undertake or bear all or any portion of the cost of any remedial action of any kind.

        3.19    Legal Proceedings

          (a)  Section 3.19(a) of the Company Disclosure Schedule consists of two subschedules and lists:

            (1)  all Suits pending as of the date of this Agreement in which any Target Company is a party (Section 3.19(a)(1) of the Company Disclosure Schedule); and

            (2)  all other Suits since January 1, 1998 through the date of this Agreement involving monetary claims of more than $50,000 or requests for injunctive relief in which any Target Company was a party (Section 3.19(a)(2) of the Company Disclosure Schedule).

          (b)  None of the pending Suits listed in Section 3.19(a)(1) of the Company Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

          (c)  to Company's Knowledge, as of the date of this Agreement, there is no Suit Threatened or investigation pending against any Target Company which would reasonably be expected to have a Material Adverse Effect.

        3.20    Absence of Certain Events

        Since June 30, 2002 through the date of this Agreement, no Target Company has:

          (a)  sold, leased, transferred or disposed of any of its assets used, held for use or useful in conduct of the Business with a book value in excess of $1,000 except in the Ordinary Course of Business;

          (b)  entered into any Material Contract relating to the Business except in the Ordinary Course of Business;

          (c)  terminated, accelerated or modified any Material Contract relating to the Business to which it is or was a party or by which it is or was bound, or has agreed to do so, or has received Notice that another party had done so or intends to do so, except in the case of Material Contracts which expired in accordance with their terms or which were terminated, accelerated or modified in any material respect in the Ordinary Course of Business;

          (d)  imposed or permitted any Lien (other than a Permitted Lien) on any of its assets except in the Ordinary Course of Business;

          (e)  other than in the Ordinary Course of Business, delayed or postponed payment of its vendor accounts payable and other Liabilities;

          (f)    cancelled, compromised, waived or released any claim or right involving in excess of $1,000 outside of the Ordinary Course of Business;

          (g)  experienced any damage, destruction or loss to any of its assets used, held for use or useful in conduct of the Business (whether or not covered by insurance) which has resulted in a Material Adverse Effect;

          (h)  changed the base compensation or other terms of employment of any of its employees involving consideration in excess of $50,000 except in the Ordinary Course of Business;

          (i)    paid a bonus to any employee other than in the Ordinary Course of Business;

          (j)    adopted a new material Employee Benefit Plan, terminated any material existing plan or increased materially the benefits under or otherwise materially modified any existing plan except as contemplated in this Agreement;

          (k)  amended its Organizational Documents;

          (l)    issued, sold, redeemed or repurchased, or effected any split, combination or reclassification of, any shares of its capital stock or other securities or retired any indebtedness;

          (m)  granted any stock options other than in the Ordinary Course of Business;

          (n)  declared or paid any dividends or made any other distributions in respect of its capital stock;

          (o)  made, or guaranteed, any loans or advances to another Person, other than a Target Company, or made any investment or commitment therefor in any Person, other than a Target Company, in each case other than in the Ordinary Course of Business;

          (p)  made any capital expenditures in excess of $25,000 in the aggregate;

          (q)  made any material change in its accounting principles or methods; or

          (r)  entered into any Contract to do any of the matters described in the preceding clauses (a)–(q).

        3.21    Environmental Matters

          (a)  Each Target Company is, and has been at all times since January 1, 1995, in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws (except where non-compliance would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other non-compliance), and to Company's Knowledge, there are no facts, circumstances or conditions which would reasonably be expected to prevent compliance in the future (except where non-compliance would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other non-compliance).

          (b)  No Target Company has received any Notice from any Governmental Authority, any private citizen acting in the public interest, the current or prior owner or operator of any current or former Facility, or any other Person, of (i) any actual or potential violation or failure to comply with any Environmental Laws or (ii) any actual or potential Cleanup Liability or other Environmental Liability, which would reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all other such matters.

        3.22    Employees

        Section 3.22 of the Company Disclosure Schedule contains a complete and accurate list of the following information for the employees of each Target Company as of the date of this Agreement (grouping the employees by Target Company), including employees on leave of absence: name; job title; date of hire; current base compensation; and changes in base compensation since January 1, 2001 (or date of hire, if later). To Company's Knowledge, except where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect, no employee of any Target Company is a party to or is otherwise bound by any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, that presently limits or restricts the scope of his or her duties as an employee of the Surviving Corporation (or of a Subsidiary of the Surviving Corporation).

        3.23    Labor Relations

        No Target Company is or has ever been a party to any collective bargaining agreement or other labor Contract. Except as would not reasonably be expected to have a Material Adverse Effect, no Target Company is experiencing, or has experienced at any time, and, to Company's Knowledge, there is no reasonable basis to expect any Target Company to experience: (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees; (ii) any Suit relating to the alleged violation of any Law or Order relating to labor relations or employment matters (including any charge or complaint filed by an employee or union with the U.S. National Labor Relations Board or Equal Employment Opportunity Commission or any other comparable Governmental Authority); (iii) any other labor or employment dispute; or (iv) any activity to organize or establish a collective bargaining unit, trade union or employee association.

        3.24    Broker's Fee

        Company has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        3.25    Takeover Statutes

        No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company ("Takeover Statutes") is applicable to the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in Section 4.13, the action of the Board of Directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

        3.26    Proxy Statement

        None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (and each amendment of or supplement to the Proxy Statement, if any) will, on the date it is mailed to the Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Company makes no representation or warranty in respect of statements made in any of the foregoing documents based on information supplied by Parent or MergerSub in writing for inclusion in such documents. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC.

        3.27    Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of any class or series of Company's capital stock necessary to adopt this Agreement and to consummate the Merger.

        3.28    Opinion of Financial Advisor

        The Special Committee has received the opinion of Houlihan Lokey Howard & Zukin, dated October 19, 2002, to the effect that, as of such date, the Common Stock Merger Consideration to be received by the holders of Company Common Stock is fair to such holders from a financial point of view.

Article 4
Representations and Warranties of Parent and MergerSub

        Except as set forth in the Parent SEC Reports, Parent and MergerSub represent and warrant to Company as follows:

        4.1    Organization

        Each of Parent and MergerSub is are a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts. Parent directly owns all of the issued and outstanding shares of MergerSub's capital stock.

        4.2    Authority

        Each of Parent and MergerSub has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and MergerSub have been duly authorized by all necessary action required by their respective Organizational Documents and applicable Law.

        4.3    Enforceability

        This Agreement constitutes a legally valid and binding obligation of Parent and MergerSub, enforceable against them in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        4.4    No Violation

        The execution, delivery and performance of this Agreement by Parent and MergerSub will not, in the case of each of them, either directly or indirectly (and with or without Notice or the passage of time or both):

          (a)  violate or conflict with its Organizational Documents;

          (b)  except as would not reasonably be expected to have a Material Adverse Effect, result in a breach of or default under any Contract to which it is a party or by which it is bound;

          (c)  except as would not reasonably be expected to have a Material Adverse Effect, result in the imposition or creation of any Lien (other than a Permitted Lien) upon any of its assets; or

          (d)  violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Merger or to obtain any other relief under, any Law or Order to which it is subject.

        4.5    No Consent Required

        Except (i) as required by the Securities Act, the Exchange Act, The Nasdaq National Market, Inc. or applicable Takeover Statutes or (ii) where its failure to give, file or obtain any Notice, Permit or Consent would not reasonably be expected to have a Material Adverse Effect, and except for (iii) filing and recordation of appropriate documents for the Merger as required by the DGCL, the execution, delivery and performance of this Agreement by Parent and MergerSub do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

        4.6    SEC Reports and Financial Statements

        Parent has filed with the SEC all forms, reports, schedules, exhibits and other documents that it has been required to file (collectively, including all exhibits thereto, the "Parent SEC Reports"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the related SEC rules and regulations in effect on the date that it was filed with the SEC. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference in the Parent SEC Reports, contained, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing) filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the relevant published rules and regulations of the SEC and present fairly, in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates indicated and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and to the lack of footnotes and other presentation items).

        4.7    Broker's Fee

        Neither Parent nor MergerSub has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        4.8    MergerSub Formation

        MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, MergerSub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and related ancillary matters.

        4.9    Proxy Statement

        None of the information supplied or to be supplied by Parent or MergerSub for inclusion or incorporation by reference in the Proxy Statement (and each amendment of or supplement to the Proxy Statement, if any) will, on the date it is mailed to the Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading.

        4.10    Board Approval

        The Board of Directors of MergerSub, by unanimous written consent, has unanimously approved this Agreement and declared it advisable and in the best interests of MergerSub's sole stockholder.

        4.11    Vote Required

        The affirmative vote of Parent, as the sole stockholder of MergerSub, is the only vote of the stockholders of Parent or the stockholders of MergerSub necessary to adopt this Agreement.

        4.12    Compliance with Applicable Laws; Regulatory Matters

        Parent and its subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Authorities, except for those which the failure to hold would not reasonably be expected to have a Material Adverse Effect (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. The businesses of Parent and its subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Authority, except for violations which would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no investigation by any Governmental Authority with respect to Parent or any of its material subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, other than investigations which would not reasonably be expected to have a Material Adverse Effect.

        4.13    Ownership of Company Shares

        Neither Parent nor MergerSub is, nor at any time during the last three years has it been, an "interested stockholder" of Company as defined in Section 203 of the DGCL. Neither Parent nor MergerSub owns (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Company (other than as contemplated by this Agreement).

        4.14    Financing

        Parent represents that as of the date hereof it has, and on the Closing Date it will have and will cause MergerSub or the Surviving Corporation as the case may be to have, access to sufficient funds to deliver (i) the Merger Consideration to the Paying Agent in accordance with Section 2.5(a) and (ii) cash in an aggregate amount necessary to satisfy the Surviving Corporation's payment obligations to holders of Company Stock Options in accordance with Section 2.5(i).

Article 5
Events Prior to Closing

        5.1    General

        Pending Closing, each Party shall use its reasonable best efforts to take all actions and to do all things necessary in order to consummate the Merger (including, in the case of Company, satisfaction, but not waiver, of the Company Closing Conditions, and in the case of Parent and MergerSub, satisfaction, but not waiver, of the Parent Closing Conditions).

        5.2    Conduct of Business by Company

        Pending Closing:

          (a)  Company shall, and shall cause each Subsidiary to, conduct the Business only in the Ordinary Course of Business and with no less diligence and effort than would be applied in the absence of this Agreement; and

          (b)  Company shall not, and shall cause each Subsidiary not to, take any affirmative action that results in the occurrence of an event described in Section 3.20 or fail to take any reasonable action within its control that would avoid the occurrence of an event described in Section 3.20 (other than capital expenditures in fiscal year 2004 consistent with the level of capital expenditures in fiscal year 2003).

        5.3    Stockholders Meeting

        Subject to Section 5.7 hereof, Company shall take all lawful action to (i) cause a special meeting of its Stockholders (the "Stockholders Meeting") to be duly called and held as soon as possible for the purpose of obtaining Stockholder Approval and (ii) solicit proxies from its Stockholders to obtain Stockholder Approval. Company's board of directors shall recommend approval and adoption of this Agreement and the Merger by Company's Stockholders and, except as permitted by Section 5.7(c), shall not withdraw, amend, or modify their respective recommendations in a manner adverse to Parent (or announce publicly its intention to do so). In this regard, Company shall:

          (a)  as promptly as practicable after the date of this Agreement, prepare and file with the SEC a preliminary proxy statement containing the information required to be disclosed to the Stockholders in connection with the vote of the Stockholders to provide Stockholder Approval, give Parent the opportunity to review the preliminary proxy statement prior to its being filed with the SEC, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to the Stockholders; and

          (b)  subject to the fiduciary duties of the Board of Directors and Section 5.7 of this Agreement, include in the Proxy Statement the recommendation of Company's board of directors that the Stockholders vote in favor of adoption of this Agreement;

          (c)  subject to the fiduciary duties of the Board of Directors and Section 5.7 of this Agreement, use its reasonable best efforts to obtain Stockholder Approval; and

          (d)  otherwise comply in all material respects with all legal requirements applicable to the Stockholders Meeting.

        After the date hereof, none of Parent, MergerSub or any of Parent's other subsidiaries shall purchase, offer to purchase or enter into any contract, agreement or understanding with respect to Company Shares, except pursuant to the Merger and the Voting Agreement.

        5.4    Approvals and Consents; Cooperation

        Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable (including, without limitation, filing the notifications required by the New York City Business Integrity Commission within five (5) business days following the date of this Agreement) all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) taking such reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals and (iii) with respect to Parent, taking such reasonable steps as may be necessary to assist Company with its obligations pursuant to Section 5.3. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Authority in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its best efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Authority challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its best efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement.

        5.5    Access to Information

        Pending Closing, Company shall, and shall cause each Subsidiary to (i) give Parent and its representatives (including counsel, financial advisors and accountants) access during normal business hours (but without unreasonable interference with operations) to its Facilities and Books and Records and other documents and (ii) make its officers and employees available to respond to reasonable inquiries regarding the Company, the Subsidiaries and the Business. Company shall furnish Parent and its representatives with all information and copies of all documents concerning the Company, the Subsidiaries and the Business, and the Company Shares and Company Options, that Parent and its representatives reasonably request. Company shall furnish to Parent, at the earliest time that they are available, such monthly and quarterly financial statements and data as are routinely prepared by Company.

        5.6    Notice of Developments

        Pending Closing, the Parties shall promptly give Notice to each of the other Parties of: (i) any fact or circumstance of which a Party becomes aware that causes or constitutes an inaccuracy in any of Party's representations and warranties in Articles 3 or 4 on the date of this Agreement that would reasonably be expected to result in a failure to satisfy any of the conditions in Section 6.1 or 6.2; (ii) any breach of or default of any Party's other obligations in this Article 5 that would reasonably be expected to result in a failure to satisfy any of the conditions in Section 6.1 or 6.2; or (iii) the occurrence of any event that may make satisfaction of any of the conditions in Section 6.1 or 6.2 impossible or unlikely; but the delivery of any Notice pursuant to this Section 5.6 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available to any Party under this Agreement.

        5.7    Acquisition Proposals

          (a)  Immediately after the execution and delivery of this Agreement, Company shall, and shall cause its affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties previously conducted in respect of any possible Acquisition Proposal. Company shall take all necessary steps promptly to inform the individuals or entities referred to in the next sentence of this Section 5.7(a) of the obligations undertaken in this Section 5.7(a). From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, Company shall not, and shall not authorize or cause any Subsidiary or any officer, director or employee of Company or any Subsidiary, or any investment banker, attorney, accountant or other advisor or representative of Company or any Subsidiary, to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or reasonably would be expected to lead to, any Acquisition Proposal.

          (b)  Notwithstanding the limitation provided for in clause (ii) of the second sentence of Section 5.7(a), if Company receives a bona fide written proposal or offer that Company's board of directors and the Special Committee determine in good faith is or would reasonably be expected to result in a third party making a Superior Company Proposal, Company may (A) furnish information with respect to Company to the Person making such proposal or offer (if the Person first enters into a confidentiality agreement with Company containing restrictions as to confidentiality substantially equivalent to or more protective of Company than those in the confidentiality agreement between Company and Parent), and (B) participate in discussions or negotiations with such person regarding such proposal or offer.

          (c)  Except as expressly permitted by this Section 5.7, Company's board of directors and the Special Committee shall not approve or recommend to stockholders any Acquisition Proposal. Nothing contained in this Agreement shall prohibit Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal or making any disclosure to Company's Stockholders which, in the good faith reasonable judgment of Company's board of directors, is required under applicable Law. Notwithstanding anything contained in this Agreement to the contrary, any action by Company's board of directors or the Special Committee permitted by, and taken in accordance with, this Section 5.7 shall not constitute a breach of this Agreement by Company.

          (d)  In the event Company receives a Superior Company Proposal, nothing contained in this Agreement shall prevent the Company's board of directors, the Special Committee or an Authorized Officer of the Company from executing or entering into an agreement relating to such Superior Company Proposal and recommending such Superior Company Proposal to the Stockholders; and in such case, Company's board of directors may withdraw, modify or refrain from making its recommendation (including a declaration of advisability) of the Merger and/or adoption of this Agreement, and, to the extent it does so, Company may refrain from calling, providing notice of and holding the Stockholders Meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement and may terminate this Agreement.

        5.8    Public Announcements

        Each of Parent, Subsidiary and Company shall consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as required by Law or the rules of The Nasdaq National Market, Inc.

        5.9    Employee Matters

        Parent shall cause the Surviving Corporation to honor the obligations of each Target Company under the provisions of each Employee Benefit Plan listed on Section 3.16(a) of the Company Disclosure Schedule and all written employment Contracts referred to on Section 3.22 of the Company Disclosure Schedule, subject to Parent's right to amend or terminate any such benefit plan or employee Contract in accordance with its terms; provided, however, that Parent shall not amend or terminate any such benefit plan prior to the first (1st) anniversary of the Effective Date unless the Employee Benefit Plans of Parent in which the employees of the Target Companies are eligible to participate provide for benefits which, in the aggregate, are substantially equal to or greater than those provided under the plans listed on Schedule 3.16(a). After the Effective Time, the employees of each Target Company shall be eligible to participate in the Employee Benefit Plans of Parent in accordance with their respective terms of participation, as such plans may be in effect from time to time, and at Parent's sole discretion, such employees may become employees of Parent. Service with any Target Company will be counted for purposes of determining periods of eligibility to participate or to vest in benefits under any applicable Employee Benefit Plan of Parent. At Parent's sole discretion, administrative functions, including but not limited to payroll processing, may be transferred to processors of Parent's choosing.

        5.10    Fees and Expenses

        If the Merger is consummated, the Surviving Corporation shall pay the legal, financial advisory and accounting fees and expenses of Company in addition to such other reasonable and customary expenses incurred by Company (including, but not limited to, the printing, filing and mailing to Company Stockholders of the Proxy Statement) in connection with the Merger. If the Merger is not consummated, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring those expenses.

Article 6
Conditions to Closing

        6.1    Conditions of Parent and MergerSub

        The respective obligations of Parent and MergerSub to consummate the Merger and to take the other actions that they are respectively required to take at Closing are subject to the satisfaction of each of the following conditions (the "Parent Closing Conditions") prior to or at Closing:

          (a)  (i) the representations and warranties of Company in Article 3 that are qualified by reference to a Material Adverse Effect are true and correct on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct as of such certain date), and (ii) the representations and warranties of Company in Article 3 that are not so qualified are true and correct in all material respects on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct in all material respects as of such certain date), except, in each case, for representations and warranties the breach of which has not had, and would not reasonably be expected to have, a Material Adverse Effect;

          (b)  Company shall have complied with all covenants applicable to Company set forth in this Agreement except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect;

          (c)  the receipt of the consent, approval and authorization required for consummation of the Merger by the New York City Business Integrity Commission;

          (d)  holders of Company Shares representing no more than five percent (5%) of the outstanding shares of Company Common Stock have exercised (and not withdrawn or otherwise forfeited) the rights of a dissenting stockholder under Section 262 of the DGCL with respect to their Company Shares;

          (e)  Stockholder Approval has been obtained; and

          (f)    no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(f) shall not be available to Parent or MergerSub if either of such Parties' failure to fulfill its obligations pursuant to Sections 5.4 or 5.5 shall have been the cause of, or shall have resulted in, such order or injunction.

        Parent and MergerSub may waive any Parent Closing Condition specified in this Section 6.1 by a written waiver delivered to Company at any time prior to or at Closing.

        6.2    Conditions of Company

        The obligation of Company to consummate the Merger and to take the other actions that it is required to take at Closing is subject to the satisfaction of each of the following conditions (the "Company Closing Conditions") prior to or at Closing:

          (a)  (i) the representations and warranties of Parent and MergerSub in Article 4 that are qualified by reference to a Material Adverse Effect are true and correct on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct as of such certain date), and (ii) the representations and warranties of Parent and MergerSub in Article 4 that are not so qualified are true and correct in all material respects on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct in all material respects as of such certain date), except, in each case, for representations and warranties the breach of which has not had, and would not reasonably be expected to have, a Material Adverse Effect;

          (b)  Parent and MergerSub shall have complied with all covenants applicable to Parent or MergerSub set forth in this Agreement except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect;

          (c)  receipt of the consent, approval and authorization required by the New York City Business Integrity Commission for consummation of the Merger;

          (d)  Stockholder Approval has been obtained; and

          (e)  no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.2(e) shall not be available to Company if such Party's failure to fulfill its obligations pursuant to Sections 5.4 or 5.5 shall have been the cause of, or shall have resulted in, such order or injunction.

        Company may waive any Company Closing Condition specified in this Section 6.2 by a written waiver delivered to Parent and MergerSub at any time prior to or at Closing.

Article 7
Non-Survival of Representations, Warranties and Agreements;
No Other Representations and Warranties

        None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Company, Parent or MergerSub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

Article 8
Termination, Amendment and Waiver

        8.1    Termination by Company or Parent

        This Agreement may be terminated:

          (a)  at any time prior to the Effective Time, whether before or after Stockholder Approval, by mutual written consent of the Parties by action of their respective boards of directors (or committees of the respective boards of directors delegated with such authority);

          (b)  by either Company or Parent, if the Merger shall not have been consummated by the Outside Date; provided, that such Outside Date may, at Company's option, be extended at one or more times to a date which is up to an additional ninety (90) days from the Outside Date in the event all conditions to effect the Merger other than those set forth in Sections 6.1(c) and 6.2(c) (the "Extension Conditions") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date which is an additional ninety (90) days from the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

          (c)  by either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable), permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that neither Company nor Parent may terminate this Agreement pursuant to this Section 8.1(c) unless the Party seeking to terminate this Agreement has used its best efforts to oppose any such governmental order or decision or to have such order or decision vacated or made inapplicable to the Merger contemplated by this Agreement.

        8.2    Termination by Company

        Company may terminate this Agreement:

          (a)  if the Company enters into a definitive agreement providing for the implementation of a Superior Company Proposal; or

          (b)  if Stockholder Approval is not obtained at the Stockholders Meeting by reason of failure to obtain the required vote at such meeting or any adjournment thereof.

        8.3    Termination by Parent

        Parent may terminate this Agreement:

          (a)  if (i) Company's board of directors or the Special Committee withdraws or materially and adversely to Parent modifies its approval of this Agreement and the Merger or its recommendations to the Stockholders (other than as a result of a breach by Parent or MergerSub of a material representation, warranty or obligation under this Agreement or the failure of any Company Closing Condition) (it being understood, however, that for all purposes of this Agreement, the fact that Company has supplied any Person with information regarding Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the public disclosure of such facts, shall not be deemed a withdrawal or modification of the Company's board of directors or the Special Committee's recommendation of the Merger or the adoption of this Agreement or (ii) Company enters into a definitive agreement with respect to an Acquisition Proposal; or

          (b)  if Stockholder Approval is not obtained at the Stockholder Meeting by reason of failure to obtain the required vote at such meeting or any adjournment thereof.

        8.4    Effect of Termination

          (a)  In the event of the termination of this Agreement pursuant to this Article 8, the Merger shall be abandoned and this Agreement (other than this Section 8.4, Section 5.10 and Section 10.1) shall become void and of no effect, without (subject to this Section 8.4) any Liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives).

          (b)  If:

            (1)  Parent terminates this Agreement pursuant to Section 8.3(a), Company shall pay Parent a termination fee of $1,500,000; or

            (2)  if Company terminates this Agreement pursuant to Section 8.2(a) and at such time this Agreement was terminable by Parent pursuant to Section 8.3(a), Company shall pay Parent a termination fee of $1,500,000; or

            (3)  if Company terminates this Agreement pursuant to Section 8.1(b), and all of the conditions to Closing set forth in Section 6.1 were at such time satisfied or capable of being satisfied, or the failure to satisfy such conditions was a result of Parent's or MergerSub's breach of this Agreement, Parent shall pay Company a termination fee of $1,500,000.

  Any termination fee payable under this Paragraph 8.4(b) shall be paid by a wire transfer of immediately available funds within two business days after receipt of demand for payment from the Party to whom the fee is owed accompanied by appropriate wire transfer instructions.

          (c)  The Parties acknowledge that the agreements contained in Section 8.4(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not have entered into this Agreement. If a Party fails to pay a termination fee that it is required to pay under Section 8.4(b), and, in order to obtain payment, the Party to whom the fee is owed brings suit which results in a judgment against the defaulting Party, the defaulting Party shall pay the costs and expenses of the Party bringing suit (including attorneys' fees), together with interest from the date of termination of this Agreement on all of the amounts owed at the prime rate of Bank of America, N.A., in effect from time to time during such period plus two percent (2%).

        8.5    Amendment

        This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of The Nasdaq National Market, Inc. requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.6    Extension and Waiver

        At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article 9
Events Following Merger

        9.1    Continuing Indemnification

        At or promptly following the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time substantially identical to those in Company's certificate of incorporation and bylaws as of the date of this Agreement, and for a period of six (6) years from the Effective Time, Parent shall cause those provisions not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the individuals who, at the Effective Time, were directors, officers, employees or agents of Company. Prior to the Effective Time, Company shall, in consultation with Parent, purchase policies or extensions of current policies of directors' and officers' liability insurance (a) providing coverage and amounts and containing terms and conditions which are, in the aggregate, materially no less advantageous to the insured than those policies currently maintained by Company set forth on Section 3.17(a) of the Company Disclosure Schedule on the date of this Agreement, (b) which shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and (c) providing coverage for a six (6) year period after the Effective Time with respect to claims arising from acts, facts, errors, omissions or events that occurred on or before the Effective Time including, without limitation, in respect of the transactions contemplated hereby. On or before the Effective Time, the parties shall use their reasonable best efforts to obtain such policies in the form previously described. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor Company's obligations thereunder for the six (6) year period provided herein. This Section 9.1 shall survive the consummation of the Merger at the Effective Time, is binding on all successors and assigns of the Surviving Corporation, and is enforceable by individuals and their respective heirs and legal representatives who, at the Effective Time, were directors or officers of Company. From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company and of any of its Subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees disbursements (collectively, the "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and Surviving Corporation within ten business days of receipt by Parent from the Covered Party of a request therefore; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        Notwithstanding anything herein to the contrary, if any claim, action, suit proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 9.1 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

        9.2    Certain Records

        Parent shall permit the Stockholders designated by Company prior to the Effective Time (but no more than five (5) in number) to retain copies of (i) all records and correspondence of Company relating to any proposed sale, merger or similar transaction involving Company, including any bids received from potential acquirors and analyses relating to Parent, and (ii) any other material records of Company, including Tax returns, reports or forms filed on Company's behalf for a valid purpose at the sole cost of such persons.

        9.3    Performance by MergerSub

        Parent shall cause MergerSub prior to the Effective Time to comply with its obligations hereunder and shall, subject to the terms herein, cause MergerSub to consummate the Merger as contemplated herein and whenever prior to the Effective Time this Agreement requires MergerSub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause MergerSub to take such action.

Article 10
Miscellaneous

        10.1    Confidentiality

        Pending Closing and following termination of this Agreement for any reason, the agreement executed by the Parties on December 14, 2000, as amended, concerning confidentiality shall remain in full force and effect.

        10.2    Notices

        All Notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile transmission, as follows:

    (a) if to Company, to:

Scherer Healthcare, Inc. 120 Interstate North Parkway, S.E. Suite 305 Atlanta, Georgia 30339
Attention:	Mr. Robert P. Scherer, Jr. President and CEO
Facsimile:	(847) 367-9462

    with a copy to:

Latham & Watkins 233 South Wacker Drive Suite 5800 Chicago, Illinois 60606
Attention:	Mark D. Gerstein, Esq.
Facsimile:	(312) 993-9767

    (b) if to Parent and MergerSub, to:

Stericycle, Inc. 28161 North Keith Drive Lake Forest, Illinois 60045
Attention:	Mr. Mark C. Miller President and CEO
Facsimile:	(847) 367-9462

    with a copy to:

Johnson and Colmar 300 South Wacker Drive Suite 1000 Chicago, Illinois 60606
Attention:	Craig P. Colmar, Esq.
Facsimile:	(312) 922-1980

All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. All notices sent by facsimile transmission shall be considered to have been given when transmitted with confirmation that transmission was made, so long as a copy was also sent on the same day in either of the manners provided in the sentence immediately preceding this sentence. A Party may change its or their address or facsimile number for purposes of this Agreement by Notice in accordance with this Section 10.2.

        10.3    Entire Agreement

        This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (together with the Schedules and the Parties' Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter; provided, that the confidentiality agreement described in Section 10.1 shall not be integrated with this Agreement. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

        10.4    Assignment

        No Party may assign any of its rights under this Agreement without the prior written consent of the other Party or Parties.

        10.5    No Third Party Beneficiaries

        Except for Section 9.1 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement and this Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

        10.6    Severability

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

        10.7    Captions

        The captions of articles and sections of this Agreement are for convenience only and shall not affect this the construction or interpretation of this Agreement.

        10.8    Construction

        All references in this Agreement to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        10.9    Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

        10.10    Governing Law; Jurisdiction; Waiver of Jury Trial

          (a)  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of law principles.

          (b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

          (d)  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

        10.11    Binding Effect

        This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective successors and permitted assigns.

        In witness, the Parties have executed this Agreement.

Stericycle, Inc.
By:	/s/ MARK C. MILLER
Name:	Mark C. Miller
Title:	President/CEO
Sharps Acquisition Corporation
By:	/s/ MARK C. MILLER
Name:	Mark C. Miller
Title:	President/CEO
Scherer Healthcare, Inc.
By:	/s/ DONALD P. ZIMA
Name:	Donald P. Zima
Title:	VP and CFO

Annex I

Definitions

        Acquisition Proposal means an inquiry, offer or proposal (other than the Proposed Transaction) regarding any of the following matters:

          (a)  an investment in the Company representing more than twenty-five percent (25%) of the Company's capital stock or a purchase from the Company of more than twenty-five percent (25%) of the shares of its capital stock or any debt securities convertible into or exchangeable for more than twenty-five percent (25%) of the shares of its capital stock;

          (b)  a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving all of the Company's equity interests or all Company Common Stock;

          (c)  the sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the Company's assets in a single transaction or a series of related transactions;

          (d)  a tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding shares of the Company's capital stock or the filing of a registration statement under the Securities Act of 1933 in connection with such a tender offer or exchange offer;

          (e)  purchase of more than twenty-five percent (25%) of the Company's capital stock directly or indirectly owned or controlled by Company's largest Stockholder as of the date of this Agreement; or

          (f)    any public announcement of a proposal, plan or intention to do, or any agreement to engage in, any of the matters described in the preceding clauses (a), (b), (c), (d) and (e).

        Agreement is defined in the preamble to this

        Authorized Officer means a corporate officer of a corporation who is duly authorized to perform the specified action.

        Board of Directors means the board of directors of a corporation.

        Books and Records means books, records, ledgers, files, documents, correspondence, lists, reports, creative materials, advertising and promotional materials and other printed or written materials.

        Business means Company's business of managing medical waste and distributing health-care products.

        Certificate of Merger is defined in Section 2.3(a).

        Cleanup Liability means any Liability under any Environmental Law for corrective action, including any investigation, cleanup, removal, containment or other remedial or response action or activity of the type covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

        Closing is defined in Section 2.2.

        Closing Date is defined in Section 2.2.

        Closing Documents means, in respect of a Party, the documents, instruments and agreements that it is required to deliver or enter into at Closing pursuant to the terms of this Agreement.

        Common Stock Merger Consideration means, in respect of a share of Company Common Stock, Eight Dollars and Fifty-seven Cents ($8.57).

        Company means Scherer Healthcare, Inc., a Delaware corporation.

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        Company Closing Conditions is defined in Section 6.2.

        Company Common Stock means Company's common stock, par value $.01 per share.

        Company Disclosure Schedule is defined in Article 3.

        Company Preferred Stock means Company's preferred stock, par value $.01 per share, designated as Series A Cumulative Convertible Preferred Stock.

        Company SEC Reports is defined in Section 3.7.

        Company Shares means shares of Company Preferred Stock or Company Common Stock, or both.

        Company Stock Certificate is defined in Section 2.5(b).

        Company Stock Option means an option to purchase shares of Company Common Stock.

        Consent means any approval, consent, ratification, waiver or other authorization (including any Permit).

        Contract means any legally binding contract, agreement, obligation, promise or undertaking (whether written or oral, and whether express or implied).

        Copyrights means all copyrights and copyrightable works, and all applications, registrations and renewals in the United States Copyright Office therefor.

        Costs is defined in Section 9.1.

        Covered Parties is defined in Section 9.1.

        Customer Contract means a Contract with a customer relating to the collection, transportation, treatment or disposal of regulated medical waste, including sharps and sharps containers.

        Default means, in respect of a Contract, a breach or violation of or default under the Contract, or the occurrence of an event which with notice or the passage of time (or both) would constitute a breach, violation or default or permit termination, modification or acceleration of the Contract.

        DGCL means the General Corporation Law of the State of Delaware, as amended.

        Dissenting Share means a Company Share which is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder of Company who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who has complied with all of the relevant provisions of Section 262 of the DGCL.

        Dissenting Stockholder means a Stockholder who holds a Dissenting Share.

        Effective Time is defined in Section 2.4(a).

        Employee Benefit Plan means (i) an "employee pension plan" as defined in § 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in § 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Law, a written agreement or other instrument, or custom or informal understanding.

        Environmental Laws means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and Resource Conservation and Recovery Act of 1976, and all other applicable Laws relating to or imposing Liability or standards of conduct for the use, handling, generation, manufacturing, distribution, processing, collection, transportation, transfer, storage, treatment, disposal, clean-up, or Release of Hazardous Materials.

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        Environmental Liability means any Cleanup Liability or any other Liability under any Environmental Law or Occupational Safety and Health Law, including any Liability arising from a Release of Hazardous Materials at, on, in or under any Facility or other Real Property.

        Equipment means machinery, equipment, spare parts, furniture, fixtures and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business (but not including Inventories or Leasehold Improvements).

        Equipment Lease means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations issued by the Internal Revenue Service and Department of Labor.

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated by the SEC.

        Exchange Fund means cash that Parent deposits with the Paying Agent pursuant to Section 2.5(a).

        Expenses means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, in the case of Company, the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of stockholder proxies.

        Extension Conditions is defined in Section 8.1(b).

        Facility means any office, manufacturing facility, warehouse or other location or site that any Target Company currently leases, operates, occupies or uses, or that it formerly leased, operated, occupied or used, in the conduct of the Business.

        Facility Lease means a lease of or other right to operate, occupy or use a Facility that any Company currently leases, operates, occupies or uses in connection with the conduct of the Business.

        Former Facility Lease means a lease of a Facility that any Company or any predecessor-in-interest of the Company formerly leased in connection with the conduct of the Business, which term ended after December 31, 1996.

        GAAP means United States generally accepted accounting principles.

        Governmental Authority means (i) any federal, state, provincial, local, municipal, foreign or other government and (ii) any governmental or quasi-governmental body of any kind (including any administrative or regulatory agency, department, branch, commission or other entity).

        Hazardous Materials means any waste or other substance of any kind that is listed, defined, designated or classified under any Law or Order as hazardous, radioactive or toxic.

        Internal Revenue Code means the U.S. Internal Revenue Code of 1986, as amended.

        Intellectual Property means Patents, Marks, Copyrights and Proprietary Information owned or used by the Target Companies in their operations as of the date of this Agreement.

        June 30 Balance Sheet means the Company's unaudited condensed consolidated balance sheet as of June 30, 2002 included in Company's Form 10-Q for the quarter ended June 30, 2002.

        Knowledge means, in respect of Company or Parent, the actual knowledge of Robert P. Scherer, Jr., Donald P. Zima, William Sweeney and Tim Burns, in the case of the Company or Mark C. Miller,

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Richard T. Kogler, Frank J.M. ten Brink and Anthony J. Tomasello, in the case of Parent, of a particular fact or other specified matter.

        Law means any law, ordinance, code, regulation, rule of any Governmental Authority.

        Leasehold Improvements means depreciable or amortizable improvements made by (or on behalf of) the tenant under a Facility Lease which belong to the tenant and not to the landlord.

        Letter of Transmittal is defined in Section 2.5(b).

        Liability means any liability or obligation, whether or not known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

        Lien means any lien, security interest, claim, community property interest, equitable interest, option, pledge, right of first refusal or other encumbrance.

        Marks means trade marks, service marks, brand names and logos and federal and state applications, registrations and renewals therefor.

        Material Adverse Effect means:

          (a)  when used in respect of Company or in respect of a representation and warranty by Company, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Company and the Subsidiaries taken as a whole or on the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that with respect to the Target Companies the term Material Adverse Effect shall not include (i) any change, circumstance, event or effect that relates to or results primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or (ii) changes in general economic conditions, financial markets (including fluctuations in the price of shares of Company Shares or shares of capital stock of Parent) or conditions generally affecting the medical waste management, health-care product distribution or related industries; and

          (b)  when used in respect of Parent or in respect of a representation and warranty by Parent and MergerSub, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and MergerSub to consummate the transactions contemplated by this Agreement.

        Material Contract means a Contract listed by the Company in the Company Disclosure Schedule or of a type described in clause (10) of Item 601 of Regulation S-K of the Securities Act.

        Merger is defined in Section 2.1.

        Merger Consideration is defined in Section 2.4(c).

        MergerSub means Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent.

        Notice means any written notice, demand, charge or complaint from any Person.

        Occupational Safety and Health Laws means the Occupational Safety and Health Act of 1970, as amended, and all other applicable Laws and Orders intended to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

        Officer's Certificate means a certificate signed by an Authorized Officer whose responsibilities extend to the subject matter of the certificate.

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        Order means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation or injunction entered or issued by any court, Governmental Authority or arbitrator.

        Ordinary Course of Business means, in respect of a Party, an action taken by it which is consistent with its past practices and is taken in the ordinary course of the normal day-to-day operations.

        Organizational Documents means the certificate or articles of incorporation and by-laws of a corporation, each as amended to date.

        Outside Date means February 28, 2003.

        Parent means Stericycle, Inc., a Delaware corporation.

        Parent Closing Conditions is defined in Section 6.1.

        Parent Disclosure Schedule is defined in Article 4.

        Parent Permits is defined in Section 4.12.

        Parent SEC Reports is defined in Section 4.6.

        Party means both Parent and MergerSub (or either one of them, as the context requires) or Company, and Parties means all of them.

        Patents means patents and patent applications and related United States Patent and Trademark Office reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations therefor.

        Paying Agent is defined in Section 2.5(a).

        Permit means any approval, consent, license, permit, registration, certificate, waiver, confirmation or other authorization issued, granted or otherwise made available by any Governmental Authority including but not limited to all pre-market notifications, pre-market approvals and findings of substantial equivalence filed with or issued by the United States Food and Drug Administration.

        Permitted Lien means (i) any Lien for Taxes that are not yet due and payable, (ii) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's, lessor's or similar statutory Lien incidental to the Ordinary Course of Business or (iii) any Lien the existence of which is not reasonably likely to have a Material Adverse Effect.

        Person means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Authority.

        Preferred Stock Merger Consideration means, in respect of a share of Company Preferred Stock, One Hundred Dollars ($100.00) together with an amount equal to the cumulative dividends, if any, accrued and unpaid on such share to the Effective Time.

        Proprietary Information means trade secrets and proprietary or confidential business information, including: (i) ideas, formulas, discoveries and inventions (whether patentable or unpatentable, and whether or not reduced to practice), (ii) know-how, and (iii) computer source codes, programs, software and documentation (other than those that are commercially available).

        Proxy Statement is defined in Section 5.3(a).

        Real Property means land or an interest in land (other than an interest in a Facility Lease).

        Release means a spill, leak, emission, discharge, deposit, dumping or other release into the environment, whether intentional or unintentional.

        Required Regulatory Approvals means all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental

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Authority which, if not obtained in connection with the consummation of the transactions contemplated hereby, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated hereby.

        SEC means the Securities and Exchange Commission.

        Securities Act means the Securities Act of 1933, as amended, and the related rules and regulations promulgated by the SEC.

        Special Committee is defined in the third recital at the beginning of this Agreement.

        Stockholder means a Person who is the owner of record of one or more Company Shares as of Closing.

        Stockholder Approval means the adoption of this Agreement by the affirmative approval of the holders of a majority of the outstanding shares of Company Common Stock as of the record date fixed for such action.

        Stockholders Meeting is defined in Section 5.3.

        Subsidiary means BioWaste Systems, Inc., a Georgia corporation, Medical Waste Systems, Inc., a Delaware corporation, Scherer Laboratories, Inc., a Texas corporation, ASH Enterprises, Inc., a Georgia corporation, Biofor, Inc., a Georgia corporation, Bio-Waste Management Corporation, a New York corporation, or Scherer Management Company, a Georgia corporation, and Subsidiaries means all of them.

        Suit means any action, suit, proceeding or arbitration (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Authority or arbitrator.

        Superior Company Proposal means any proposal made by a third party to acquire more than 50% of the voting power of the equity securities or more than 50% of the assets of Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of Company's board of directors (or a committee delegated with authority to make such determination) determines in its good faith judgment to be more favorable from a financial point of view to Company Stockholders than the transactions contemplated by this Agreement (after consultation with Company's financial advisor), after considering, among other things, (i) the likelihood and timing of consummation of the proposed transaction and (ii) any amendments or modifications of this Agreement that Parent has offered or proposed at the time of determination.

        Surviving Corporation is defined in Section 2.1.

        Takeover Statutes is defined in Section 3.25.

        Target Company means Company or any Subsidiary, and Target Companies means Company and all Subsidiaries.

        Tax means any federal, state, provincial, local, municipal or foreign tax, charge, fee, levy, or similar assessment or liability, imposed by any Governmental Authority, including without limitation, income, franchise, gross receipts, capital stock, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, estimated or other tax (including any related interest, fines, penalties and additions), and any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax reimbursement agreement, or any similar agreement.

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        Tax Return means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

        Threatened means, in respect of a Suit, that Parent (in respect of a Notice to Parent) or Company (in respect of Notice to a Target Company) has Knowledge that Notice has been given that the Suit will be, or is likely to be, initiated in the foreseeable future.

        Voting Agreement means that certain Voting Agreement dated as of the date hereof, by and among Parent, MergerSub and Robert P. Scherer, Jr.

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Exhibit A

Form of
Amended and Restated
Certificate of Incorporation
of
Scherer Healthcare, Inc.

        Scherer Healthcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies as follows:

        The Corporation (f/k/a Alo-Scherer Healthcare, Inc.) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 18, 1981. The Corporation was the surviving corporation in the merger effected by the filing of the Certificate of Merger filed by the Corporation on February 18, 1982. The Corporation filed a Certificate of Amendment on August 19, 2002. The Corporation was the surviving corporation in the merger effected by the filing of the Certificate of Merger filed by the Corporation on [date], 2002. The Corporation has filed this Amended and Restated Certificate of Incorporation in order to integrate and further amend its Certificate of Incorporation as currently in effect.

        This Amended and Restated Certificate of Incorporation was duly proposed by the Corporation's board of directors and adopted by the Corporation's stockholders in the manner and by the vote prescribed by sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

        The Corporation's Certificate of Incorporation, as currently in effect, is amended and restated to read as follows:

Article 1
Name

        The name of the Corporation is Scherer Healthcare, Inc.

Article 2
Registered Office and Registered Agent

        The address of the Corporation's registered office in the State of Delaware is                        . The name of the Corporation's registered agent at this address is Corporation Service Company.

Article 3
Purpose

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article 4
Capital Stock

        The Corporation is authorized to issue 1,000 shares of stock of one class, designated as common stock, having a par value of $.01 per share.

Article 5
Duration

        The Corporation shall have perpetual existence.

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Article 6
Bylaws

        The Corporation's board of directors is authorized to adopt, amend or repeal the Corporation's bylaws.

Article 7
Number of Directors

        The number of directors shall be fixed by, or determined in the manner specified in, the Corporation's bylaws.

Article 8
Business Combinations with Interested Stockholders

        The Corporation elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

Article 9
Limitation on Directors' Liability

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for: (i) a breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) an act or omission which was not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) liability under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends or the unlawful purchase or redemption of stock; or (iv) any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, the liability of a director of the Corporation shall be further limited or eliminated to the fullest extent permitted by the amendment.

        No circumscribing amendment or repeal of this Article 9 shall apply to or have any effect on the personal liability or alleged liability of any director of the Corporation for or in respect of acts or omissions occurring prior to the amendment or repeal.

Article 11
Amendments

        The Corporation reserves the right to amend or repeal any provisions of this Amended and Restated Certificate of Incorporation, and add any new provisions, in the manner now or in the future prescribed by the Delaware General Corporation Law, and all rights conferred upon the Corporation's stockholders by this Amended and Restated Certificate of Incorporation are subject to this reservation.

        In witness, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [office and name], and attested to by its [office and name], on [date]. Their signatures

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below constitute their respective affirmations and acknowledgements, under penalties of perjury, that this instrument is the Corporation's act and deed and that the facts stated in this instrument are true.

Scherer Healthcare, Inc.
By
Name:
Title:
Attest:

Name:
Title:

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ANNEX B

Voting Agreement

        This Agreement is entered into as of October 19, 2002 by Stericycle, Inc., a Delaware corporation ("Parent"), Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MergerSub"), and Robert P. Scherer, Jr., a Georgia resident ("Stockholder").

Background:

        A.    Stockholder is a significant stockholder of Scherer Healthcare, Inc., a Delaware corporation ("Company"). He directly owns 493,983 shares of Company Common Stock, par value $0.01 per share (the "Direct Shares"), and is the sole stockholder, director and officer of RPS Investments, Inc. ("Holding Company"), which owns 1,224,235.5 shares of Company Common Stock (the "Indirect Shares").

        B.    In addition, Stockholder is the sole trustee of a voting trust for the benefit of his adult children (the "Voting Trust"), which was established under that certain Voting Trust Agreement, dated February 23, 1997, by and among Robert P. Scherer, III, Lesley E. Scherer Reeves, Stephen M. Scherer and Mark C. Scherer and which owns 562,739.5 shares of Company Common Stock (the "Voting Trust Shares"). Stockholder is also a co-trustee, with shared voting power, of a trust (the "Irrevocable Trust"), which owns 340,212 shares of Company Common Stock (the "Irrevocable Trust Shares").

        C.    The Direct Shares, the Indirect Shares, the Voting Trust Shares and the Irrevocable Trust Shares together represent approximately 60% of the 4,390,264 shares of Company Common Stock issued and outstanding as of the date of this Agreement.

        D.    Concurrently with the execution of this Agreement, Parent, MergerSub and Company have entered into an Agreement and Plan of Merger, dated October 19, 2002 (the "Merger Agreement"), pursuant to which Parent will acquire all of Company's outstanding capital stock for cash through a merger of Company with MergerSub (the "Merger").

        E.    Company's board of directors, based upon the unanimous recommendation of a special committee of its board of directors, has resolved to recommend that Company's stockholders of Company approve the Merger Agreement and the consummation of the Merger.

        F.    Parent and MergerSub would not have entered into the Merger Agreement without the voting and other assurances provided by Stockholder in this Agreement.

        Now, therefore, in consideration of their mutual promises, and intending to be legally bound, the parties agree as follows:

        1.    Definitions

        Capitalized terms used in this Agreement (including the preceding background paragraphs) without being defined have the same meanings that they have in the Merger Agreement.

        2.    Voting

        During the term of this Agreement, Stockholder shall vote all of the Direct Shares, Indirect Shares and Voting Trust Shares in favor of the Merger Agreement and the Merger at the Stockholders Meeting and at any adjournment of the Stockholders Meeting.

        During the term of this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee, Stockholder shall recommend voting in favor of the Merger Agreement and the Merger in deliberations with his co-trustee regarding the manner in which the Irrevocable Trust Shares are to be voted, with a view to causing the Irrevocable

Trust Shares to be voted in favor of the Merger Agreement and the Merger at the Stockholders Meeting and at any adjournment of the Stockholders Meeting.

        During the term of this Agreement, Stockholder shall not:

          (a)  enter into any voting agreement, or give any Person a proxy or power of attorney violative with Stockholder's obligations under this Agreement, in respect of the Direct Shares or the Voting Trust Shares, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee;

          (b)  permit the Holding Company to enter into any voting agreement, or give any Person a proxy or power of attorney violative with Stockholder's obligations under this Agreement, in respect of the Indirect Shares; or

          (c)  agree or consent to have any of the Irrevocable Trust Shares become subject to a voting agreement or a proxy or power of attorney violative with Stockholder's obligations under this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee.

        3.    Transfers

        During the term of this Agreement, Stockholder shall not sell, transfer or otherwise encumber ("Transfer") ownership or control of any of the Direct Shares, or permit the Holding Company to Transfer ownership or control of any of the Indirect Shares, otherwise than in accordance with the terms of the Merger, unless Stockholder first provides Notice to Parent and MergerSub of the proposed Transfer and delivers to Parent and MergerSub, prior to or concurrently with the proposed Transfer and in form acceptable to Parent and MergerSub, the written agreement of the proposed transferee to be bound by the terms of this Agreement in respect of the Direct or Indirect Shares transferred.

        During the term of this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee, if the Voting Trust authorizes Stockholder, as the sole trustee, to Transfer Voting Trust Shares, Stockholder shall not exercise this authority, otherwise than in accordance with the terms of the Merger, unless Stockholder first provides Notice to Parent and MergerSub of the proposed Transfer and delivers to Parent and MergerSub, prior to or concurrently with the proposed Transfer and in form acceptable to Parent and MergerSub, the written agreement of the proposed transferee to be bound by the terms of this Agreement in respect of the Voting Trust Shares transferred.

        During the term of this Agreement, but subject in all cases to any fiduciary or similar duties, obligations or laws relating to Stockholder's status as a trustee, Stockholder shall not propose to his co-trustee a Transfer of any of the Trust Shares otherwise than in accordance with the terms of the Merger, and shall oppose the Transfer of any of the Trust Shares in deliberations with his co-Trustee regarding any Transfer proposed by the co-trustee otherwise than in accordance with the terms of the Merger.

        4.    Term

        This Agreement shall terminate on the first of the following times or events to occur:

          (a)  the Effective Time;

          (b)  the termination of the Merger Agreement pursuant to Sections 8.1, 8.2 or 8.3 of the Merger Agreement;

          (c)  if the Merger Agreement becomes terminable pursuant to Section 8.2(a) or 8.3(a);

          (d)  if (i) Parent or MergerSub has breached a material representation, warranty or obligation under the Merger Agreement or upon the failure of any Company Closing Condition and (ii) Company's board of directors or the Special Committee withdraws or materially and adversely to Parent modifies its approval of the Merger Agreement and the Merger or its recommendation to the Stockholders;

          (e)  solely with respect to the Voting Trust Shares, upon the termination of the Voting Trust pursuant to its terms; or

          (f)    solely with respect to the Irrevocable Trust Shares, upon the termination of the Irrevocable Trust pursuant to its terms.

        Upon the termination of this Agreement, all of Stockholder's obligations under this Agreement shall terminate.

        5.    Specific Performance

        If for any reason Stockholder fails to perform any of his obligations under this Agreement, Parent and MergerSub shall be entitled, as their sole remedy for Stockholder's failure, to specific performance and injunctive relief.

        6.    Notices

        All notices and other communications under this Agreement ("Notices") shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile transmission, as follows:

    (a) if to Stockholder, to:

Robert P. Scherer, Jr. 4403 Northside Parkway, Suite 1103 Atlanta, Georgia 30327

    with a copy to counsel, if designated by Stockholder

    (b) if to Parent and MergerSub, to:

Stericycle, Inc. 21861 North Keith Drive Lake Forest, Illinois 60045
Attention:	Mr. Mark C. Miller
Facsimile:	(847) 367-9462

    with a copy to counsel to:

Johnson and Colmar 300 South Wacker Drive, Suite 1000 Chicago, Illinois 60606
Attention:	Craig P. Colmar. Esq.
Facsimile:	(312) 922-9283

        All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. All notices sent by facsimile transmission shall be considered to have been given when transmitted with confirmation that transmission was made, so long as a copy was also sent on the same day in either of the manners provided in the sentence immediately preceding this sentence. A party may change its or his address or facsimile number for purposes of this Agreement by Notice in accordance with this Paragraph 6.

        7.    Construction

        As the context requires:

          (a)  the term "Direct Shares" includes all shares of Company Common Stock that Stockholder may acquire after the date of this Agreement;

          (b)  the term "Indirect Shares" includes all shares of Company Common Stock that Holding Company may acquire after the date of this Agreement;

          (c)  the term "Voting Trust Shares" includes all shares of Company Common Stock that the Voting Trust may acquire after the date of this Agreement; and

          (d)  the term "Irrevocable Trust Shares" includes all shares of Company Common Stock that the Irrevocable Trust may acquire after the date of this Agreement.

        8.    No Ownership Rights

        Nothing in this Voting Agreement shall be considered to vest in Parent or MergerSub any direct or indirect ownership or incidence of ownership of any of the Direct Shares, Indirect Shares, Voting Trust Shares or Irrevocable Trust Shares.

        9.    Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

        10.    Governing Law; Jurisdiction

        This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of law principles.

        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        11.    Binding Effect

        This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.

        12.    Irrevocable Proxy

        Stockholder, for consideration received, hereby appoints Mark C. Miller and Frank J.M. ten Brink and each of them as his proxies, with full power of substitution in each of them, to cast on his behalf all votes entitled to be cast by Stockholder with respect to the Direct Shares, the Indirect Shares, the Voting Trust Shares and the Irrevocable Trust Shares (subject in all cases to any fiduciary or similar duties, obligations, limitations or laws relating to Stockholder's status as a trustee with respect to the Voting Trust Shares and the Irrevocable Trust Shares) at the Stockholders Meeting and at any adjournment thereof "FOR" approval and adoption of the Merger Agreement and the Merger. This proxy is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms.

        In witness, the parties hereto have executed this Agreement.

Stericycle, Inc.
By:	/s/ MARK C. MILLER
Name:	Mark C. Miller
Title:	President/CEO
Sharps Acquisition Corporation
By:	/s/ MARK C. MILLER
Name:	Mark C. Miller
Title:	President/CEO
/s/ ROBERT P. SCHERER, JR. Robert P. Scherer, Jr.

ANNEX C

October 19, 2002

Special Committee of the Board of Directors
Scherer Healthcare, Inc.
120 Interstate North Parkway, S.E.
Suite 305
Atlanta, GA 30339

Gentlemen:

We understand that Scherer Healthcare, Inc., a Delaware corporation, ("Scherer" or the "Company") has entered into a Plan of Merger ("Agreement"), with Stericycle, Inc., a Delaware corporation, ("Stericycle" or "Parent") and wholly owned subsidiary of Parent ("MergerSub"). The Agreement contemplates a transaction in which Parent will acquire all of the outstanding capital stock of the Company for cash through a reverse merger of MergerSub with and into the Company (the "Merger"). The consideration to be paid for each share of the Company's common stock (the "Common Stock") in the Merger is $8.57 in cash, together with $8.57 in cash for each option share, and the consideration to be paid for each share of the Company's Preferred Series A Stock (the "Preferred Stock") is $100.00, together with an amount equal to cumulative dividends, if any, accrued and unpaid on such shares through the closing date. The Company had 4,390,264 shares of Common Stock, 245,692 options shares (net after cashless exercise) and 17,666 shares of Preferred Stock issued and outstanding as of September 30, 2002. Such transaction and all related transactions are referred to collectively herein as the "Transaction." The Board of Directors has formed a special committee (the "Committee") to consider the Transaction and alternatives thereto.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's annual reports to shareholders on Form 10-K for the fiscal years ended 1999, 2000, 2001 and quarterly reports on Form 10-Q for the quarters ended June 30, 2002, as well as an unaudited consolidated balance sheet for the Company as of September 30, 2002, which as of this Opinion, the Company's management has identified as being the most current financial statements available;

  2.
  reviewed copies of the following agreements:

    •
    Draft Agreement and Plan of Merger dated October 16, 2002;

    •
    Certificate of Designation of Preferred Stock Designated "Series A Cumulative Convertible Preferred Stock";

    •
    Draft Voting Agreement dated October 7, 2002;
  3.
  reviewed the Notice of Annual Meeting and Proxy Statement, dated September 18, 2002;

  4.
  conversed with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's independent accounting firm, investment bankers and counsel to discuss certain matters;

C-1

  5.
  reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended March 31, 2003 through 2007;

  6.
  reviewed the historical market prices and trading volume for the Company's publicly traded securities;

  7.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

  8.
  reviewed drafts of certain documents to be delivered at the signing or closing of the Transaction including a Non-compete Agreement and a Consulting Agreement to be entered into by Robert P. Scherer, Jr.; and

  9.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the holders of the Common Stock in the Merger is fair to such holders from a financial point of view.

/s/  HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

              (i)  each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

            (ii)  the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

Noncompetition Agreement

        This Agreement is entered into as of October 19, 2002 by Stericycle, Inc., a Delaware corporation ("Parent"), and Robert P. Scherer, Jr., a Georgia resident ("Officer").

Background:

        A.    Concurrently with the execution of this Agreement, Parent, Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MergerSub"), and Scherer Healthcare, Inc., a Delaware corporation ("Company"), have entered into an agreement and plan of merger (the "Merger Agreement").

        B.    The Merger Agreement contemplates a transaction (the "Merger") in which Parent will acquire all of Company's outstanding capital stock for cash through a reverse merger of MergerSub with and into Company.

        C.    Officer has been chairman of the board of directors of Company and Company's chief executive officer since February 1995, its president since May 1998 and a director since 1977. He is also a principal stockholder of Company.

        D.    In view of Officer's knowledge, experience, judgment and access to substantial financial resources, Parent wants assurances that Officer will not directly or indirectly compete with Parent following consummation of the Merger. Officer is willing to provide these assurances on the following terms.

        Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

        1.    Definitions

        Certain capitalized terms used in this Agreement are defined either in this Agreement or in the attached Exhibit A. Any capitalized term used in this Agreement or in Exhibit A without being so defined has the same meaning that it has in the Merger Agreement (which, solely for this purpose, is incorporated in this Agreement by reference).

        2.    Effective Date

          (a)  This Agreement shall not be effective until the Effective Time. At the Effective Time, this Agreement shall become effective automatically, without the necessity of any further action by either Party. (The date on which this Agreement becomes effective is the "Effective Date.")

          (b)  Pending consummation of the Merger, neither Party may unilaterally terminate, revoke, modify or amend this Agreement. This Agreement shall be terminated automatically, without the necessity of any further action by either Party, and without any liability of any kind on the part of either Party, if the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

        3.    Noncompetition Covenant

          (a)  During the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the "Covenant Period"), Officer shall not directly or indirectly do any of the following things, regardless of the Capacity in which Officer is acting (these restrictions on Officer constituting his "Noncompetition Covenant"):

            (1)  accept employment with, engage in, acquire any form of financial interest in, or render compensated or uncompensated advisory or other services to any Competing Business

    (but this restriction shall not apply to Officer's direct or indirect beneficial ownership of not more than 2% of the issued and outstanding stock of any corporation whose stock is available to the general public on a national securities exchange or the Nasdaq National Market System);

            (2)  solicit or attempt to solicit for a Competing Business any customer or account of or with which a Target Company did business at any time during the three-year period ending on the Effective Date; and

            (3)  solicit for employment or hire away any employee of a Target Company, or any employee of Parent or another Parent Subsidiary who is an employee of a Target Company, regardless of whether the employee is full-time, part-time or temporary, or is employed on an "at will" basis or pursuant to a written agreement.

          (b)  The duration of the Covenant Period shall be extended for a period equal to the duration of any period of violation of Officer's Noncompetition Covenant.

          (c)  As provided in Paragraph 5(c), the duration of the Covenant Period may be reduced by any court of competent jurisdiction in which Parent seeks to enforce the Noncompetition Covenant to the maximum period that the court considers reasonable in light of the circumstances in which the Parties entered into this Agreement.

        4.    Payments

          (a)  In consideration of Officer's Noncompetition Covenant, Parent shall pay Officer as follows:

            (1)  Parent will pay $195,000 to Officer on the Effective Date; and

            (2)  Parent will pay $195,000 to Officer on each of the first (1st) through fourth (4th) anniversaries of the Effective Date (or on the last business day preceding the first (1st) through fourth (4th) anniversaries, as the case may be, if any such anniversary date is not a business day).

          (b)  If Parent fails to make any payment described in Paragraph 4(a) (a "Payment") when due, interest shall accrue on the delinquent amount until paid at a fluctuating rate equal at all times to three percent (3%) above the rate of interest that Bank of America, N.A. announces as its prime or equivalent rate of interest (the "Prime Rate").

          (c)  If Parent fails to make any Payment when due, and the default continues for fifteen (15) days after Officer gives Notice of the default to Parent, Officer may accelerate the remaining Payments and declare them to be immediately due and payable, by Notice of acceleration given to Parent. Interest shall accrue on the accelerated amount until paid at a fluctuating rate equal at all times to three percent (3%) above the Prime Rate. Officer's acceleration of the remaining Payments shall not terminate his Noncompetition Covenant.

          (d)  In the event of Officer's death prior to the expiration of the Covenant Period, Parent shall make the remaining Payments, when it would have made them to Officer, to Officer's estate or as Officer may have directed otherwise in the last Notice of directions that Parent received from Officer prior to his death.

          (e)  If there has been a breach by Officer of the Noncompetition Covenant, which is not cured within thirty (30) days after written notice of such breach is given by Parent to Officer, Parent shall not be required to make any Payment to Officer payable to Officer after Officer has violated the Noncompetition Covenant.

          (f)    All amounts payable by Parent to Officer under this Paragraph 4 shall be paid by wire transfers to the bank account designated by Officer in wire transfer instructions delivered to Parent no later than two (2) business days prior to the Effective Date (as Officer may change these instructions by Notice to Parent).

        5.    Enforcement of Noncompetition Covenant

          (a)  The Parties stipulate and agree that any violation by Officer of the Noncompetition Covenant would result in immediate and irreparable injury and harm to Parent unless injunctive relief were granted, and that money damages for the violation would be both difficult to determine and inadequate to compensate Parent for its injury.

          (b)  Officer accordingly agrees that in the event that he violates his Noncompetition Covenant, Parent shall be entitled to obtain a temporary restraining order and a preliminary and permanent injunction to prevent Officer's continued violation, without the necessity of proving actual damages or posting any bond or security. This right to injunctive relief shall be in addition to the right to terminate payments under Paragraph 4(e) and any other remedies to which Parent may be entitled. If Parent prevails in its lawsuit against Officer, Officer shall pay Parent's attorneys' fees and court costs in prosecuting its lawsuit.

          (c)  Officer stipulates and agrees that if the court in which Parent seeks injunctive relief determines that the Noncompetition Covenant is too broad in scope or territorial application to be legally valid and enforceable, or that the duration of the Noncompetition Covenant is too long to be legally valid and enforceable, the scope, area or duration may be reduced to limits that the court considers reasonable and, as so reduced, the restriction may be enforced against Officer.

        6.    Notices

        Each notice or other communication under this Agreement (a "Notice") shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile transmission, as follows:

    (a) if to Parent, to:

Stericycle, Inc. 21861 North Keith Drive Lake Forest, Illinois 60045
Attention:	Mr. Mark C. Miller
Facsimile:	(847) 367-9462

    with a copy to:

Johnson and Colmar 300 South Wacker Drive, Suite 1000 Chicago, Illinois 60606
Attention:	Craig P. Colmar. Esq.
Facsimile:	(312) 922-9283

    (b) if to Officer, to:

Robert P. Scherer, Jr. 4403 Northside Parkway, Suite 1103 Atlanta, Georgia 30327

    with a copy to counsel, if designated by Officer.

        All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. All notices sent by facsimile transmission shall be considered to have been given when transmitted with confirmation that transmission was made, so long as a copy was also sent on the same day in either of the manners provided in the sentence immediately preceding this sentence. A Party may change its or their address or facsimile number for purposes of this Agreement by Notice in accordance with this Paragraph 6.

        7.    Severability

        If any provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction, the provision shall be severed and the other provisions of this Agreement shall remain in full force and effect. Any severed provision of this Agreement shall be judicially modified to the minimum extent necessary in order to render it valid, legal and enforceable while accomplishing the intent of the provision as nearly as may be practicable.

        8.    Governing Law

          (a)  This Agreement shall be governed by the Laws of the State of Illinois, where Parent's principal executive offices are located, without regard to Illinois conflicts of law principles. Officer acknowledges that Parent believes that the Noncompetition Covenant may be more readily enforced under Illinois Law than under Georgia Law; and in order to provide additional assurance to Parent, Officer has agreed, despite Officer's residence in the State of Georgia, to the application of Illinois Law to the interpretation and enforcement of this Agreement.

          (b)  Officer consents to the enforcement of this Agreement in the United States District Court for the Northern District of Illinois, the United States District Court for the Northern District of Georgia, the Circuit Court of Cook County, Illinois, and the Superior Court of Fulton County, Georgia, and consents to the personal jurisdiction of those courts.

        9.    Miscellaneous

          (a)  Each Party has had the opportunity to obtain and has obtained the advice of independent legal counsel prior to entering into this Agreement.

          (b)  This Agreement is the product of negotiation by the Parties, and shall not be construed for or against either Party on the basis of draftsmanship.

          (c)  This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives and successors.

        In witness, the Parties have executed this Agreement.

Stericycle, Inc.
By:	/s/ MARK C. MILLER
Name:	Mark C. Miller
Title:	President/CEO
/s/ ROBERT P. SCHERER, JR. Robert P. Scherer, Jr.

Exhibit A

Definitions

        Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity.

        Capacity means in any capacity, whether as an employee, sole proprietor, partner, joint venturer, limited liability company member, shareholder, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor, consultant or in any other capacity or role.

        Competing Business means a Business that

          (a)  (1) collects, transports, treats or disposes of regulated medical waste, or solicits the collection, transportation, treatment or disposal of regulated medical waste, or

            (2)  provides containment, control, collection and processing services for sharp-edged medical regulated medical waste (or "sharps"), or solicits the provision of containment, control, collection and processing services for sharp-edged regulated medical waste, or

            (3)  provides training and education programs or consulting services relating to activities described in clauses (1) and (2),

            (4)  from or at any location anywhere within a Parent Service Area; or

          (b)  engages in the manufacture, marketing or wholesale distribution anywhere in the United States of over-the-counter healthcare products used for the treatment of colds and coughs, eye and ear irritations and insect bites.

        Party means Parent or Officer, and Parties means both of them.

        Parent Service Area means:

          (a)  the metropolitan New York City area, and

          (b)  any other geographic service area in the United States, Canada or Puerto Rico in which Parent or a Parent Subsidiary (i) collects, transports, treats or disposes of regulated medical waste, or solicits the collection, transportation, treatment or disposal of regulated medical waste, or (ii) provides containment, control, collection and processing services for sharp-edged medical regulated medical waste, or solicits the provision of containment, control, collection and processing services for sharp-edged regulated medical waste, or (iii) provides training and education programs or consulting services relating to activities described in clauses (i) and (ii).

        Parent Subsidiary means a Target Company and any other corporation or other entity in which Parent has a direct or indirect controlling interest.

ANNEX F

Consulting Agreement

        This Agreement is entered into as of October 19, 2002 by Stericycle, Inc., a Delaware corporation ("Parent"), and Robert P. Scherer, Jr., a Georgia resident ("Officer").

Background:

        A.    Concurrently with the execution of this Agreement, Parent, Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MergerSub"), and Scherer Healthcare, Inc., a Delaware corporation ("Company") have entered into an agreement and plan of merger (the "Merger Agreement").

        B.    The Merger Agreement contemplates a transaction (the "Merger") in which Parent will acquire all of Company's outstanding capital stock for cash through a reverse merger of MergerSub with and into Company.

        C.    Officer has been chairman of the board of directors of Company and Company's chief executive officer since February 1995, its president since May 1998 and a director since 1977. He is also a principal stockholder of Company.

        D.    In view of Officer's knowledge, experience and judgment, Parent wants Officer to provide consulting services to Parent following consummation of the Merger to assist Parent in exploiting the business opportunities provided by the Company's proprietary reusable sharps container and handling processes. Officer is willing to provide consulting services on the following terms.

        Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parent and Officer agree as follows:

        1.    Effective Date

          (a)  This Agreement shall not be effective until the Effective Time. At the Effective Time, this Agreement shall become effective automatically, without the necessity of any further action by either Party. (The date on which this Agreement becomes effective is the "Effective Date.")

          (b)  Pending consummation of the Merger, neither Party may unilaterally terminate, revoke, modify or amend this Agreement. This Agreement shall be terminated automatically, without the necessity of any further action by either Party, and without any liability of any kind on the part of either Party, if the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

        2.    Consulting Services

        During the term of this Agreement, Officer shall provide consulting services to Parent at its request, subject to the following conditions and limitations:

          (a)  Officer's consulting services shall relate to the operation and expansion, by the Company, Parent or an affiliate of Parent, of (i) the Company's sharps container business or (ii) the Company's over-the-counter healthcare products business.

          (b)  Officer's consulting services shall be of a nature commensurate with Officer's position and role with the Company immediately prior to the Merger.

          (c)  Parent shall provide at least 72 hours' prior notice of any consulting services to be provided by Officer by telephone and at least 21 days' prior notice of any consulting services to be provided by Officer in person.

          (d)  Officer shall not be required to provide consulting services in person at any location other than Atlanta, Georgia, on more than one occasion per month during the first year of this Agreement or on more than one occasion per calendar quarter during each year of the remaining term of this Agreement.

          (e)  Consulting services provided in person at a location other than Atlanta, Georgia shall be provided at Parent's executive offices in Lake Forest, Illinois, or at any other location mutually agreeable to Parent and Officer. Parent shall reimburse Officer, upon submission of reasonable supporting documentation, for Officer's reasonable travel, lodging and meal expenses incurred in providing consulting services at a location other than Atlanta, Georgia.

          (f)    Officer shall not be required to provide consulting services for more than 100 hours during the first year of this Agreement, for more than 75 hours during the second year of this Agreement, or for more than 50 hours during the each year of the remaining term of this Agreement.

          (g)  Officer's reasonable time away from Atlanta shall be counted as hours of consulting services in the case of consulting services provided in person at a location other than Atlanta, Georgia.

        3.    Consulting Fee

        In consideration of Officer's consulting services to be provided under this Agreement, Parent shall pay Officer a consulting fee of $225,000 on the Effective Date.

        4.    Term

        The term of this Agreement shall be three years, beginning on the Effective Date and ending on the third anniversary of the Effective Date, unless otherwise terminated earlier, as provided below. This Agreement shall automatically terminate and Parent shall have no further obligations hereunder upon the first to occur of (a) Officer's death or (b) Officer's violation of the Non-Competition Agreement, entered into on October 19, 2002 by and between Officer and Parent or (c) Officer's failure to provide consulting services as required under the terms of this Agreement. If this Agreement is terminated before the third anniversary of the Effective Date, Officer shall be required to repay a pro-rata portion of the consulting fee corresponding to the maximum number of hours of service Officer is required to perform under Section 2(f) under this Agreement. (For example, if Officer breaches this Agreement after the first anniversary of the Effective Date, but before the Second Anniversary of the Effective Date, Officer shall be required to repay $125,000 to Parent.) Parent shall have the right to offset any payments otherwise due to Officer under any other agreement by any amounts owed by Officer to Parent by reason of such repayment obligations.

        5.    Relationship

        Officer shall be an independent contractor and not an employee of Parent, and nothing in this Agreement shall be construed to create an employment relationship between Parent and Officer.

        6.    Notices

        Each notice or other communication under this Agreement (a "notice") shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile transmission, as follows:

    (a) if to Parent, to:

Stericycle, Inc. 21861 North Keith Drive Lake Forest, Illinois 60045
Attention:	Mr. Mark C. Miller
Facsimile:	(847) 367-9462

    (b) if to Officer, to:

Robert P. Scherer, Jr. 4403 Northside Parkway, Suite 1103 Atlanta, Georgia 30327

        In this regard:

          (a)  all notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail;

          (b)  all notices sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient; and

          (c)  all notices sent by facsimile transmission shall be considered to have been given when transmitted with confirmation that transmission was made, so long as a copy was also sent on the same day in either manner described in the preceding clauses (a) and (b).

        A party may change its or his address or facsimile number for purposes of this Agreement by notice in accordance with this Paragraph 6.

        7.    Amendment

        This Agreement may be amended only by a written agreement signed by the parties expressly amending this Agreement's terms.

        8.    Counterparts

        This Agreement may be signed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

        9.    Governing Law

        This Agreement shall be governed in accordance with the laws of the State of Illinois.

        10.    Nonassignment

        This is a personal services contract. Officer may not assign this Agreement without Parent's express written consent, which may be withheld for any reason.

        11.    Binding Effect

        This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

        In witness, the Parties have executed this Agreement.

[SIGNATURE PAGE FOLLOWS]

        In witness, the Parties have executed this Agreement.

Stericycle, Inc.
By:	/s/ MARK C. MILLER
Name:	Mark C. Miller
Title:	President/CEO
/s/ ROBERT P. SCHERER, JR. Robert P. Scherer, Jr.

REVOCABLE PROXY

COMMON STOCK
SCHERER HEALTHCARE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Donald P. Zima and Debra Poston, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Scherer Healthcare, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company (the "Special Meeting"), to be held in the Princeton Hall Room at 4403 Northside Parkway, Atlanta, Georgia 30327, on                        , 2003, at 10:00 a.m., local time, and at any and all adjournments and postponements thereof, as indicated on the reverse side hereof with respect to all matters set forth in the Proxy Statement, dated                        , 2002, and all supplements and amendments thereto, and in their discretion upon all matters incident to the conduct of such Special Meeting and all matters presented at the Special Meeting but which are not known to the board of directors of the Company at the time of the solicitation of this proxy. The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned to vote at the Special Meeting or any adjournment or postponement thereof.

        The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Secretary of the Company a duly executed proxy card bearing a later date, or by appearing at the Special Meeting and voting in person. If the undersigned withdraws this proxy in the manner described above and prior to the Special Meeting does not submit a duly executed and later dated proxy card to the Company, the undersigned may vote in person at the Special Meeting all shares of common stock of the Company owned of record by the undersigned as of the record date of November 29, 2002.

Please complete, date and sign on reverse side and mail this proxy card in the enclosed postage-paid envelope.

        Please mark, date, and sign this proxy card on the reverse side exactly as your name(s) appear(s) hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Scherer Healthcare, Inc.

Mark box at right if an address change or comment has been noted on the reverse side of this card.	[ ]
Mark box at right if you plan to attend the Special Meeting.	[ ]
The Board of Directors recommends a vote "FOR" the Proposal listed below.
1.
To approve an agreement and plan of merger, dated October 19, 2002, between Stericycle, Inc., Sharps Acquisition Corporation and Scherer Healthcare, Inc., and the transactions contemplated thereby, including without limitation, the merger of Sharps Acquisition with and into the Company:
☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSAL.

Date: , 20

Please sign exactly as your name or names appear hereon. For more than one owner as shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer, if a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ON                        , 2003. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

QuickLinks

SCHERER HEALTHCARE, INC.
SCHERER HEALTHCARE, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held , 2003
IMPORTANT

PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS To Be Held , 2003
SUMMARY TERM SHEET
QUESTIONS ABOUT THE MERGER
THE SPECIAL MEETING
THE COMPANIES
THE MERGER
THE MERGER AGREEMENT
STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
FORWARD-LOOKING STATEMENTS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A

Agreement and Plan of Merger
Article 1 Definitions
Article 2 The Transaction
Article 3 Representations and Warranties of Company
Article 4 Representations and Warranties of Parent and MergerSub
Article 5 Events Prior to Closing
Article 6 Conditions to Closing
Article 7 Non-Survival of Representations, Warranties and Agreements; No Other Representations and Warranties
Article 8 Termination, Amendment and Waiver
Article 9 Events Following Merger
Article 10 Miscellaneous
Annex I
Definitions
  Exhibit A
Form of Amended and Restated Certificate of Incorporation of Scherer Healthcare, Inc.
Article 1 Name
Article 2 Registered Office and Registered Agent
Article 3 Purpose
Article 4 Capital Stock
Article 5 Duration
Article 6 Bylaws
Article 7 Number of Directors
Article 8 Business Combinations with Interested Stockholders
Article 9 Limitation on Directors' Liability
Article 11 Amendments
  ANNEX B
Voting Agreement
  ANNEX C
  ANNEX D
  ANNEX E
Noncompetition Agreement
Exhibit A
Definitions
  ANNEX F
Consulting Agreement
REVOCABLE PROXY
Scherer Healthcare, Inc.